UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Noble Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On April 26, 2011
PROXY STATEMENT
INTRODUCTION
CORPORATE GOVERNANCE
VOTING SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
PROPOSAL I ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS
PROPOSAL II RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
PROPOSAL III ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL IV ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE
PROPOSAL V APPROVAL OF AMENDMENT AND RESTATEMENT OF 1992 STOCK OPTION AND RESTRICTED STOCK PLAN
SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE COMPENSATION, BENEFITS AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
MATTERS RELATING TO THE INDEPENDENT AUDITOR
STOCKHOLDER PROPOSALS AND OTHER MATTERS

100 Glenborough Drive
Suite 100
Houston, Texas 77067-3610

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 26, 2011

To the Stockholders of
Noble Energy, Inc.:

The annual meeting of stockholders of NOBLE ENERGY, INC., a Delaware corporation (“Company”), will be held on Tuesday, April 26, 2011, at 9:30 a.m., Central Time, at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, for the following purposes:

1.	To elect the nine nominees of the Board of Directors as members of the Board of Directors of the Company to serve until the next annual meeting of the Company’s stockholders;

2.	To ratify the appointment of the independent auditor by the Company’s Audit Committee;

3.	To approve, in a nonbinding advisory vote, the compensation of the Company’s named executive officers;

4.	To determine, in a nonbinding advisory vote, whether a stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years;

5.	To approve the amendment and restatement of the Company’s 1992 Stock Option and Restricted Stock Plan to increase the number of shares of common stock authorized for issuance under the plan from 24,000,000 to 31,000,000 and modify certain plan provisions; and

6.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 8, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of the stockholders will be available for examination at the offices of the Company in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting.

A record of the Company’s activities during 2010 and its financial statements for the fiscal year ended December 31, 2010 are contained in the Company’s 2010 Annual Report on Form 10-K. The Annual Report does not form any part of the material for solicitation of proxies.

All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy card and to return it promptly in the postage-paid return envelope provided, or, alternatively, to vote their proxy by telephone or the internet according to the instructions on the proxy card. If a stockholder who has returned a proxy attends the meeting in person, the stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors of
Noble Energy, Inc.

Arnold J. Johnson
Senior Vice President, General Counsel and Secretary

Houston, Texas
March 22, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2011.

The Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders, Annual Report to Stockholders for the fiscal year ended December 31, 2010 and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are available at https://materials.proxyvote.com/655044.

100 Glenborough Drive
Suite 100
Houston, Texas 77067-3610

PROXY STATEMENT

For Annual Meeting of Stockholders
To Be Held On April 26, 2011

INTRODUCTION

The accompanying proxy, mailed together with this Proxy Statement, is solicited by and on behalf of the Board of Directors (“Board of Directors” or “Board”) of Noble Energy, Inc., a Delaware corporation (“Company”), for use at the annual meeting of stockholders of the Company to be held at 9:30 a.m., Central Time, on Tuesday, April 26, 2011, at The Woodlands Waterway Marriott Hotel & Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas 77380, and at any adjournment or postponement thereof. The approximate date on which this Proxy Statement and the accompanying proxy will first be mailed to our stockholders is March 24, 2011.

Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no directions are given, the shares will be voted in accordance with the recommendations of our Board unless otherwise indicated. Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating the revocation in writing to Arnold J. Johnson, Secretary, Noble Energy, Inc., 100 Glenborough Drive, Suite 100, Houston, Texas 77067-3610, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy will be effective until the notice of revocation or other proxy, as the case may be, has been received by the Company at, or prior to, the meeting.

In order for an item of business proposed by a stockholder to be considered properly brought before the annual meeting of stockholders as an agenda item or to be eligible for inclusion in our proxy statement, our By-laws require that the stockholder give written notice to our Secretary. The notice must specify certain information concerning the stockholder and the item of business proposed to be brought before the meeting. The notice must be received by our Secretary no later than 120 calendar days before the anniversary of the previous year’s annual meeting of stockholders; provided, however, that in the event that (1) no annual meeting was held in the previous year or (2) the date of the annual meeting has changed by more than 30 days from the date of the previous year’s meeting, notice by the stockholder must be received no later than the close of business on the tenth day following the earlier of the day on which notice of the meeting date was mailed or public disclosure of the meeting date was made for such notice to be timely. Accordingly, proper notice of a stockholder proposal for the 2012 annual meeting must be received by us no later than December 28, 2011.

Voting Procedures and Tabulation

Holders of record of our common stock may vote using one of the following three methods:

By Mail:  Stockholders of record may vote by signing, dating and returning the proxy card in the accompanying postage-paid envelope.

By Telephone:  Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions included on the proxy card and through voice prompts received during the call.

By Internet:  By accessing the voting website listed on the proxy card, stockholders of record may vote through the internet in accordance with the instructions included on the proxy card and on the voting website. Stockholders electing to vote through the internet may incur telephone and internet access charges.

Proxies submitted by telephone or the internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the internet should not return their proxy cards by mail.

Stockholders whose shares of our common stock are held in the name of a bank, broker or other holder of record (that is, “street name”) will receive separate instructions from such holder of record regarding the voting of proxies.

We will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

The inspectors will tabulate the number of votes cast for, or withheld from, each matter submitted at the meeting for a stockholder vote. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange (“NYSE”), brokers who hold shares in street name have the discretionary authority to vote on certain “routine” items when they have not received instructions from beneficial owners. For purposes of our 2011 annual meeting, brokers will be prohibited from exercising discretionary authority with respect to all proposals except the ratification of the appointment of our independent auditor. In instances where brokers are prohibited from exercising discretionary authority and no instructions are received from beneficial owners with respect to such item (so-called “broker non-votes”), the shares they hold will have no effect on the vote.

CORPORATE GOVERNANCE

We are committed to integrity, reliability and transparency in our disclosures to the public. To this end, we adhere to corporate governance practices designed to ensure that our business is conducted in the best interest of our stockholders and in compliance with our legal and regulatory obligations, including the listing standards of the NYSE and the rules and regulations of the Securities and Exchange Commission (“SEC”). We monitor developments in the area of corporate governance.

Recent Corporate Governance Initiatives

On January 25, 2011, our Board adopted stock ownership guidelines for our officers and non-employee directors. These guidelines are discussed under “Stock Ownership Guidelines” in our Compensation Discussion and Analysis in this Proxy Statement and are set out in our Corporate Governance Guidelines, which are available on our website, www.nobleenergyinc.com.

Effective February 1, 2011, amendments were made to the change of control arrangements for our named executive officers and other officers and employees of the Company for the purpose of eliminating tax gross-up payment obligations of the Company to those individuals. These amendments are discussed under “Change of Control Arrangements” in our Compensation Discussion and Analysis in this Proxy Statement and described in Form 8-K filed with the SEC on February 4, 2011.

One of our objectives is to promote a culture of corporate social responsibility that respects the rights and safety of individuals, as well as the laws, environments and sustainability of the communities in which we operate. In 2010 we adopted a Corporate Social Responsibility Policy, which is available on our website, www.nobleenergyinc.com, and continued to integrate a number of our ongoing initiatives into a corporate social responsibility program. As an example of one of those initiatives, we participated in the Carbon Disclosure Project by which companies publicly disclose on a voluntary basis certain information pertaining to greenhouse gas emissions. We also expanded the role of our Environment, Health and Safety Committee to include assisting our Board by serving as a forum for the review of Company strategy and initiatives in the area of corporate social responsibility. This expanded role is reflected in the committee’s charter, which is available on our website, www.nobleenergyinc.com.

Director Independence

The standards applied by our Board in affirmatively determining whether a director is “independent” in compliance with the listing standards of the NYSE generally provide that a director is not independent if:

1. the director is, or has been within the last three years, an employee of the Company, or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons-and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) is, or has been within the last three years, an executive officer, of the Company;

2. the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3. (a) the director is a current partner or employee of our internal or external auditor; (b) the director has an immediate family member who is a current partner of that firm; (c) the director has an immediate family member who is a current employee of that firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of that firm and personally worked on our audit during that time;

4. the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee; or

5. the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

In addition to these objective standards, our Board has adopted a general standard, also in compliance with the NYSE listing standards, to the effect that no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company that could interfere with the director’s ability to exercise independent judgment. Our Board exercises appropriate discretion in identifying and evaluating the materiality of any relationships directors may have with us or with parties that conduct business with us.

On February 9, 2011, our Board reviewed our directors’ relationships with the Company (and those of their immediate family members), including information related to transactions, relationships or arrangements between the Company and our directors or parties related to our directors. The following is a description of categories or types of transactions, relationships and arrangements considered by our Board in confirming its determination that these directors are independent:

•	Jeffrey L. Berenson is President and Chief Executive Officer of Berenson & Company, as well as a director and chair of the Compensation Committee of Epoch Holdings Corporation, a holding company that provides investment management and advisory services. Mr. Berenson is a former director of Patina Oil & Gas Corporation (“Patina”), which we acquired by merger in May 2005.

•	Michael A. Cawley is President, Chief Executive Officer and Trustee of The Samuel Roberts Noble Foundation, Inc., to which we paid $17,500 in 2010 for the use of its aircraft. Mr. Cawley received payments totaling approximately $25,775 in 2010 attributable to his interests in certain oil and gas royalties that he purchased from the Company in the 1990s. Mr. Cawley is also a director and member of the Compensation Committee of Noble Corporation, a publicly-traded drilling company with which the Company conducted business in 2010.

•	Edward F. Cox received payments in 2010 totaling approximately $298,222 attributable to his interests in certain oil and gas royalties and interests in two general partnerships that hold royalties and are managed by the Company. Mr. Cox purchased these interests from the Company in the 1980s and 1990s. Mr. Cox also holds the position of chair of The New York Republican State Committee.

•	Thomas J. Edelman is a director of Berenson & Company, as well as managing partner of White Deer Energy LP, an energy private equity fund that owns oil service companies with which the Company conducted business in 2010. Mr. Edelman is the former Chairman and Chief Executive Officer of Patina, which we acquired by merger in May 2005.

•	Eric P. Grubman is Executive Vice President of the National Football League, and assumed the role of the league’s Chief Financial Officer in September 2010.

•	Kirby L. Hedrick is a former Executive Vice President of Phillips Petroleum Company.

•	Scott D. Urban is a former Group Vice President, Upstream for several profit centers at BP and is a partner in Edgewater Energy LLC, an exploration and production consulting and private investment firm. Mr. Urban is also a director and chair of the Compensation Committee, and member of the Nominating and Corporate Governance Committee, of Pioneer Drilling Company.

•	William T. Van Kleef is a director and chair of the Audit Committee of Oil States International, Inc., a publicly-traded company that provides specialty products and services to oil and gas drilling and production companies worldwide and with which the Company conducted business in 2010.

After reviewing these categories or types of transactions, relationships and arrangements, and after applying the NYSE independence standards described above, our Board affirmatively determined that no material relationship existed that would interfere with the ability of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban or Van Kleef to exercise independent judgment and that each is independent for Board membership purposes. Our Board also determined that all members of our Audit Committee, Corporate Governance and Nominating Committee and Compensation, Benefits and Stock Option Committee are independent under the NYSE independence standards and applicable SEC rules.

Leadership Structure

Chairman and Chief Executive Officer

Our Board currently combines the role of chairman of the board with the role of chief executive officer (“CEO”), and maintains a separate empowered lead independent director position to further strengthen our governance structure. Our Board believes this provides an efficient and effective leadership model for the Company. Combining the chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy.

Our Board believes that the Company is strengthened by the chairmanship of Mr. Davidson, who provides strategic, operational and technical expertise, vision and a proven ability to lead the Company to the successes it has experienced. Under Mr. Davidson’s leadership, the Company has continued to reflect solid growth. The Board believes that, under the present circumstances, the interests of the Company and its stockholders are best served by the leadership and direction of Mr. Davidson as Chairman and CEO.

Our Board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

A key responsibility of our CEO and Board is ensuring that an effective process is in place to provide continuity of Company leadership over the long term. Each year, a full review of senior leadership succession is conducted by our Board. During this review, the CEO and the independent directors discuss candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term and forms the basis on which the Company makes ongoing leadership assignments.

Lead Independent Director and Executive Sessions

Our Lead Independent Director, currently Michael A. Cawley, is elected annually by our Board. Our Lead Independent Director serves as a key component of our governance structure, subject to oversight by the independent members of our Board. We have not experienced any problematic governance or management issues resulting from our maintaining separate Chairman and CEO and Lead Independent Director positions. The Lead Independent Director’s responsibilities and authority generally include:

•	approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

•	consulting with the Chairman to establish, and approving, the agenda for each Board meeting;

•	discussing with the Chairman and approving the scope of materials to be delivered to the directors in advance of Board meetings;

•	presiding at all executive sessions of the independent or non-management directors and all other Board meetings at which the Chairman is not present;

•	serving as a liaison between the Chairman and the independent or non-management directors;

•	coordinating the activities of such directors;

•	coordinating the agenda for, and moderating, sessions of the Board’s independent directors and other non-management directors;

•	facilitating communications among the other members of the Board; and

•	consulting with the chairs of the Board committees and soliciting their participation to avoid diluting their authority or responsibilities.

Our Lead Independent Director’s responsibilities and authority are more specifically described in our Corporate Governance Guidelines.

Our non-management directors hold executive sessions without management at regularly scheduled meetings of our Board and at such other times as our Lead Independent Director shall designate. These sessions take place outside the presence of our CEO or any of our other employees. The Lead Independent Director presides at these executive sessions, which allow our non-management directors the opportunity to separately consider management performance and broader matters of strategic significance to us. During 2010, our non-management directors met five times in executive sessions of the Board.

Audit Committee

•	All members of our Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. See “Director Independence” above.

•	Our Board has determined that all members of our Audit Committee are financially literate. Our Board has also determined that William T. Van Kleef possesses accounting or related financial management expertise within the meaning of the listing standards of the NYSE and is an “audit committee financial expert” within the meaning of applicable SEC rules.

•	KPMG LLP, our independent auditor, reports directly to our Audit Committee.

•	Our Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and our independent auditor to receive information concerning, among other things, the integrity of our financial controls and reporting.

•	Our Audit Committee has adopted a Policy on Reporting Concerns and Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee of concerns regarding questionable accounting matters.

Compensation, Benefits and Stock Option Committee

•	All members of our Compensation, Benefits and Stock Option Committee (“Compensation Committee”) have been determined to meet the NYSE standards for independence. See “Director Independence” above. Further, each member of our Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Internal Revenue Code”).

Corporate Governance and Nominating Committee

•	All members of our Corporate Governance and Nominating Committee (“Governance Committee”) have been determined to meet the NYSE standards for independence. See “Director Independence” above.

•	Our Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by our management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should follow the procedures described in this Proxy Statement under the caption “Stockholder Nominees.”

Committee Charters

Each of our Board committees operates under a charter adopted by our Board that governs its duties and conduct. A copy of each charter can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this Proxy Statement to the attention of our Secretary or by calling (281) 872-3100.

Oversight of Risk Management

Our risk management program is overseen by our Board and its committees, with support from our management and external consultants. Our Board and its committees interact in this effort through discussions arising out of committee reports at each regular Board meeting.

Enterprise risk management is a routinely scheduled agenda item for regular Board meetings, with our Chairman consulting with our Lead Independent Director to define the topic and scope of each discussion. A number of other Board processes support our risk management effort, such as those by which our Board reviews and approves our capital budget and certain capital projects, hedging policy, new country entry, significant acquisitions and divestitures, equity and debt offerings and the delegation of authority to our management.

Our Audit Committee plays an important role in risk management by assisting our Board in fulfilling its responsibility to oversee the integrity of our financial statements and our compliance with legal and regulatory requirements. The committee retains, and interacts directly with, our independent auditors of financial statements and oil and gas reserves, and holds periodic reviews with our management to address financial and related disclosures, key legal and regulatory developments and possible enhancements to our Code of Business Conduct and Ethics.

Our Governance Committee’s role in our risk management program includes annually reviewing developments in the area of corporate governance and our Corporate Governance Guidelines in order to recommend appropriate actions to our Board. It also reviews director independence, Board membership and committee assignments and makes adjustments in order to ensure that we have the appropriate director expertise to oversee the Company’s evolving business operations.

Our Environment, Health and Safety (“EH&S”) Committee plays an important role in risk management by assisting our Board in determining whether we have appropriate policies and management systems in place with respect to EH&S matters and monitoring and reviewing compliance with applicable EH&S laws, rules and regulations. This includes periodic reviews of EH&S performance, our annual EH&S audit schedule, key EH&S legal and regulatory developments and trends such as climate change, and Company initiatives in the area of corporate social responsibility.

Our Compensation Committee reviews our proxy statement Compensation Discussion and Analysis and discusses its disclosures with our management. It evaluates our CEO’s performance, considering input from our other independent directors on Company risk management efforts and other criteria. The committee also reviews our compensation program, most recently on October 25, 2010, in an effort to ensure that it remains aligned with our compensation objectives and to address any potential risks that are reasonably likely to have a material adverse effect on the Company. There are several design features of our short- and long-term incentive plans for all employees that reduce the likelihood of excessive risk-taking: the program design provides a balanced mix of cash and equity and short- and long-term incentives; the maximum payout under our short-term incentive plan is capped at 2.5 times the aggregate target bonus pool for all employees; and all of our regular U.S. employees participate in the same short-term incentive plan. Our recent adoption of stock ownership guidelines and elimination of tax gross-up payment obligations from our change of control arrangements also support our risk management effort. See “Recent Corporate Governance Initiatives” above.

Corporate Governance Guidelines

•	We have adopted a set of Corporate Governance Guidelines, including standards for director qualification and director responsibilities. The guidelines can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this Proxy Statement to the attention of our Secretary or by calling (281) 872-3100.

Codes of Business Conduct and Ethics

•	We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees and sets out our policy regarding laws and business conduct, contains other policies relevant to business conduct and sets out a process for reporting violations thereof.

•	We have also adopted a Code of Ethics for Chief Executive and Senior Financial Officers, violations of which are to be reported to our Audit Committee.

•	A copy of these codes can be obtained free of charge from our website, www.nobleenergyinc.com, or by written request to us at the address appearing on the first page of this Proxy Statement to the attention of our Secretary or by calling (281) 872-3100. Amendments to these codes will be promptly posted on our website.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to, or for the benefit of, our directors and executive officers.

Directors Attendance at Annual Meetings of Stockholders

All of our directors are expected to attend each annual meeting of our stockholders. A director who is unable to attend the annual meeting, which it is understood will occur on occasion, is expected to notify the Chairman of the Board in advance of such meeting. Attendance at our annual meeting will be considered by our Governance Committee in assessing each director’s performance. Last year, all of our directors attended our annual meeting of stockholders.

Communication with the Board of Directors

Stockholders and other interested parties may contact any member of our Board, any Board committee or any chair of any such committee by mail, electronically or by calling our independent, toll-free compliance line. To communicate by mail with our Board, any individual director, or any group or committee of directors, correspondence should be addressed to our Board or any individual director or group or committee of directors by either name or title. All correspondence should be sent to Noble Energy, Inc., Attention: Secretary, at 100 Glenborough Drive, Suite 100, Houston, Texas 77067-3610. To communicate with any of our directors electronically, stockholders should go to our website, www.nobleenergyinc.com. Under the heading “Corporate Governance” you will find a link “Contact the Board” that may be used for writing an electronic message to our Board, any individual director, or any group or committee of directors. In addition, stockholders may call our independent, toll-free compliance line listed on our website under the same link.

All stockholder communications properly received will be reviewed by the office of our General Counsel to determine whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the appropriate director or directors.

VOTING SECURITIES

Only holders of record of our common stock, par value $3.33 1/3 per share, at the close of business on March 8, 2011, the record date for our annual meeting, are entitled to notice of, and to vote at, the meeting. A majority of the shares of common stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes on filed proxies and ballots are counted as present for establishing a quorum. On the record date for our annual meeting, there were issued and outstanding 176,276,634 shares of common stock. Each share of common stock is entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following tabulation sets forth, as of March 8, 2011, information with respect to the only persons who were known to us to be beneficial owners of more than five percent of the outstanding shares of our common stock, based on statements filed with the SEC pursuant to Section 13(g) or 13(d) of the Exchange Act.

	Number of Shares
	of Common Stock		Percent
Name and Address of Beneficial Owner	Beneficially Owned		of Class

FMR LLC	16,651,086	(1)	9.5%
82 Devonshire Street
Boston, MA 02109

Capital World Investors	13,134,000	(2)	7.5%
333 South Hope Street
Los Angeles, CA 90071

Blackrock, Inc.	11,332,201	(3)	6.4%
40 East 52nd Street
New York, NY 10022

(1)	Included in the shares of common stock that are beneficially owned by FMR LLC are (a) 16,523,343 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act of 1940 (“Investment Advisers Act”) (which includes 13,283,436 shares held by Fidelity Contrafund, an investment company), (b) 1,969 shares beneficially owned by Strategic Advisors, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under the Investment Advisers Act, and (c) 125,774 shares beneficially owned by Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank as defined under Section 3(a)(6) of the Exchange Act.

(2)	Capital World Investors is deemed to be the beneficial owner of 13,134,000 shares of common stock as a result of CRMC acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Capital World Investors has sole voting power and dispositive power with respect to 13,134,000 shares of common stock.

(3)	Blackrock, Inc. is deemed to be the beneficial owner of 11,332,201 shares of common stock and has sole voting and dispositive power with respect to such shares.

PROPOSAL I

ELECTION OF DIRECTORS

As of the date of this Proxy Statement, our Board consists of nine directors, eight of whom are independent. The business experience of each nominee as well as the qualifications that led our Board to select each nominee for election to the Board is discussed below. All directors are elected annually to serve until the next annual meeting and until their successors are elected.

Directors in uncontested elections will be elected by majority vote of the shares cast at the 2011 annual meeting. A majority of the votes cast means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that director nominee. In contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will be a plurality of votes cast.

In accordance with our Corporate Governance Guidelines, our Board will nominate for election or re-election as a director only candidates who agree to tender, promptly following the annual meeting, irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting and (ii) acceptance by the Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent director fails to receive the required vote for re-election, then, within 90 days following certification of the stockholder vote, our Governance Committee will act to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by our Board, and the Board will act on the Committee’s recommendation. Promptly thereafter, our Board will publicly disclose its decision-making process and decision regarding whether to accept the director’s resignation (or the reason(s) for rejecting the resignation, if applicable).

Any director who tenders a resignation pursuant to this provision of our Corporate Governance Guidelines may not participate in the Governance Committee recommendation or Board action regarding whether to accept his or her resignation. If each member of our Governance Committee fails to receive the required vote in favor of his or her election in the same election, then a majority of the directors who did receive the required vote will appoint a committee of independent directors to consider the resignations and recommend to the Board whether to accept them. However, if three or fewer independent directors receive the required vote for election, all directors may participate in the action regarding whether to accept the resignations.

Our Board expects that all of the nominees will be available to serve as directors as indicated. In the event that any nominee should become unavailable, however, the proxyholders will vote for a nominee or nominees who would be designated by our Board unless the Board chooses to reduce the number of directors serving on our Board.

Company Nominees for Director

Jeffrey L. Berenson — Mr. Berenson, age 60, is President and Chief Executive Officer of Berenson & Company, a private investment banking firm in New York City that he co-founded in 1990. From 1978 until co-founding Berenson & Company, he was with Merrill Lynch’s Mergers and Acquisitions department, becoming head of that department in 1986 and then co-head of its Merchant Banking unit in 1988. Mr. Berenson was appointed to the Board of Directors of Patina Oil & Gas Corporation (“Patina”) in December 2002 and joined our Board upon completion of our merger with Patina on May 16, 2005. He is also a member of the Board of Directors of Epoch Holdings Corporation. Mr. Berenson brings a strong financial and executive management background to our Board as well as important historical perspective on the organization and assets acquired in our Patina merger.

Michael A. Cawley — Mr. Cawley, age 63, has served as President and Chief Executive Officer of The Samuel Roberts Noble Foundation, Inc. (“Foundation”) since February 1, 1992, after serving as Executive Vice President of the Foundation since January 1, 1991. Prior to 1991, Mr. Cawley was the President of Thompson, Cawley, Veazey & Burns, a professional corporation, attorneys at law. Mr. Cawley has served as a trustee of the Foundation since 1988 and is also a director of Noble Corporation. He has served on our Board since 1995 and has been our Lead Independent Director since 2001. Mr. Cawley brings a strong legal and executive management background to our Board, complementary to his role as our Lead Independent Director.

Edward F. Cox — Mr. Cox, age 64, is chair of The New York Republican State Committee (“NYRSC”) and was previously for more than five years a partner in the law firm of Patterson Belknap Webb & Tyler LLP, New York, New York, serving as the chair of the firm’s corporate department and as a member of its management committee. For more than five years he has been chair of the New York League of Conservation Voters Education Fund and, for more than five years prior to his election as NYRSC chair in 2009, was chair of the community college and charter school committees of the Trustees of The State University of New York and of the State University Construction Fund, and was a member of New York’s merit selection constitutional Commission on Judicial Nomination. During the two years leading up to his 2009 election as NYRSC chair, Mr. Cox served as the New York State Chair of Senator John McCain’s presidential campaign. He has served Presidents Nixon, Reagan and

H. W. Bush in the international arena, has been a member of the Council on Foreign Relations since 1993 and serves on the boards of the Foreign Policy Association, the Levin Institute (State University of New York) and the American Ditchley Foundation. He has served on our Board since 1984. Mr. Cox brings a strong legal and foreign relations background to our Board, with experience in corporate governance matters.

Charles D. Davidson — Mr. Davidson, age 61, has served as our Chief Executive Officer since October 2000 and has served as Chairman of our Board since April 2001. In addition, he served as our President from October 2000 through April 2009. Prior to October 2000, he served as President and Chief Executive Officer of Vastar Resources, Inc. (“Vastar”) from March 1997 to September 2000 (Chairman from April 2000) and was a Vastar director from March 1994 to September 2000. From September 1993 to March 1997, he served as a Senior Vice President of Vastar. From 1972 to October 1993, he held various positions with ARCO. Mr. Davidson brings a strong oil and gas operational and executive management background to our Board, having industry experience in domestic and international operations.

Thomas J. Edelman — Mr. Edelman, age 60, founded Patina Oil & Gas Corporation and served as its Chairman and Chief Executive Officer from its formation in 1996 through its merger with Noble Energy, Inc. in 2005. He co-founded Snyder Oil Corporation and was its President from 1981 through 1997. He served as Chairman and Chief Executive Officer and later as Chairman of Range Resources Corporation from 1988 through 2003. From 1980 to 1981, he was with The First Boston Corporation and, from 1975 through 1980 with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman is currently Managing Partner of White Deer Energy LP, an energy private equity fund. He is also President of Lenox Hill Neighborhood House, a Trustee and Chair of the Investment Committee of The Hotchkiss School, a member of the Board of Directors of Georgetown University and a director of Berenson & Company. Mr. Edelman brings a strong financial and executive management background to our Board as well as important historical perspective on the organization and assets acquired in our Patina merger.

Eric P. Grubman — Mr. Grubman, age 53, has served as Executive Vice President of the National Football League since 2004. He was responsible for Finance and Strategic Transactions from 2004 to 2006, has served as the League’s President of Business Ventures from 2006 to present and assumed the role of Chief Financial Officer in September 2010. Mr. Grubman was a private investor from 2001 to 2004, Co-President of Constellation Energy Group, Inc. from 2000 to 2001 and Partner and Co-Head of the Energy Group at Goldman Sachs from 1996 to 2000. He joined our Board on January 27, 2009. Mr. Grubman brings a strong financial and executive management background to our Board, and familiarity with the energy sector through his prior investment banking experience.

Kirby L. Hedrick — Mr. Hedrick, age 58, served as Executive Vice President over upstream operations for Phillips Petroleum Company from 1997 until his retirement in 2000. He joined our Board on August 1, 2002. Mr. Hedrick brings a strong oil and gas operational and executive management background to our Board, having industry experience that includes major international project development.

Scott D. Urban — Mr. Urban, age 57, served in executive management positions at Amoco and its successor, BP, from 1977 to 2005. At the time of his retirement from BP in 2005, he was Group Vice President, Upstream for several profit centers including North America Gas, Alaska, Egypt and Middle East and, before that, Group Vice President, Upstream North Sea. He held various positions at Amoco including, at the time of its merger with BP, Group Vice President, Worldwide Exploration. Mr. Urban is also a partner in Edgewater Energy LLC, an exploration and production consulting and private investment firm, and a member of the Board of Directors of Pioneer Drilling. He joined our Board on October 23, 2007. Mr. Urban brings a strong oil and gas operational and executive management background to our Board, having industry experience that includes major international project development.

William T. Van Kleef — Mr. Van Kleef, age 59, served in executive management positions at Tesoro Corporation (“Tesoro”) from 1993 to 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, Mr. Van Kleef held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. He joined our Board on November 11, 2005. Mr. Van Kleef is also a member of the Board of Directors of Oil States International, Inc.

Mr. Van Kleef brings a strong financial, accounting and executive management background to our Board, as well as experience in the downstream side of our business.

Generally, our By-laws provide that a stockholder must deliver written notice to our Secretary no later than 120 calendar days prior to our annual meeting naming the stockholder’s nominee(s) for director and specifying certain information concerning the stockholder and nominee(s) as described below under the section “Stockholder Nominees.” Accordingly, a stockholder’s nominee(s) for director to be presented at our 2012 annual meeting of stockholders must be received by us no later than December 28, 2011.

Our Board unanimously recommends that stockholders vote “FOR” the election of each of its nine nominees.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Our Board held nine meetings in 2010, consisting of five regular meetings, its annual organizational meeting and three special meetings.

Evaluation of Director Nominees

Our Governance Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to our Board’s oversight of the business and affairs of the Company and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director shall be those people who, after taking into account their skills, expertise, integrity, diversity, character, judgment, age, independence, corporate experience, length of service, potential conflicts of interest and commitments (including, among other things, service on the boards or comparable governing bodies of other public companies, private business companies, charities, civic bodies or similar organizations) and other qualities, are believed to enhance our Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties and to satisfy any independence requirements imposed by law, regulation or listing standards of the NYSE.

In general, nominees for director should have an understanding of the workings of large business organizations such as the Company and senior level executive experience, as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of our Board. In addition, our Governance Committee will examine a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. Our Governance Committee will also seek to have our Board represent a diversity of backgrounds, experience, gender and race.

Our Governance Committee will identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on our Board — for example, retirement as a CEO or CFO of a public company or exiting government or military service or business and civic leaders in the communities in which our facilities are located. Our Governance Committee also, from time to time, will engage firms that specialize in identifying director candidates. Our Governance Committee will also consider candidates recommended by our stockholders.

Once a person has been identified by our Governance Committee as a potential candidate, the committee may collect and review available information regarding the person to assess whether the person should be considered further. If our Governance Committee determines that the person warrants further consideration, the committee Chair or another member of our Governance Committee will contact the individual. Generally, if the person expresses a willingness to be considered and to serve on our Board, our Governance Committee will request information, review the person’s accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. Our Governance Committee’s evaluation process will be the same whether or not a candidate is recommended by a stockholder, although our Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Our Governance Committee annually reviews its long-term plan for Board composition, giving consideration to the foregoing factors. Based on this review in July 2010, the committee concluded that the current Board size and composition continued to be appropriate in light of the Company’s focus and operations.

Stockholder Nominees

Our Governance Committee will consider director nominees of stockholders, provided that such recommendations are made in writing to the attention of our Secretary and generally received not less than 120 days before the anniversary date of the immediately previous year’s annual meeting of stockholders. A stockholder must include the following information with each recommendation for a director nominee:

•	the name and address of the stockholder and evidence of the stockholder’s ownership of our stock, including the number of shares owned and the length of time of ownership, as well as any other direct or indirect pecuniary or economic interest the person may have in any of our stock;

•	whether the stockholder intends to appear in person or by proxy at our annual stockholders’ meeting to make the nomination;

•	a description of all arrangements or understandings between the stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is made;

•	the name, age and business and residence address of the candidate, the candidate’s résumé or a listing of his or her principal occupation or employment and qualifications to be a member of our Board and the candidate’s consent to be named as a director if selected by our Governance Committee and nominated by our Board; and

•	the class and number of shares of our stock that are beneficially owned by the candidate and any other direct or indirect pecuniary economic interest that the candidate may have in any of our stock.

Committees of the Board of Directors

Our Board has four standing committees, whose names, current members and purposes are as follows:

Audit Committee — William T. Van Kleef, Chair; Michael A. Cawley; Eric P. Grubman; and Scott D. Urban. The primary purpose of our Audit Committee is to: (1) assist our Board in fulfilling its responsibility to oversee the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditor and (2) prepare a committee report as required by the SEC to be included in our annual proxy statement. Our Audit Committee held five meetings during 2010. For more details, see information under the section “Report of the Audit Committee.”

Compensation, Benefits and Stock Option Committee — Kirby L. Hedrick, Chair; Jeffrey L. Berenson; Edward F. Cox; and Thomas J. Edelman. The purpose of our Compensation Committee is to: (1) review and approve our goals and objectives in the areas of: (a) salary and bonus compensation, (b) benefits, and (c) equity-based compensation, as they relate to our CEO, evaluating our CEO’s performance based on those goals and objectives and, either as a committee or together with the other independent directors (as directed by our Board), determine and approve our CEO’s compensation level based on that evaluation; (2) make recommendations to our Board with respect to non-CEO executive officer compensation, incentive-compensation plans and equity-based plans that are subject to Board approval; and (3) produce an annual report on executive compensation as required by the SEC to be included, or incorporated by reference, in our proxy statement or other applicable SEC filings. Our Board has delegated authority to our Compensation Committee to determine and approve our compensation philosophy; the annual salary, bonus, equity-based compensation and other benefits applicable to our executive officers; and equity-based compensation applicable to non-

executive-officer employees. Our Compensation Committee held eight meetings during 2010. For more details, see information under the section “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee — Michael A. Cawley, Chair; Jeffrey L. Berenson; Edward F. Cox; Thomas J. Edelman; Eric P. Grubman; Kirby L. Hedrick; Scott D. Urban; and William T. Van Kleef. The overall purpose of our Governance Committee is to: (1) take a leadership role in providing a focus on corporate governance to enable and enhance our short- and long-term performance; (2) engage in appropriate identification, selection, retention and development of qualified directors consistent with criteria approved by our Board; (3) develop, and recommend to our Board, a set of corporate governance principles or guidelines applicable to us; (4) advise our Board with respect to the Board’s composition, procedures and committees; and (5) oversee the evaluation of our Board and management. Our Governance Committee held five meetings during 2010.

Environment, Health and Safety Committee — Edward F. Cox, Chair; Charles D. Davidson; Thomas J. Edelman; Kirby L. Hedrick; and Scott D. Urban. The overall purpose of our Environment, Health and Safety Committee is to assist our Board in determining whether we have appropriate policies and management systems in place with respect to environment, health and safety (“EH&S”) matters and to monitor and review compliance with applicable EH&S laws, rules and regulations. The committee is further assisting the Board by serving as a forum for the review of Company strategy and initiatives in the area of corporate social responsibility. Our Environment, Health and Safety Committee held three meetings during 2010.

Meeting Attendance

All of our directors attended at least 75% of the meetings of our Board and its committees of which such director was a member during 2010.

Compensation Committee Interlocks and Insider Participation

Kirby L. Hedrick, Jeffrey L. Berenson and Edward F. Cox served on our Compensation Committee for all of 2010, with Mr. Edelman who was appointed to the committee by our Board on April 27, 2010. There were no Compensation Committee interlocks nor insider (employee) participation during 2010.

PROPOSAL II

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of our Board has appointed the firm of KPMG LLP to serve as our independent auditor for the fiscal year ending December 31, 2011. This firm has audited our accounts since May 2002. Although action by our stockholders on this matter is not required, our Audit Committee believes that it is important to seek stockholder ratification of this appointment in light of the critical role played by our independent auditor in maintaining the integrity of our financial controls and reporting.

One or more representatives of KPMG LLP are expected to be present at our annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

Our Board unanimously recommends that stockholders vote “FOR” ratification of the appointment of KPMG LLP as our independent auditor.

PROPOSAL III
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding advisory basis, the compensation of our named executives officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules.

As described in our Compensation Discussion and Analysis in this Proxy Statement, we seek to link compensation strongly to performance through the use of financial incentives that are tied to the Company’s operational and financial performance. Our compensation programs are designed to reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

We believe the Company had an excellent year in 2010. Production was very close to target under our short-term incentive plan, as adjusted for acquisitions and divestitures, discretionary cash flow (a non-GAAP financial measure that is calculated by adding back depreciation, depletion, amortization and various other non-cash expense items to net income) was above target and reserve additions were at a record high, as were exploration resources added through discoveries. Highlighting our exploration success was the announcement at the end of the year of another major discovery offshore Israel at our Leviathan prospect. We achieved favorable results in a number of financial metrics compared to fiscal year 2009. Our 2010 safety performance was among our best over the past ten years. Also in 2010, we maintained a competitive cost structure although unit costs were not as low, relative to peers, as in previous years. Major initiatives were achieved including the sanction of the Tamar and Alen projects (Israel and Equatorial Guinea, respectively), the closing of our Petro-Canada acquisition (Rocky Mountains) and the sale of our non-core Mid-continent assets. We believe that our organization’s response to the issues arising from the Deepwater Horizon incident was outstanding.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee of our Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

This proposal will be approved on an advisory basis if it receives the affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy. As noted earlier in this Proxy Statement, broker non-votes will not affect the outcome of this proposal, and abstentions will be equivalent to a vote against this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote “FOR” the proposal.

Accordingly, we ask our stockholders to vote on the following resolution at our annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Our Board unanimously recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.

PROPOSAL IV

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a nonbinding advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules, which we refer to as an advisory vote on executive compensation. By voting on this proposal, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board has determined that an annual advisory vote on executive compensation will allow our stockholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in our proxy statement each year. The Board believes that an annual vote is therefore consistent with the Company’s efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

This vote is advisory, which means that it is not binding on the Company, our Board or the Compensation Committee of our Board. Our Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. Our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation on a different frequency than the frequency receiving the most votes cast by our stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our Board.

The advisory vote regarding frequency of a stockholder advisory vote on executive compensation will be determined by whichever of the choices — annually, every other year or every three years — receives the greatest number of votes cast. Shares represented by proxies that are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote “FOR” a frequency of “one year” for future advisory votes regarding executive compensation.

Our Board unanimously recommends that stockholders vote “FOR” the option of once every year as the preferred frequency for the advisory vote on executive compensation.

PROPOSAL V

APPROVAL OF AMENDMENT AND RESTATEMENT OF
1992 STOCK OPTION AND RESTRICTED STOCK PLAN

The Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan (“1992 Plan”) was adopted by our Board and approved by our stockholders at the 1992 annual meeting of stockholders, and was most recently amended in 2009. At the 2011 annual meeting, our stockholders are being asked to approve an amendment and restatement of our 1992 Plan. The changes to the 1992 Plan include an increase in the number of shares of common stock authorized for issuance under the 1992 Plan from 24,000,000 shares to 31,000,000 shares (an increase of 7,000,000 shares), the addition of Incentive Options and Cash Awards to the types of awards that may be granted, revisions to the share counting provisions, the addition of performance-based compensation criteria, and updates of certain other plan provisions. Our Board unanimously approved this amendment and restatement on March 17, 2011, subject to stockholder approval at our annual meeting. Capitalized terms not otherwise defined in this proposal have the meanings ascribed to them in the 1992 Plan.

Background and Purpose

Our Board recommends approval of the amendment and restatement of the 1992 Plan. The proposed increase in the number of shares authorized for issuance under the 1992 Plan would enable the continued use of the 1992 Plan for stock-based grants consistent with the objectives of our compensation program in order to:

•	promote the long-term success of the Company;

•	continue to attract and retain high quality talent;

•	motivate key employees by instilling a sense of business ownership in the Company;

•	provide incentive compensation opportunities that are competitive with those of our compensation peer group; and

•	further align the interests of our stockholders, executive officers and employees.

We believe that the success of our compensation program, including the use of stock-based grants under our 1992 Plan, is well-evidenced by the performance of our common stock over the last several years, as we ranked first among our peer group in total shareholder return for the five-year period 2006 through 2010 at 123%. Total shareholder return represents the change in capital value of our common stock for the period indicated, plus dividends, expressed as a percentage.

The use of stock-based grants under our 1992 Plan continues to be an important part of our compensation program. Of the 24,000,000 shares currently authorized for issuance under the 1992 Plan, 2,132,845 shares remain as of March 8, 2011 after February 1, 2011 grants totaling 1,323,985 shares. We do not believe that this leaves sufficient shares available for more than one additional year of grants under the 1992 Plan. By increasing the number of shares authorized for issuance under the 1992 Plan by 7,000,000, a total of 31,000,000 shares would be available. This increase would give us the flexibility to continue to make stock-based grants over the next four years in amounts determined appropriate by our Compensation Committee.

In addition to the increase in the number of shares authorized for issuance, the proposed amendment and restatement would modify certain 1992 Plan provisions to:

•	provide a “fungible ratio” to be applied to share counting to determine the number of stock options versus shares of restricted stock that may be subject to grant;

•	provide for the grant of incentive stock options and cash awards;

•	clarify that (i) shares tendered by a plan participant to pay the exercise price of an award or to satisfy tax withholding obligations are not available for future grant under the plan and (ii) SARs that are stock-settled are counted against the plan on a full share (rather than net share) basis;

•	prohibit the Company from making a cash buyout of “underwater” stock options without stockholder approval;

•	establish performance-based criteria that may be applied to future awards of Restricted Stock or Cash Awards in order that such awards would qualify for exemption from the deduction limitations imposed by Section 162(m) of the Internal Revenue Code; and

•	change the methodology by which “Fair Market Value” is determined with respect to the pricing of stock options to match the methodology provided in the Noble Energy, Inc. 2005 Stock Plan for Non-Employee Directors.

The proposed amendment and restatement will not be implemented unless approved by our stockholders. If the proposed amendment and restatement is not approved by our stockholders, the 1992 Plan will remain in effect in its present form.

As of the record date of March 8, 2011, there were a total of 176,276,634 shares of our common stock issued and outstanding. In addition to the shares remaining available for issuance under the 1992 Plan, there were 504,841 shares available for grant under the 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. The Company had a total of 6,927,128 stock options outstanding with a weighted average exercise price of $58.32 and a weighted average remaining term of 6.81 years, and 1,023,455 shares of restricted stock outstanding as of the record date.

The following is a summary of the principal features of our 1992 Plan as amended by the proposed plan restatement. The summary does not purport to be a complete description of all provisions of our 1992 Plan and is qualified in its entirety by the text of the 1992 Plan, a copy of which (as amended to reflect the proposed plan amendment and restatement) is attached to this Proxy Statement as Appendix A.

General

Under our 1992 Plan, shares of Common Stock may be subject to grants of Nonqualified Options, Incentive Options, SARs, or awards of Restricted Stock to officers and other employees of the Company or one of its Affiliates. Nonqualified Options and Incentive Options, and any SARs related thereto, may be granted, and Restricted Stock may be awarded, until the shares of Common Stock available under the 1992 Plan have been exhausted or the 1992 Plan has been terminated (or, if earlier, with respect to Incentive Options until March 17, 2021, the 10th anniversary of the date the amended and restated 1992 Plan was approved by our Board). Cash Awards also may be granted under the 1992 Plan to officers and other employees of the Company or one of its Affiliates.

Shares Subject to 1992 Plan

The total number of shares of Common Stock available for grants or awards made under the 1992 Plan may not exceed a maximum of 31,000,000 shares in the aggregate. The total number of shares of Common Stock that may be issued on or after April 26, 2011 pursuant to Incentive Options shall not exceed a maximum of 7,000,000 shares of Common Stock in the aggregate. For the purpose of determining the number of shares of Common Stock available for grants or awards made under the 1992 Plan prior to April 26, 2011, each share subject to a Nonqualified Option (whether with or without a related SAR), and each share awarded as Restricted Stock, shall count against the plan share limit as one share, and with respect to grants or awards made under the 1992 Plan on or after April 26, 2011, each share subject to an Incentive Option or a Nonqualified Option (whether with or without a related SAR) shall count against the plan share limit as one share, and each share of Common Stock awarded as Restricted Stock shall count against the plan share limit as 2.39 shares. The total number of shares of Common Stock for which Incentive Options and Nonqualified Options and SARs may be granted, and which may be awarded as Restricted Stock, to any one person during any calendar year shall not exceed a maximum of 400,000 shares of Common Stock in the aggregate.

Shares of Common Stock covered by a Nonqualified Option or an Incentive Option that expires or terminates prior to exercise and shares of Restricted Stock returned to the Company upon forfeiture are again available for grant. Shares of Common Stock tendered or withheld to satisfy an exercise price or tax withholding obligation pertaining to an Incentive Option, Nonqualified Option, SAR or Restricted Stock shall not be available for grants or awards made under the 1992 Plan and shall not be added to the number of shares of Common Stock available for such grants or awards. Our 1992 Plan contains anti-dilution provisions that apply in the event of an increase or decrease in the number of outstanding shares of Common Stock, effected without receipt of consideration therefor by the Company, through a stock dividend or through a stock split, combination or exchange of our shares that results from a recapitalization, merger or other restructuring in which the Company is the surviving company. In the event of such increase or decrease, appropriate adjustments will be made in the maximum number of shares subject to the 1992 Plan and the number of shares and option prices under then outstanding Nonqualified Options and Incentive Options.

Administration

Our 1992 Plan provides that it is to be administered by a committee of our Board. The committee must consist of two or more of our directors, all of whom must be (1) Non-Employee Directors as defined in Rule 16b-3 of the Exchange Act and (2) Outside Directors as defined in Section 162(m) of the Internal Revenue Code, and the regulations promulgated thereunder. Our Compensation Committee meets these requirements and administers our 1992 Plan. In doing so, our Compensation Committee determines the grants of Nonqualified Options and Incentive Options, awards of Restricted Stock, and Cash Awards, the terms and provisions of the respective agreements covering the grants or awards and all other decisions concerning the 1992 Plan. Our 1992 Plan provides that the determination of the committee is binding with respect to all questions of interpretation and application of the 1992 Plan and of Nonqualified Options and Incentive Options granted and awards of Restricted Stock and Cash Awards made thereunder, subject to the express provisions of the 1992 Plan and except as set forth below under “Stock Options and SARs” and “Amendment and Duration of the 1992 Plan.”

Eligibility

All of our regular salaried executive officers and other employees and those of our Affiliates are eligible to participate in the 1992 Plan. As of March 8, 2011, all of our executive officers and approximately 570 other current employees participate in the 1992 Plan.

Market Value

On March 8, 2011, the reported closing price per share of our Common Stock on the NYSE was $91.03.

Stock Options and SARs

Our 1992 Plan provides that, from time to time during the term of the plan, the committee, in its sole discretion, may grant Nonqualified Options and Incentive Options, or any combination thereof to any employee eligible under the 1992 Plan. Each person who accepts a Nonqualified Option or Incentive Option is required to enter into an agreement with the Company.

The committee may, from time to time, grant SARs in conjunction with all or any portion of a Nonqualified Option or Incentive Option either at the time of the initial Nonqualified Option or Incentive Option grant or, with respect to a Nonqualified Option, at any time after the initial grant while the Nonqualified Option is outstanding. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as Nonqualified Options or Incentive Options, as described above. SARs entitle an Optionee to receive without payment to the Company (except for applicable withholding taxes) the excess of the aggregate fair market value per share with respect to which the SAR is then being exercised (determined as of the date of the exercise) over the aggregate purchase price of the shares as provided in the related Nonqualified Option or Incentive Option. Payment may be made in shares of already owned Common Stock or in cash, or a combination thereof, as determined by the committee.

Option Price

The option price for each Share covered by a Nonqualified Option or an Incentive Option shall not be less than the greater of (1) the par value of the Share or (2) 100% of the Fair Market Value of the Share at the time the Nonqualified Option or Incentive Option is granted. For grants made on or after April 26, 2011, “Fair Market Value” will be the closing sales price per share of Common Stock on the NYSE on the date in question (or if there was no reported sale on the NYSE on such date, then on the last preceding day on which any reported sale occurred on the NYSE). Notwithstanding the preceding sentence, if, in connection with certain corporate transactions, the Company agrees to substitute a new option under the 1992 Plan for an old option, or to assume an old option, as provided for in the 1992 Plan, the option price of the Shares covered by each new option or assumed option will be determined by a formula that is designed to preserve the underlying value of the option at the time of the transaction, subject to limitations set forth in the 1992 Plan.

Restricted Stock

Our 1992 Plan provides that Restricted Stock may be awarded by the committee to the eligible recipients as it may determine from time to time. Restricted Stock is Common Stock that may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the terms and conditions set by the committee, which terms and conditions may include, among other things, the achievement of specific goals, have been satisfied (“Restricted Period”). During the Restricted Period, unless specifically provided otherwise in accordance with the terms of the 1992 Plan, the recipient of Restricted Stock would be the record owner of the shares and have all the rights of a stockholder with respect to the shares, including the right to vote and the right to receive dividends or other distributions made or paid with respect to the shares.

Our 1992 Plan provides that the committee has the authority to cancel all or any portion of any outstanding restrictions prior to the end of the Restricted Period with respect to any and all of the shares of Restricted Stock awarded to an individual on the terms and conditions as the committee may deem appropriate. If the terms and conditions for the removal of the restrictions on the Restricted Stock that has been awarded to a recipient are not satisfied, the Restricted Stock is forfeited by the recipient and returned to the Company.

Cash Awards

Our 1992 Plan provides that Cash Awards may be awarded by the committee to the eligible recipients as it may determine from time to time, although the provisions for such awards do not replace, limit, modify or otherwise affect the Company’s ability to make payments or grants under its short-term incentive plan or any other compensation arrangements. A Cash Award provides for the payment of a cash bonus upon the achievement of specified performance goals. The committee will specify the terms, conditions, restrictions and limitations that apply to a Cash Award. The maximum amount that may be paid under all Cash Awards awarded to any one person under the 1992 plan during any one calendar year may not exceed $4,000,000.

Performance Awards

The Nonqualified Options and Incentive Options and SARs granted pursuant to the 1992 Plan are granted under terms that are designed to provide for the payment of qualified performance-based compensation (within the meaning of Treasury Regulation section 1.162-27(e)) (the “162(m) Requirements”) that is exempt from the deduction limitations imposed on the Company under Section 162(m) of the Internal Revenue Code. The Restricted Stock and Cash Awards are not designed to be so exempt. However, at the time of awarding any Restricted Stock award or Cash Award, the committee may designate such an award to be a Performance Award that is intended to satisfy the 162(m) Requirements. In such case, the compensation payable under the award will be provided or paid solely on account of the attainment of one or more preestablished, objective performance goals during a specified performance period that is not shorter than one year, and will comply with the 162(m) Requirements.

Each agreement embodying a Performance Award will set forth (i) the maximum amount that may be earned thereunder in the form of cash or Shares, as applicable, (ii) the performance goal or goals and level of achievement applicable to such Performance Award, (iii) the performance period over which performance is to be measured, and (iv) such other terms and conditions as the committee may determine that are not inconsistent with the 1992 Plan or the 162(m) Requirements.

The performance goal or goals for a Performance Award will be established in writing by the committee based on one or more performance goals listed below not later than 90 days after commencement of the performance period with respect to such award, provided that the outcome of the performance in respect of the goal or goals remains substantially uncertain as of such time. At the time of the award of a Performance Award, and to the extent permitted under applicable tax rules, the committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.

The performance goal or goals to be used for the purposes of Performance Awards may be described in terms of objectives that are related to the particular eligible employee to whom the award is being made, or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which such person is employed or with respect to which such person performs services, and may consist of one or more or any combination of the following criteria: (a) an amount or level of earnings or cash flow; (b) earnings or cash flow per share (whether on a pre-tax, after-tax, operational or other basis); (c) return on equity or assets; (d) return on capital or invested capital and other related financial measures; (e) cash flow or EBITDA; (f) revenues; (g) income, net income or operating income; (h) expenses or costs or expense levels or cost levels (absolute or per unit); (i) proceeds of sale or other disposition; (j) share price; (k) total shareholder return; (l) operating profit; (m) profit margin, (n) capital expenditures, (o) net borrowing, debt leverage levels, credit quality or debt ratings; (p) the accomplishment of mergers, acquisitions, dispositions, or similar business transactions; (q) net asset value per share; (r) economic value added; (s) individual business objectives; (t) growth in reserves or production; (u) finding and development costs and/or (v) safety results. The performance goals based on these performance measures may be made relative to the performance of peers or other business entities.

Prior to the payment of any compensation pursuant to a Performance Award, the committee must certify in writing that the applicable performance goal or goals and other material terms of the award have been satisfied. The committee will have the authority to reduce, but not to increase, the amount payable in cash and the number of Shares to be issued, retained or vested pursuant to a Performance Award.

Amendment and Duration of the 1992 Plan

The Board may at any time amend, suspend or terminate our 1992 Plan; provided, however, the Board may not, without the approval of the stockholders of the Company, amend the 1992 Plan so as to (1) increase the maximum number of shares subject thereto, (2) reduce the option price per share covered by Options granted under the 1992 Plan below the price specified in the 1992 Plan, or (3) permit the “repricing” of Options and any SARs that relate to such new Options, or permit the cancellation of “underwater” Options and any SARs that relate to such Options in return for cash or other consideration. Additionally, the Board may not, without the consent of the holder thereof, amend or cancel any outstanding award in a manner that adversely affects the holder thereof in a material way.

United States Federal Income Tax Consequences

The following summary is based upon an analysis of the Internal Revenue Code, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of United States federal income tax consequences and the consequences may be either more or less favorable than those described below depending on an employee’s particular circumstances.

As required by United States Treasury Regulations, this communication is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding penalties that may be imposed under United States federal tax laws.

Nonqualified Options.  No income will be recognized by an Optionee for federal income tax purposes upon the grant of a Nonqualified Option. Upon exercise of a Nonqualified Option, the Optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount paid for such shares and, subject to applicable deduction limitations, the Company will be entitled to a deduction equal to the ordinary income recognized by the Optionee.

The basis of shares transferred to an Optionee pursuant to the exercise of a Nonqualified Option is the price paid for the shares plus an amount equal to any income recognized by the Optionee as a result of the exercise of the option. If an Optionee thereafter sells shares acquired upon exercise of a Nonqualified Option, any amount realized over the basis of the shares will constitute capital gain to the Optionee for federal income tax purposes.

If an Optionee uses already-owned shares of Common Stock to pay the exercise price for shares under a Nonqualified Option, the number of shares received pursuant to the Nonqualified Option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the Optionee upon the exercise will be taxable to the Optionee as ordinary income. If the already-owned shares of Common Stock are not “statutory option stock” (as defined in Section 424(c)(3)(B) of the Internal Revenue Code) or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Internal Revenue Code has been satisfied, the shares received pursuant to the exercise of the Nonqualified Option will not be statutory option stock and the Optionee’s basis in the number of shares received in exchange for the stock delivered in payment of the exercise price will be equal to the basis of the shares delivered in payment. The basis of the remaining shares received upon the exercise will be equal to the fair market value of the shares on the date of exercise. However, if the already-owned shares of Common Stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is likely, although not presently clear under applicable guidance, that such exercise will be considered a disqualifying disposition of the statutory option stock. Applicable guidance is also not clear with regard to whether the shares received upon the exercise will be statutory option stock, or how the Optionee’s basis will be allocated among the shares received.

The ordinary income recognized by an Optionee upon the exercise of a Nonqualified Option is compensation subject to withholding for federal income tax purposes, and the Company must make arrangements with the Optionee to ensure that the amount of the tax required to be withheld by the Company is paid to the Internal Revenue

Service for the benefit of the Optionee. This tax withholding obligation may be satisfied by an Optionee at the time of the exercise of a Nonqualified Option by paying cash to the Company or by transferring already-owned shares of Common Stock to the Company. If an Optionee transfers already-owned shares of Common Stock to the Company in order to satisfy the Company’s tax withholding obligation, the transfer of such shares will be a taxable event. If the already-owned shares of Common Stock are not statutory option stock or are statutory option stock with respect to which the applicable holding period has been satisfied, the amount by which the consideration received by the Optionee (i.e., the amount of the Optionee’s tax withholding that is satisfied by the transfer, plus any cash paid by the Company to the Optionee in lieu of a fractional share) exceeds the Optionee’s basis in the transferred stock will be a capital gain to the Optionee (or, if the consideration received is less than the Optionee’s basis, the difference will be a capital loss to the Optionee). If the already-owned shares of Common Stock are statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the shares will be a disqualifying disposition of statutory option stock.

Incentive Options.  No income will be recognized by an Optionee for federal income tax purposes upon the grant or the exercise of an Incentive Option; provided, however, that to the extent that an Incentive Option is exercised more than three months (twelve months in the event of disability within the meaning of Section 22(e)(3) of the Internal Revenue Code) from the date of termination of employment for any reason other than death, such Incentive Option will be taxed in the same manner described above for Nonqualified Options (rather than in the manner described herein for an Incentive Option). The basis of shares transferred to an Optionee pursuant to the exercise of an Incentive Option is the price paid for such shares. If the Optionee holds such shares for at least one year after transfer of the shares to the Optionee and two years after the grant of the option, the Optionee will recognize long- or short-term capital gain or loss (depending on the Optionee’s holding period with respect to the shares) upon sale of the shares received upon such exercise equal to the difference between the amount realized on such sale and the basis of the shares. Generally, if the shares are not held for that period (a “disqualifying disposition”) the Optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the purchased shares on the date of exercise over the option price of such shares, or if less (and if the disposition is a transaction in which loss, if sustained, will be recognized), the gain on disposition. Any additional gain realized by the Optionee upon such disposition will be a capital gain. The excess of the fair market value of shares received upon the exercise of an Incentive Option over the option price for the shares is an item of adjustment for the Optionee for purposes of the alternative minimum tax. Therefore, although no income is recognized upon exercise of an Incentive Option, an Optionee may be subject to alternative minimum tax as a result of the exercise. The Company is not entitled to a compensation deduction with respect to an Incentive Option unless a disqualifying disposition occurs.

If an Optionee uses already-owned shares of Common Stock to pay the exercise price for shares under an Incentive Option, the resulting tax consequences will depend upon whether the already-owned shares of common stock are “statutory option stock,” and, if so, whether the statutory option stock has been held by the Optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Internal Revenue Code. In general, “statutory option stock” (as defined in Section 424(c)(3)(B) of the Internal Revenue Code) is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, or if the stock is not statutory option stock, no income will be recognized by the Optionee upon the transfer of the stock in payment of the exercise price of an Incentive Option. If the stock used to pay the exercise price of an Incentive Option is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the stock will be a disqualifying disposition described in Section 421(b) of the Internal Revenue Code which will result in the recognition of ordinary income by the Optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the Incentive Option covering the stock was exercised over the amount paid for the stock.

SARs.  There will be no federal income tax consequences to either the recipient or the Company upon the grant of SARs. Generally, the recipient will recognize ordinary income subject to withholding upon the exercise of SARs in an amount equal to the amount of cash received and the fair market value of any shares acquired pursuant to the exercise. Subject to applicable deduction limitations, the Company will be entitled to a corresponding tax deduction equal to the amount includable in the recipient’s income.

Restricted Stock.  If the restrictions on an award of Restricted Stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable within the meaning of Section 83 of the Internal Revenue Code, the recipient will not recognize income for federal income tax purposes at the time of the award unless the recipient affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid therefor, in gross income for the year of the award pursuant to Section 83(b) of the Internal Revenue Code. In the absence of an election, the recipient will be required to include in income for federal income tax purposes in the year in which the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code, the fair market value of the shares of restricted stock on that date, less any amount paid therefor. Subject to applicable deduction limitations, the Company will be entitled to a deduction at the time of income recognition to the recipient in an amount equal to the amount the recipient is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the Restricted Stock is received, the recipient will recognize ordinary income at the time of receipt of the Restricted Stock and the Company will be entitled to a corresponding deduction equal to the fair market value (determined without regard to applicable restrictions) of the shares at the time less the amount paid, if any, by the recipient for the Restricted Stock. If a Section 83(b) election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the Restricted Stock, but, if the Restricted Stock is subsequently forfeited, no deduction will be allowed to the recipient with respect to the forfeiture. Dividends paid to a recipient holding Restricted Stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the recipient, unless the recipient made an election under Section 83(b) of the Internal Revenue Code. Subject to applicable deduction limitations, the Company will be entitled to a corresponding tax deduction equal to the dividends includable in the recipient’s income as compensation. If the recipient has made a Section 83(b) election, the dividends will be dividend income rather than additional compensation to the recipient.

If the restrictions on an award of Restricted Stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Internal Revenue Code, the recipient will recognize ordinary income for federal income tax purposes at the time of the award in an amount equal to the fair market value of the shares of Restricted Stock on the date of the award, less any amount paid therefor. Subject to applicable deduction limitations, the Company will be entitled to a deduction at that time in an amount equal to the amount the recipient is required to include in income with respect to the shares, subject to the deduction limitations described below.

Cash Awards.  An individual who receives a Cash Award will recognize ordinary income subject to withholding for federal income tax purposes at the time the cash is received (or, if earlier, the date the cash is made available to the individual). The Company will be entitled to a deduction for the amount of the Cash Award at such time, subject to applicable deduction limitations.

Limitations on the Company’s Compensation Deduction.  Section 162(m) of the Internal Revenue Code limits the deduction that the Company may take for otherwise deductible compensation payable to certain officers of the Company to the extent that compensation paid to any such officer for the year exceeds $1,000,000, unless the compensation is performance-based. Compensation attributable to a stock option or stock appreciation right is deemed to satisfy the requirements for performance-based compensation if: (1) the grant or award is made by a compensation committee composed of two or more outside directors; (2) the plan under which the option or right is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any employee; and (3) under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. The 1992 Plan has been designed to enable awards of Nonqualified Options and Incentive Options and SARs granted by the committee to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. In addition, awards of Restricted Stock and Cash Awards that are designated as and designed to satisfy the requirements for Performance Awards are intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code.

Section 280G of the Internal Revenue Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 1992 Plan upon a change in ownership of control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable, a disqualified individual receiving an excess parachute payment is subject to a 20 percent excise tax on the amount thereof.

Application of Section 409A of the Internal Revenue Code.  Section 409A of the Internal Revenue Code imposes an additional 20% tax and interest on an individual receiving nonqualified deferred compensation under a plan that fails to satisfy certain requirements. For purposes of Section 409A, “nonqualified deferred compensation” includes equity-based incentive programs, including some stock options and stock appreciation rights. Section 409A of the Internal Revenue Code does not apply to incentive stock options, or to nonqualified stock options or stock appreciation rights granted with an option price that is not less than fair market value if no deferral is provided beyond exercise, or to restricted stock. The Incentive Options, Nonqualified Options and SARs, and the Restricted Stock awarded pursuant to the 1992 Plan are designed to be exempt from the application of Section 409A of the Internal Revenue Code. The Cash Awards will be designed to comply with the requirements of Section 409A of the Internal Revenue Code to the extent they are not exempt. However, if an award does not comply with Section 409A of the Internal Revenue Code and is not exempt, a participant may be subject to additional taxes.

Our Board unanimously recommends that stockholders vote “FOR” the approval of the proposed amendment and restatement of our 1992 Plan.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following tabulation sets forth, as of March 8, 2011, the shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table included in this Proxy Statement, and all directors and named executive officers as a group.

	Common Stock Beneficially Owned(1)
	Number of		Percent of
Name	Shares(2)(3)		Class

Director
Jeffrey L. Berenson	47,819		*
Michael A. Cawley	58,646	(4)	*
Edward F. Cox	40,495	(5)	*
Charles D. Davidson	1,227,688	(6)	*
Thomas J. Edelman	2,099,636	(7)	1.2%
Eric P. Grubman	19,794		*
Kirby L. Hedrick	78,995		*
Scott D. Urban	30,753		*
William T. Van Kleef	82,995		*
Named Executive Officer (excluding any director named above)
Rodney D. Cook	160,458		*
Susan M. Cunningham	334,574		*
Kenneth M. Fisher	75,098		*
David L. Stover	385,677		*
All directors and named executive officers as a group (13 persons)	4,642,628		2.6%

*	Represents less than one percent of outstanding shares of common stock.

(1)	Unless otherwise indicated, all shares are directly held with sole voting and investment power.

(2)	Includes shares not outstanding but subject to options that are currently exercisable (or that will become exercisable on or before May 8, 2011), as follows: Mr. Berenson — 21,412 shares; Mr. Cawley — 48,422 shares; Mr. Cox — 18,212 shares; Mr. Davidson — 818,504 shares; Mr. Edelman — 29,412 shares; Mr. Grubman — 13,336 shares; Mr. Hedrick — 68,212 shares; Mr. Urban — 20,729 shares; Mr. Van Kleef — 29,412 shares; Mr. Cook — 109,859 shares; Ms. Cunningham — 280,136 shares; Mr. Fisher — 19,949 shares; and Mr. Stover — 278,528 shares.

(3)	Includes restricted stock awards not currently vested, as follows: 1,200 shares held by each of Messrs. Berenson, Cawley, Cox, Edelman, Grubman, Hedrick, Urban, and Van Kleef; Mr. Cook — 24,814 shares; Ms. Cunningham — 32,701 shares; Mr. Davidson — 97,694 shares; Mr. Fisher — 48,328 shares; and Mr. Stover — 56,489 shares.

(4)	Mr. Cawley is one of 12 trustees of The Samuel Roberts Noble Foundation, Inc. The Foundation holds of record 1,047,166 shares of our common stock. As with other corporate action, the voting of the shares held by the Foundation requires a majority vote of its trustees at a meeting at which a quorum of trustees is present. Where there are more than three trustees of a company and a majority vote is required for corporate action, no individual trustee is deemed to have beneficial ownership of securities held by such company. Accordingly, the 1,047,166 shares held of record by the Foundation are not reflected in Mr. Cawley’s beneficial ownership of common stock.

(5)	Includes 12,000 shares held by spouse.

(6)	Includes shares indirectly held in a qualified 401(k) Plan, as follows: Mr. Davidson — 3,243 shares.

(7)	Includes 1,000,000 shares held under deferred compensation plans.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The first part of our Compensation Discussion and Analysis, entitled Compensation Considerations in the Current Environment, discusses how our executive compensation program operates in the current business environment. The second part, entitled Overview of Our Executive Compensation Program, discusses the elements and provides an analysis of our executive compensation program. The third part includes a presentation of executive compensation in tabular form.

Compensation Considerations in the Current Environment

Our goal continues to be to link compensation strongly to performance through the use of financial incentives that are tied to the Company’s operational and financial performance. 2010 was a challenging year in the energy industry due to the continued recession and the April incident in which the deepwater Gulf of Mexico drilling rig Deepwater Horizon, engaged in drilling operations for another operator, sank after a blow-out and fire. Even with these challenges, we believe the Company had an excellent year. Production was very close to target under our short-term incentive plan, as adjusted for acquisitions and divestitures, discretionary cash flow was above target and reserve additions were at a record high, as were exploration resources added through discoveries. Highlighting our exploration success was the announcement at the end of the year of another major discovery offshore Israel at our Leviathan prospect. Our 2010 safety performance was among our best over the past ten years. Also in 2010, we maintained a competitive cost structure although unit costs were not as low, relative to peers, as in previous years. Major initiatives were achieved including the sanction of the Tamar and Alen projects, the closing of our Petro-Canada acquisition and the sale of our non-core Mid-continent assets. While the Deepwater Horizon incident was a setback for our Gulf of Mexico program, we believe that our organization’s response to the issues arising from that incident was outstanding.

As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our fiscal 2010 financial results were strong relative to our fiscal 2009 results. The following table highlights the year-over-year comparison of some of our key financial metrics:

	Fiscal Year 2010	Fiscal Year 2009
Net income (loss)	$725 million	$(131) million

Net gain on asset sales	$113 million	$22 million

Asset impairment charges	$144 million	$604 million

Diluted earnings (loss) per share	$4.10	$(0.75)

Cash flows provided by operating activities	$1.9 billion	$1.5 billion

Capital spending by operating activities	$2.3 billion(1)	$1.3 billion

Cash and cash equivalents balance at Dec. 31	$1.1 billion	$1.0 billion

Total liquidity	$2.8 billion	$2.7 billion

Debt-to-book capital at Dec. 31	25%	25%

(1) Includes $458 million for the acquisition of additional Central DJ Basin assets.

Our fiscal 2010 financial performance, including our performance relative to our peers, along with the individual performance of our executive officers, served as key factors in determining compensation for 2010, including:

•	While executive officer salaries were unchanged in 2009 compared to 2008, in 2010 our Compensation Committee decided to increase the base salaries of our named executive officers by an average of 5.4%, taking into account the results of data provided by our compensation consultant and each executive’s scope of responsibilities.

•	Production, controllable unit costs and discretionary cash flow are the performance measures for the non-discretionary component of our short-term incentive plan. These metrics provide for a balanced approach to measuring annual Company performance. The Company’s performance with respect to each of these metrics, along with other performance-based measures described below, resulted in the payment of annual cash incentive awards at above-target levels for our named executive officers.

•	Long-term incentive compensation continues to constitute a substantial portion of the compensation for each of our named executive officers, comprised of equity awards of stock options and restricted stock.

Changes were made to our compensation program for 2010 to build upon the Company’s compensation governance framework, including:

•	The Compensation Committee’s engagement of, and increased presence at regular committee meetings by, an independent compensation consultant that does not provide any services to our management.

•	The appointment of Thomas J. Edelman, an additional independent director with executive management and compensation experience, to our Compensation Committee.

We recently changed our compensation program to further align the interests of our named executive officers with our stockholders’ interests, including:

•	On January 25, 2011, our Board adopted stock ownership guidelines for our officers and non-employee directors.

•	Effective February 1, 2011, amendments were made to the change of control arrangements for our named executive officers and other officers and employees of the Company for the purpose of eliminating tax gross-up payment obligations of the Company to those individuals.

We encourage you to read this Compensation Discussion and Analysis for a detailed discussion and analysis of our executive compensation program, including information about 2010 compensation of our named executive officers.

Overview of Our Executive Compensation Program

Our executive compensation program is overseen by our Compensation Committee, with input from our management and outside compensation consultants.

Compensation Program Oversight

Role of Compensation Committee

The purpose of our Compensation Committee is set out in detail in the committee’s charter but generally is to:

•	review and approve our goals and objectives relating to CEO compensation, evaluating our CEO’s performance based on those goals and objectives and determining and approving our CEO’s compensation level based on that evaluation;

•	make recommendations to our Board with respect to non-CEO executive officer compensation; and

•	produce an annual report on executive compensation as required by the SEC to be included, or incorporated by reference, in our proxy statement or other applicable SEC filings.

The committee also serves an important role in setting the overall compensation philosophy, goals and objectives of the Company.

Our Board has delegated authority to our Compensation Committee to determine and approve (1) our compensation philosophy, (2) the compensation of our non-CEO executive officers, and (3) equity-based compensation applicable to non-executive-officer employees.

Membership

Our Board appoints our Compensation Committee members and Chair, and these appointees continue to be members until their successors are elected and qualified or until their earlier resignation or removal. Any member of our Compensation Committee may be removed, with or without cause, by our Board. Our Governance Committee, after consultation with our Lead Independent Director, makes recommendations to our Board with respect to the appointment of Board members to all of its committees considering, in the case of our Compensation Committee, criteria such as experience in compensation matters, familiarity with our management and other key personnel, understanding of public company compensation issues, time availability necessary to fulfill committee responsibilities and independence and other regulatory requirements. No member of our Compensation Committee participates in any of our employee compensation programs, and our Board has determined that none of our Compensation Committee members has any material business relationship with us.

Independence

We believe that these membership criteria are met by Kirby L. Hedrick, Jeffrey L. Berenson, Edward F. Cox and Thomas J. Edelman, who currently serve on our Compensation Committee and did so throughout 2010 (with the exception of Mr. Edelman, who was appointed to the committee on April 27, 2010). Each has been determined by our Board to meet the NYSE standards for independence, to be a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act, and to be an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code.

Meetings

Our Compensation Committee’s meeting schedule is determined annually and meeting agendas are based on an annual calendar of recurring agenda items approved by the committee. The meeting agendas may include additional items as determined by the committee in its discretion, and the committee may also hold special meetings. Committee meeting agendas are reviewed by our Lead Independent Director and approved by the committee Chair. Our Compensation Committee held eight meetings during 2010.

Delegation of Authority

In an effort to minimize the need for special meetings of our Compensation Committee to address routine compensation matters involving non-executive-officer employees, the committee has delegated limited authority to our CEO to (1) grant stock options and restricted stock to new hires for employment inducement purposes, (2) approve cash retention payments, and (3) make adjustments related to change of control severance plan participation resulting from organizational changes affecting employees not participating in the Change of Control Severance Plan for Executives. Actions taken by our CEO under these delegations are required to be reported to our Compensation Committee at its next regularly scheduled meeting and the committee reviews the appropriateness of the delegation on an annual basis.

Role of Management

Our CEO and our Vice President — Human Resources generally attend Compensation Committee meetings and provide input to the committee with respect to executive compensation, key job responsibilities, performance objectives and compensation trends. They also coordinate with our compensation consultant to ensure that committee requests regarding executive compensation matters are addressed. We believe that our CEO and Vice President — Human Resources are best qualified to support the committee in these areas given their understanding of our business and personnel, compensation program and competitive environment. In this supporting role they may provide information and recommendations relevant to establishing performance measures, weightings, targets, and similar items that affect compensation. Our CEO is closely involved in assessing the performance of our executive officers and advising our Compensation Committee in that regard, and may request that our Compensation Committee schedule special meetings to address executive compensation matters. Our CEO and Vice President — Human Resources may also communicate directly with our compensation consultant in this supporting role. Our Compensation Committee is not obligated to accept our management’s recommendations with respect to executive compensation matters, and meets in executive session to discuss such matters outside of the presence of our management. During 2010, the committee held four executive sessions.

Role of Compensation Consultant

Our Compensation Committee may retain, at our expense, independent compensation consultants it deems advisable to assist it in executive compensation matters. The committee meets with the compensation consultants, with and outside the presence of our management, to review findings based on market research regarding executive compensation and considers those findings in determining and making adjustments to our executive compensation program.

Following the merger of our prior compensation consultant, Towers Perrin, with Watson Wyatt in late 2009, we reassessed our compensation consultant needs and evaluated potential candidates. Based on that evaluation, the committee retained consultants from Hewitt Associates LLC (“Hewitt”) as independent advisors on executive compensation. The Committee’s engagement transitioned to Meridian Compensation Partners, LLC (“Meridian”) in October 2010 upon Meridian’s separation from Hewitt. In making this decision, the committee considered the consultants’ experience, familiarity with our executive compensation program and the compensation programs of our peer companies and sector, range of compensation services, absence of any business or personal relationship with any member of our Compensation Committee and policies and procedures designed to avoid potential conflicts of interest arising out of the provision of services with respect to the Company. In 2010, the compensation consultants were responsible for reviewing our executive compensation program and providing comparative market data on compensation practices and programs based on an analysis of our peer companies and other factors. They also provided compensation consulting services to our Governance Committee in 2010 in reviewing our non-employee directors’ fees and equity compensation awards. A breakdown of fees paid to our compensation consultants for fiscal year 2010 is set out below.

	2010	%
Executive Compensation Fees(1)	$125,270	86
Director Compensation Fees(2)	20,300	14
Total(3)	$145,570	100.0

(1)	Services rendered in 2010 include evaluating executive officer total compensation, including base salary, short- and long-term incentive compensation and post-employment compensation, and addressing peer group comparisons and trends.

(2)	Services rendered in 2010 include evaluating non-employee director total compensation, including annual retainer and committee fees and equity grants of stock options and restricted stock, and addressing peer group comparisons and trends.

(3)	Includes $78,158 paid to Hewitt and $67,412 paid to Meridian.

Other Compensation Considerations

Compensation Peer Group

When making compensation decisions, we also look at the compensation of our CEO and other executive officers relative to that paid to similarly-situated executives at companies that we consider to be our peers — this is often referred to as “benchmarking.” We consider benchmarking data in determining executive officer base salary, our short-term incentive plan target bonus percentage factors, equity grant levels and the overall structure of our compensation program. We believe, however, that a benchmark should be just that — a point of reference for measurement — but not the determinative factor for our executives’ compensation. Because comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, our Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, the committee may decide to not use comparative compensation information at all in the course of making compensation decisions.

Our Compensation Committee maintains a compensation peer group of companies, which consists of larger and smaller publicly traded oil and gas exploration and production companies that have similar operating and financial characteristics. With the assistance of our CEO and our compensation consultant, as appropriate, our Compensation Committee reviews the composition of the peer group annually to ensure that companies remain relevant for comparative purposes. After review in January 2010, our Compensation Committee removed XTO Energy Inc. from that list given its then-pending merger with ExxonMobil Corporation, but added Talisman Energy Inc., a Canadian company with dual listing on the NYSE and a balance of U.S. and international projects similar in size and scope to our operations. After review in January 2011, our Compensation Committee decided to retain the same compensation peer group, which consists of the following companies:

• Anadarko Petroleum Corp.	• Newfield Exploration Company
• Apache Corp.	• Noble Energy, Inc.
• Cabot Oil & Gas Corporation	• Pioneer Natural Resources Company
• Chesapeake Energy Corp.	• Plains Exploration and Production Company
• Devon Energy Corp.	• Range Resources Corporation
• EOG Resources, Inc.	• Southwestern Energy Company
• Forest Oil Corp.	• Talisman Energy Inc.
• Murphy Oil Corp.

We believe that this group of companies continues to be representative of the sector in which we operate, and includes companies of similar market size and geographic scope of operations, nature and relative complexity of business and roles and responsibilities of executive officers.

Internal Pay Equity

When making executive compensation decisions, our Compensation Committee analyzes total compensation with a focus on base salary, short-term incentive plan and long-term incentive plan elements. To facilitate this analysis, our CEO and Vice President — Human Resources work with our compensation consultant to provide the committee comparative compensation information in these areas for each executive officer, along with summary information on post-employment compensation trends, benefits and other relevant factors. This information is compiled in written report format and includes recent publicly available information and other market data, as well as tally sheets detailing the base salary, short-term incentive plan and long-term incentive plan elements. We believe that this information provides our Compensation Committee with a sufficient basis to evaluate executive officer compensation by presenting a comprehensive review of compensation data on each executive officer and the opportunity for related discussion with our compensation consultant.

While comparisons to compensation levels at companies in our compensation peer group are helpful in assessing the overall competitiveness of our executive compensation program, we believe that our program must also be internally consistent and equitable. In its review of total compensation, our Compensation Committee considers the relationship between our CEO’s total compensation and that of our other executive officers. The committee has not adopted a formal policy regarding internal pay equity, but for 2010 concluded that CEO compensation was equitable compared to that of our President and Chief Operating Officer (“COO”) and other named executive officers in recognition of the CEO’s broad responsibility and accountability for the Company’s strategy and operations, compliance and controls, investor relations and role as Chairman of our Board. The 2010 total compensation of our COO was likewise found to be equitable compared to that of the next named executive officer in recognition of the COO’s broad responsibility for the Company’s worldwide exploration and production operations, our Compensation Committee’s views on that position relative to the other named executive officer positions and the fact that two of the other named executive officers report directly to the COO. Internal pay equity was also considered by our Compensation Committee with respect to the Company’s Chief Financial Officer (“CFO”). The Compensation Committee likewise concluded that the 2010 compensation of our other named executive officers was equitable in light of their respective roles, responsibilities and reporting relationships.

Objectives of Our Executive Compensation Program

Our executive compensation program is designed to incentivize consistent, longer-term performance and achievement of strategic objectives in a manner that will:

•	compensate employees for the value of their contributions;

•	provide total compensation that is flexible enough to respond to changing market conditions and that also aligns compensation levels with performance; and

•	provide total compensation that will attract, motivate and retain individuals of high quality and support a long-standing internal culture of loyalty and dedication to our interests.

We believe that linking executive compensation to Company performance is in the best interest of our stockholders and, as an individual’s level of responsibility increases, a greater portion of total compensation should be at risk and the mix of total compensation should be weighted more heavily in favor of incentive-based compensation including equity-linked compensation. As performance goals are met or exceeded, resulting in increased value to stockholders, our executive officers should be rewarded commensurately. Our Compensation Committee believes that our 2010 executive compensation program achieved these objectives.

Elements of Our Executive Compensation Program

Our executive compensation program consists of four principal elements: base salary; a short-term incentive plan; a long-term incentive plan; and post-employment compensation. The following is a discussion of each of these elements and their respective roles in our compensation program.

Base Salary

Base salary provides a cash foundation for our total compensation program that helps us attract and retain individuals of high quality. Our Compensation Committee believes that base salaries for executive officers should be competitive with comparable positions in peer companies to allow us to attract and retain such individuals. The policy of our Compensation Committee generally is to establish base salary levels that approximate the market median. Competitive information is obtained through oil and gas industry compensation surveys and other analyses conducted by our compensation consultant. Our Compensation Committee analyzes this information and makes appropriate annual adjustments. Executive officer salaries were unchanged in 2009 compared to 2008. Taking into account the results of market data provided by our compensation consultant and each executive’s scope of responsibility, named executive officers’ base salaries were increased by an average of 5.4% effective November 1, 2010.

Short-Term Incentive Plan

Our short-term incentive plan (“STIP”) is a performance-based annual incentive bonus plan that is payable in cash and available to all of our full-time employees, including executive officers. It provides a performance-based incentive beyond base salary that is designed to motivate performance and compensate employees for the value of their annual contributions. In addition, given its annual nature and discretionary component, the STIP has flexibility to respond to changing market conditions.

The target STIP bonus for an employee is the employee’s base salary at year-end multiplied by the percentage factor assigned to the employee’s salary classification. Target bonus percentage factors range from 6% to 100%, with factors of 100% for the CEO and from 75% to 90% for the other named executive officers, with the differences primarily attributable to each officer’s respective scope of responsibility within the Company. Payout under the plan may range from 0 to 2.5 times the aggregate target bonus pool for all employees.

In January of each year, our Compensation Committee approves annual STIP performance-based measures, including their relative weighting and specific targets, in addition to a discretionary component to be determined by the committee. The measures, weighting and targets are communicated to our executive officers at that time. The 2010 measures approved by our Compensation Committee on January 25, 2010 accounted for 36% of the STIP formula and consisted of quantitative targets for production, controllable unit costs and discretionary cash flow. For 2010, the Compensation Committee decided to exclude reserve additions from the STIP formula and instead consider them as part of the discretionary STIP component in order to mitigate the risk of widely variable reserve bookings that could occur as a result of the Company’s sanction of, or failure to sanction, major projects in the deepwater Gulf of Mexico, Israel and West Africa.

Our Compensation Committee approves the target for each performance measure after considering prior year financial and operational results, the Board-approved budget, planned projects and capital spending plans for the upcoming year. Our Compensation Committee also considers that the achievement of those targets can be significantly affected by availability of labor and equipment, acquisitions and sales, weather, product demand and pricing, competition and other industry conditions that cannot be determined with certainty at the time the targets are set. For example, the Deepwater Horizon incident led to a drilling moratorium that stopped our deepwater drilling operations in the Gulf of Mexico. We believe that our targets are set aggressively in light of these variables and require achievement of significant performance.

The targets for the annual STIP performance measures may include certain adjustments that are not normally included in publicly reported results. For instance, the production target is significantly reduced from reported production by discounting gas volumes sold at a lower price in Equatorial Guinea. In addition, any significant acquisitions or divestitures are excluded when considering performance against the production and discretionary cash flow targets. Also, the discretionary cash flow target excludes deferred taxes. Including these adjustments, the targets for 2010 were 186.6 thousand barrels of oil equivalent per day for production, the 50th percentile relative to our compensation peer group for controllable unit costs for the 12-month period ending September 30, 2010 and $1.67 billion in discretionary cash flow. The first two targets were weighted 14% each and the discretionary cash flow target was weighted 8%. The remaining 64% is the discretionary component determined by the Compensation Committee.

Payout curves were approved for each measure at the time targets were set, ranging from a factor of 0 to 2.5, with a 1.0 factor at each target. The Company’s 2010 performance exceeded the targets for controllable unit costs and discretionary cash flow but fell slightly short of the target for production (as adjusted for acquisitions and divestitures). Our Compensation Committee reviewed information provided by management on actual performance for each measure as applied to the measure’s payout curve to determine the bonus factor for that measure. Each bonus factor was then multiplied by the weighting for its respective measure, with the sum of the three bonus factors, as adjusted for weighting, yielding the performance-based STIP component.

The discretionary component, which accounted for the remaining 64% of the 2010 STIP formula, was determined by our Compensation Committee based on the committee’s review of overall Company performance. While a specific target for reserves was not included in the formula portion of the STIP this year, reserve additions were at a record high and strongly considered in determining the discretionary part of the plan. We also considered other performance-based measures such as: exploration success, with record-high exploration resources added through discoveries; exceptional safety performance; and total shareholder return, which was 22% in fiscal 2010, compared to the returns of our peer compensation group. The Committee also took into account the Company’s financial controls, regulatory compliance, and the achievement of major initiatives, including the sanction of the Tamar and Alen projects, the organization’s response to the issues arising from the Deepwater Horizon incident, the closing of our PetroCanada acquisition and the sale of our non-core Mid-continent assets.

The sum of the performance-based and discretionary components was applied to the Company’s aggregate target bonus pool to determine our total bonus amount to be paid. This amount was then allocated between executive officers and other employees. In the case of executive officers, the committee considered the performance of the CEO as measured against operational and financial goals submitted by the CEO earlier in the year, as well as the CEO’s assessment of the performance of the other executive officers as measured against goals each submitted earlier in the year for his or her business unit or organization, and allocated the pool based on that assessment of individual performance and each executive officer’s respective target bonus percentage factor. A cash payout under the plan based on the Company’s 2010 performance occurred in February 2011.

The 2011 performance-based measures and specific targets were approved by our Compensation Committee on January 25, 2011 and communicated to our executive officers. Our Compensation Committee elected to retain the three performance-based measures used in 2010, each with the same weighting as 2010 but with different targets. These include production, controllable unit costs and discretionary cash flow. The performance measure for proved reserve additions was discontinued, but will be considered by the committee in determining the discretionary component which, for 2011, will remain at 64% of the STIP formula. We believe that the approved targets for 2011 will be appropriately difficult to achieve since they will be affected by many of the same challenges and uncertainties as described above. While those targets are disclosed above in the context of historical 2010 performance, we believe that the disclosure of 2011 targets would result in competitive harm to us and are therefore omitted since (1) we are engaged in a highly competitive business, (2) we may pursue opportunities in areas without first publicly disclosing our intention to do so and (3) disclosure of these targets might enable our competitors to determine our strategic areas of interest and priorities throughout the year. We also do not believe that the disclosure of 2011 targets is material to an understanding of our 2010 executive compensation program as covered by this Proxy Statement.

Long-Term Incentive Plan

Our long-term incentive plan (“LTIP”) was approved by our Compensation Committee and adopted by our Board on January 27, 2004 and is primarily an equity-linked plan that is available to our executive officers and certain other key employees determined on an annual basis. It is designed to attract, motivate and retain individuals of high quality by:

•	providing competitive long-term incentive compensation opportunities;

•	rewarding outstanding achievement by those who can most directly affect our performance and instill a sense of business ownership; and

•	aligning the interests of our employees with those of our stockholders so as to maximize long-term stockholder value creation.

Our Compensation Committee may make grants or awards of stock options, restricted stock and performance units under our LTIP. Stock options and restricted stock are granted under our 1992 Plan, which was originally approved by our stockholders in 1992 and most recently amended in 2009. The following description of the 1992 Plan is subject to any changes that may result from stockholder approval of the plan amendment and restatement described in Proposal V of this Proxy Statement. The 1992 Plan permits the use of nonqualified stock options, with or without stock appreciation rights, and restricted stock. Pursuant to the 1992 Plan, stock options may be granted for a period of up to ten years at fair market value, as defined in the 1992 Plan, on the date of grant and upon such terms and conditions, consistent with the provisions of the plan, as are specified by our Compensation Committee at the time of grant. Restricted stock may be granted by our Compensation Committee subject to such terms and conditions as may be set by the committee.

In 2007 and 2008 our Compensation Committee made grants of stock options that vested ratably over a three-year period and restricted stock that vested at the end of the third year. In 2009, 2010 and 2011 our Compensation Committee made grants of stock options on the same terms but, in order to facilitate grant administration while encouraging retention consistent with our compensation program objectives, began making 1992 Plan grants of restricted stock that time-vest 20% on the first anniversary of the grant date, an additional 30% on the second anniversary of the grant date and the remaining 50% on the third anniversary of the grant date.

Approval of Grants

Stock options and shares of restricted stock are granted to our executive officers under our 1992 Plan. Our Compensation Committee approves all such grants, which are determined based on input from the CEO and market data provided by our compensation consultant. Grants for the CEO and other executive officers are approved by our Compensation Committee and discussed with our Board, outside the presence of the CEO and the other executive officers. In approving such grants, our Compensation Committee also assesses the reasonableness of grant levels considering the Company’s relative performance versus our compensation peer group over the past three years on measures such as total shareholder return, debt-adjusted per share production growth and reserve replacement, as well as executive officer total compensation and internal pay equity.

The regular Board and Compensation Committee meeting schedule for the upcoming year is set in April of the prior year, with regular Board meetings held in January, April, July, October and December. Our Compensation Committee meetings are usually held the day before each Board meeting. The timing of these meetings is not determined by executive officers and is usually in advance of the announcement of earnings. We do not time the release of material non-public information for the purpose of affecting the values of executive compensation. Our Compensation Committee may be aware of approximate earnings results at the time of making equity grant decisions, but it does not adjust the size or timing of grants to reflect possible market reaction.

Generally, annual stock option and restricted stock grants are approved at a January meeting of our Compensation Committee. Stock options and restricted stock are granted annually on February 1 (or the preceding business day if February 1 falls on a Saturday, Sunday or holiday). It is our policy to make grants to executive officers and other employees at the same time. However, specific grants of stock options or restricted stock may be approved at other regular or special meetings to recognize the completion of a significant transaction, a change in an employee’s responsibility or a specific achievement, or as an inducement to, or for the retention of, employment. No special grants were made to executive officers in 2010. We communicate grants to executive officers and other employees shortly after the date of approval, in accordance with our customary human resource practices.

Terms of Grants

Stock option grants represent the right to purchase shares of our common stock over a period of up to ten years at fair market value, as defined in the 1992 Plan, on the date of grant and upon such terms and conditions, consistent with the provisions of the plan, as are specified by our Compensation Committee at the time of grant. The 1992 Plan currently defines “fair market value” for grant purposes as the average of the reported high and low trading price of our common stock on the NYSE on the date of grant (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred). We believe that this method of determining fair market value is neutral to the use of the closing price of our common stock and provides a valid representation of fair market value. Therefore, consistent with the terms of our 1992 Plan, we continued to grant stock options on this basis in 2010.

Stock Ownership Guidelines

We historically encouraged, but did not require, stock ownership by our executive officers and directors. We likewise did not require our executive officers and directors to hold a substantial portion of their equity awards until they retire from service. The rationale was that our executive officers have received periodic grants of shares of restricted stock and stock options under our 1992 Plan, consistent with the objectives of our executive compensation program, providing them with meaningful equity ownership in the Company and allowing them to demonstrate their commitment as stockholders in the Company. Our compensation and governance committees reevaluated this approach and, after discussion with our Board on January 25, 2011, our Board adopted stock ownership guidelines for our officers and non-employee directors. These guidelines are set out in our Corporate Governance Guidelines.

We believe that our stock ownership guidelines reinforce the alignment of the long-term interests of our executive officers, non-employee directors and stockholders. We also believe that they help discourage the taking of excessive business risks. Each officer is expected to own a number of our shares with a value that is a multiple of the officer’s current base salary and each non-employee director is expected to own a number of shares with a value that is a multiple of the director’s annual cash retainer, as follows:

Position	Multiple
Chief Executive Officer	6X base salary
President	3X base salary
Chief Financial Officer	3X base salary
Other Senior Vice President	2.5X base salary
Vice President	2X base salary
Non-Employee Director	5X annual cash retainer

These stock ownership guidelines also impose certain retention requirements on any officer or director who fails to maintain the prescribed level. All of our executive officers and outside directors are in compliance with the guidelines as of the date of this Proxy Statement.

2010 Compensation of CEO

Our Compensation Committee, with input from our other independent directors, evaluates Mr. Davidson’s performance, with that evaluation supporting the determination of Mr. Davidson’s compensation level. In addition to the financial results discussed above, other key 2010 results under Mr. Davidson’s leadership include:

Onshore United States

•	a Central DJ Basin asset acquisition which enhanced our largest onshore US property in Wattenberg;

•	an increase in our Central DJ Basin position to over 830,000 net acres;

•	the drilling and completion of 21 horizontal wells in the Central DJ Basin Niobrara formation;

•	an increase in Wattenberg production volumes to a record 54.2 thousand barrels of oil equivalent per day; and

•	the sale of certain Mid-continent and Illinois Basin assets for $552 million.

Deepwater Gulf of Mexico

•	the successful adjustment of our Gulf of Mexico business plan in response to the Deepwater Horizon incident;

•	the well completion work at Isabela and Santa Cruz at the Galapagos project in the deepwater Gulf of Mexico; and

•	an award of 11 deepwater lease blocks from the Central Gulf of Mexico lease sale 213.

International

•	the sanction of the development plan for the Tamar project, offshore Israel;

•	the sanction of the development plan for the Alen project, offshore Equatorial Guinea;

•	a major exploration discovery at Leviathan, offshore Israel;

•	the completion of two new Mari-B wells, offshore Israel, maintaining field deliverability of 600 million cubic feet per day, gross; and

•	the conclusion of field drilling and initiation of completions at Aseng, offshore Equatorial Guinea.

Mr. Davidson’s base salary as of January 1, 2010 was $1,025,000. Based on the results of our compensation consultant’s review of 2010 executive compensation, our Compensation Committee adjusted Mr. Davidson’s salary based on the market median for his position relative to our compensation peer group giving consideration to the scope of his responsibilities. Mr. Davidson received a 3.4% base salary increase to $1,060,000, effective November 1, 2010.

Mr. Davidson received a total STIP payment of $1,855,000 in February 2011, based on our Compensation Committee’s review of overall performance of the Company for 2010, as well as Mr. Davidson’s performance as measured against operational and financial goals for 2010 that he submitted earlier in the year. Mr. Davidson’s STIP payment for 2010 performance increased by 29.3% compared to 2009.

Mr. Davidson was granted awards under our 1992 Plan of 105,760 stock options and 43,281 shares of restricted stock on February 1, 2010, based in part on market data from our compensation consultant and considering our performance against our compensation peer group and Mr. Davidson’s leadership performance.

We believe that Mr. Davidson’s compensation level is consistent with the objectives of our compensation program, provides an appropriate mix of salary and incentive compensation, rewards leadership performance by Mr. Davidson that has produced some key results by the Company in 2010 and provides motivation for the future achievement of short- and long-term goals necessary to stockholder value creation. We also believe that it is internally consistent and equitable compared to our other executive officers in recognition of Mr. Davidson’s broad responsibility and accountability for the Company’s strategy and operations, compliance and controls, investor relations and role as Chairman of our Board.

2010 Compensation of Other Named Executive Officers

In determining the compensation of Messrs. Fisher, Stover and Cook and Ms. Cunningham for 2010, our Compensation Committee considered their respective roles, responsibilities and reporting within the Company; their respective contributions to the overall performance of the Company; the performance of their respective business units or organizations; comparisons to our compensation peer group; and internal pay equity.

Based on the results of our compensation consultant’s review of 2010 executive compensation, each of our other named executive officers received an increase in base salary as our Compensation Committee determined that an increase was appropriate based on the median for their respective positions relative to our compensation peer group giving consideration to the scope of their respective responsibilities. Effective November 1, 2010, Mr. Fisher’s base salary was increased to $525,000, Mr. Stover’s base salary was increased to $625,000, Ms. Cunningham’s base salary was increased to $475,000, and Mr. Cook’s base salary was increased to $425,000.

After reviewing the overall performance of the Company for 2010 and the contributions to that performance of each non-CEO named executive officer and his or her respective business unit or organization, our Compensation Committee approved the following STIP payments: Mr. Fisher — $790,000; Mr. Stover — $1,200,000; Ms. Cunningham — $675,000; and Mr. Cook — $700,000. The STIP payments for 2010 performance for Mr. Fisher, Mr. Stover, Ms. Cunningham, and Mr. Cook increased approximately 39%, 59%, 38%, and 63%, respectively, compared to 2009. We believe that these STIP payments are appropriate in light of the Company’s performance in 2010 and reflect the relative contributions of these executive officers, including Mr. Fisher’s leadership within the Company’s financial organization; Mr. Stover’s role in the growth of our domestic and international businesses and the Company’s exceptional safety performance; Ms. Cunningham’s role in our exploration success with another major discovery offshore Israel at our Leviathan prospect; and Mr. Cook’s role in the progress made in our international development projects, including the sanctioning of the Tamar and Alen projects.

On January 29, 2010, our Compensation Committee approved the following stock option grants and restricted stock awards under our 1992 Plan for our other named executive officers:

		Shares of
Named Executive Officer	Stock Options	Restricted Stock
Kenneth M. Fisher	26,896	11,007

David L. Stover	55,841	22,853

Susan M. Cunningham	26,847	10,987

Rodney D. Cook	20,797	8,511

In determining the level of these grants, our Compensation Committee considered market data provided by our compensation consultant regarding our compensation program and appropriate long-term incentive grant levels in light of compensation peer group practices.

Post-Employment Compensation

Our post-employment compensation is provided under qualified and nonqualified defined benefit plans, qualified and nonqualified defined contribution plans, and either individual change of control agreements or, alternatively, a change of control plan. Through its various components, our post-employment compensation facilitates our efforts to retain individuals of high quality and support a long-standing internal culture of loyalty and dedication to our interests.

Qualified Defined Benefit Plan

Our qualified defined benefit plan (“Retirement Plan”) provides employees originally hired before May 1, 2006, which includes all of our named executive officers except Mr. Fisher, with retirement income benefits commencing upon retirement after attaining the normal retirement age of 65 or upon early or deferred vested retirement after attaining age 55 and completing 5 years of vesting service. Early retirement reductions apply if retirement benefits are commenced prior to age 65. The amount of an employee’s monthly Retirement Plan benefit will depend upon the employee’s final average monthly compensation, age and the number of his or her years of credited service (which is limited to a maximum of 30 years). Monthly Retirement Plan benefits commencing upon retirement after attaining the normal retirement age of 65 are calculated using the greater of the following two formulas:

Formula 1	Formula 2
1.25% × final average monthly
compensation × years of credited service (up to 30) + 0.50% × final average monthly compensation that exceeds Social Security covered compensation × years of credited service (up to 30)	2% × final average monthly compensation × years of credited service (up to 20)

Final average monthly compensation generally means the employee’s average monthly compensation from the Company for the 60 consecutive months prior to retirement that results in the highest average monthly compensation for the employee. The compensation taken into account for Retirement Plan purposes includes the employee’s salary and STIP payment. The annual amount of compensation that can be taken into account for Retirement Plan purposes is limited by the Internal Revenue Code. This annual compensation limit is $245,000 for

2010 and 2011. The maximum annual benefit that may be paid to an employee under our Retirement Plan is also limited by the Internal Revenue Code. This maximum annual benefit is $195,000 for 2010 and 2011.

Our Compensation Committee reviewed our Retirement Plan in 2006 and concluded that an enhanced defined contribution plan would be better aligned with our compensation program objectives because it would offer employees more investment choices, be portable and be more cost-effective to the Company. Accordingly, beginning on May 1, 2006, our Retirement Plan was closed to new participants and new employees became eligible to instead receive an enhanced Company contribution in the qualified defined contribution plan described below. Employees originally hired before May 1, 2006, which include all of our named executive officers except Mr. Fisher, continue to accrue benefits under the Retirement Plan.

We amended our Retirement Plan effective January 1, 2008 to allow existing plan participants to elect to receive a lump sum distribution upon separation from service. Lump sums are calculated using Internal Revenue Service mandated rates.

Nonqualified Defined Benefit Plan

Our nonqualified defined benefit plan (“Restoration Plan”) is an unfunded plan that provides the benefits under the Retirement Plan’s benefit formula that cannot be provided by the Retirement Plan because of the annual compensation and annual benefit limitations applicable to the Retirement Plan under the Internal Revenue Code. The amount of an employee’s monthly Restoration Plan benefit will depend upon the employee’s final average monthly compensation, age and the number of his or her years of credited service (which is limited to a maximum of 30 years). Existing plan participants were allowed to make a one-time election prior to January 1, 2008 to receive plan benefits in a lump sum payment upon separation from service, as permitted by the transition relief provisions of Internal Revenue Code Section 409A. Restoration Plan benefits are calculated using the same methodology utilized for our Retirement Plan. Employees originally hired before May 1, 2006, which include all of our named executive officers except Mr. Fisher, continue to accrue benefits under the Restoration Plan.

Qualified Defined Contribution Plan

Our qualified defined contribution plan (“Thrift Plan”) allows employees to make pre-tax contributions to the plan out of their basic compensation. For the purposes of the Thrift Plan, basic compensation generally means cash compensation, including overtime but excluding incentive payments, bonuses, allowances and other extraordinary remuneration. The amount of an employee’s basic compensation taken into account under the Thrift Plan cannot exceed the Internal Revenue Code limit, which is $245,000 for 2010 and 2011. The annual contribution made by an employee to the Thrift Plan cannot exceed 50% of his or her basic compensation and is limited to a maximum contribution amount specified under the Internal Revenue Code (which is $16,500 for 2010 and 2011, plus a catch-up contribution in each of those years of $5,500 for employees who are at least 50 years of age). An employee’s pre-tax contributions (other than catch-up contributions) made to the Thrift Plan are matched by the Company on a dollar-for-dollar basis up to 6% of the employee’s basic compensation. In addition, beginning in 2006, the Company makes the following age-weighted contribution to the Thrift Plan for each participant whose initial employment date with the Company is on or after May 1, 2006 (which does not include any of our named executive officers except Mr. Fisher) and who is employed by or on authorized leave of absence from the Company on the last day of the calendar year (or whose retirement, permanent disability or death occurred during such year while employed by or on authorized leave of absence from the Company):

	Contribution Percentage	Contribution Percentage
	for Portion of Basic	for Portion of Basic
	Compensation Below	Compensation Above
Age of Participant	the FICA Taxable Wage Base	the FICA Taxable Wage Base
Under 35	4%	8%
At least 35 but under 48	7%	10%
At least 48	9%	12%

The contributions made to our Thrift Plan by or for a participant are credited to accounts maintained for such participant under the plan. The amounts credited to a participant’s accounts are invested at the direction of the participant in various investment fund options available under the Thrift Plan, including investment in shares of our common stock. The amounts credited to a participant’s accounts that are attributable to his or her pre-tax contributions are immediately 100% vested. Amounts attributable to the Company’s matching contributions become 34% vested upon the completion of one year of service, 67% vested upon the completion of two years of service, and 100% vested upon the completion of three years of service. The amounts attributable to the Company’s age-weighted contributions become vested after three years of service. The amounts credited to a participant’s accounts become distributable upon the participant’s termination of employment with the Company, and certain amounts are available for loans, hardship distributions and in-service withdrawals.

Nonqualified Deferred Compensation Plan

Our nonqualified deferred compensation plan (“Deferred Compensation Plan”) allows executive officers, and certain other employees, to save for retirement in a tax-effective way at minimal cost to us. Under the Deferred Compensation Plan, participants are allowed to defer portions of their salary and bonus and to receive certain matching and age-weighted contributions that would have been made to our Thrift Plan if the Thrift Plan had not been subject to Internal Revenue Code compensation and contribution limitations. Under this unfunded program, amounts deferred by the participant are credited annually with interest at a rate equal to the greater of 125% of the 120-month rolling average of 10-year U.S. Treasury Notes or the 120-month rolling average of the prime rate as published in The Wall Street Journal.

Change of Control Arrangements

We have adopted change of control arrangements for our executive officers and certain other employees. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control of the Company. Based on information provided by our compensation consultant, we believe that these arrangements are common practice and align our executive officer interests with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interest of stockholders without undue concern over whether the transactions may jeopardize their continued employment.

A change of control will be deemed to have occurred under our change of control arrangements if any of the following events occurs:

•	individuals who constituted our Board on January 1, 2008 (or such other date as may be specified in individual change of control agreements) (“Incumbent Board”) cease to constitute at least 51% of the Board, provided that any individual whose election was approved by a vote of at least a majority of the directors of the Incumbent Board will be considered a member of the Incumbent Board;

•	our stockholders approve a reorganization, merger or consolidation whereby the persons who were stockholders immediately prior to the reorganization, merger or consolidation do not immediately thereafter own at least 51% of the voting shares of the new entity;

•	our stockholders approve a liquidation or dissolution of the Company or a sale of all or substantially all of our assets to a non-related party; or

•	a new person or entity becomes the owner of at least 25% of our outstanding common stock or voting power in the Company.

We believe that these changes of control events are an accurate depiction of circumstances that could reasonably be expected to result in a material change in the leadership and direction of the Company, creating uncertainties among employees and executive officers in such areas as the continuity of management, continued employment opportunities, and our ability to execute existing programs.

All of our change of control arrangements include provisions regarding severance benefits that our executive officers and certain other employees may be entitled to receive if they are terminated within two years following a change of control of the Company. Under these arrangements, if a named executive officer is terminated for any reason (other than for cause, disability or death) within two years after a change of control, we will then pay or provide the following to that named executive officer:

•	all unpaid salary and expenses;

•	a lump sum equal to a multiple of his or her annual cash compensation (made up of annual salary and bonus) ranging from 2.5 times to 2.99 times;

•	an amount equal to his or her pro-rata target bonus for the then-current year;

•	life, disability, medical and dental insurance benefits, upon his or her written request, ranging among named executive officers from 30 to 36 months or such shorter period until the executive obtains substantially equivalent coverage from a subsequent employer;

•	the vesting of his or her stock options and restricted stock; and

•	reimbursement for reasonable fees up to $15,000 for out-placement employment services.

If we terminate the named executive officer for cause, no benefit is payable to, or with respect to, that named executive officer under our change of control arrangements. A termination for cause may only be made by the affirmative vote of a majority of the members of our Board.

Our change of control arrangements include a plan or, in the alternative, individual change of control agreements. Specifically, on October 24, 2006, our Board approved a Change of Control Severance Plan for Executives (“Executive Change of Control Plan”), which became effective on that date. The plan covers our executive officers and certain key employees, provided that they are not already party to pre-existing change of control agreements with us. All of our named executive officers, except Messrs. Fisher and Cook, are parties to pre-existing change of control agreements and therefore may not participate in the plan at this time. Messrs. Fisher and Cook currently participate in our Executive Change of Control Plan.

Our change of control arrangements previously provided for a tax gross-up payment to the named executive officer that would fully offset the effect of (1) any excise tax imposed by Section 4999 of the Internal Revenue Code upon the benefits payable under such arrangements (or under any other Company plan, arrangement or agreement), and (2) any federal, state or local income tax or additional Section 4999 excise tax that is attributable to the tax gross-up payment. Effective February 1, 2011, the tax gross-up provision was eliminated from all of our individual change of control agreements and our Executive Change of Control Plan (although the effectiveness of such elimination under the Executive Change of Control Plan is subject to a pre-existing delay provision contained in the plan if a change of control occurs before January 26, 2012).

Severance Benefit Plan

Our Severance Benefit Plan (“Severance Benefit Plan”) is an unfunded plan that provides for severance benefits to eligible employees, including our executive officers, in certain instances based upon years of completed service. The severance benefits are comprised of:

•	a cash payment of two weeks of base salary pay for every year of completed service, with a minimum of 12 weeks of pay and a maximum of 52 weeks of pay;

•	a pro-rated STIP payment based on the number of months of employment during the calendar year of termination;

•	six months of reduced-rate contributions under our medical and dental plans; and

•	twelve weeks of coverage under our employee assistance plan.

Perquisites:  We do not consider perquisites to be a principal element of executive compensation. In 2010, certain of our executive officers received non-material personal benefits, such as club membership dues reimbursement and comprehensive physical examinations.

Other Compensation Matters

Health and Welfare Programs

We offer a number of other benefits to our executive officers pursuant to benefit programs that provide for broad-based employee participation. These benefit programs include medical, dental and vision insurance, long-

term disability (“LTD”) and short-term disability insurance, life and accidental death and dismemberment (“AD&D”) insurance, health and dependent care flexible spending accounts, relocation/expatriate programs and services, educational assistance, employee assistance and certain other benefits.

Indemnification Agreements

We have entered into an indemnification agreement with each of our non-employee directors and our executive officers. These agreements provide for us to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of a proceeding as to which they may be indemnified. We also cover such persons under a directors’ and officers’ liability insurance policy that we choose, in our discretion, to maintain. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable law and are in addition to any other rights the individual may have under our Certificate of Incorporation, By-laws and applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced executive officers and non-employee directors.

Tax and Accounting Considerations

Under Section 409A of the Internal Revenue Code, amounts deferred for an executive officer under a nonqualified deferred compensation plan may be included in gross income when vested and subject to a 20% or more additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions.

Section 162(m) of the Internal Revenue Code may limit our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and other named executive officers, unless that compensation is “performance-based compensation” within the meaning of Section 162(m) and the regulations promulgated thereunder. We believe that all of the stock options granted under the 1992 Plan qualify as performance-based compensation and therefore are not subject to the deduction limitation of Section 162(m). However, the salary and STIP payouts paid to our executive officers, the time-vested restricted stock awards, and certain payments provided for under our change of control arrangements with the named executive officers are not exempt from this deduction limit.

Section 280G of the Internal Revenue Code limits our ability to deduct amounts paid to certain disqualified individuals, including our executive officers, that are treated as excess parachute payments. Excess parachute payments are also subject to an excise tax payable by the recipient of such payment. Parachute payments are payments that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of our assets, and they become excess parachute payments with respect to a disqualified individual to the extent that the total amount of the parachute payments made to such individual exceeds a certain threshold amount. Examples of the types of payments that could give rise to parachute payments are the accelerated vesting of stock options and restricted stock upon a change of control and severance payments made upon a termination of employment in connection with a change of control.

Although we consider tax deductibility in the design and administration of our executive compensation plans and program, we believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it results in the non-deductibility of certain compensation under the Internal Revenue Code.

Rules under generally accepted accounting principles determine the manner in which we account in our financial statements for grants of equity-based compensation to our employees. Our accounting policies for equity-based compensation are further discussed in Notes 2 and 13 to our consolidated financial statements, included in our 2010 Annual Report on Form 10-K.

REPORT OF THE COMPENSATION, BENEFITS
AND STOCK OPTION COMMITTEE
ON EXECUTIVE COMPENSATION

The following report of the Compensation, Benefits and Stock Option Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules, except for the required disclosure in this Proxy Statement, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934 (“Exchange Act”), and the information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

The Compensation, Benefits and Stock Option Committee has reviewed the Compensation Discussion and Analysis contained in this Proxy Statement and discussed this disclosure with management. Based on this review and discussions with management, the Compensation, Benefits and Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

March 22, 2011

Compensation, Benefits and
Stock Option Committee

Kirby L. Hedrick, Chair
Jeffrey L. Berenson
Edward F. Cox
Thomas J. Edelman

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned by our CEO and CFO and each of our three most-highly compensated executive officers other than the CEO and CFO (collectively, the “named executive officers”) during 2008, 2009 and 2010.

							Change in
							Pension Value
							and Non-
						Non-Equity	Qualified
				Stock	Option	Incentive Plan	Deferred	All Other
Name and		Salary		Awards	Awards	Compensation	Compensation	Compensation	Total
Principal Position	Year	($)(1)	Bonus($)	($)(2)	($)(3)	($)(4)	Earnings($)(5)	($)(6)	($)
Charles D. Davidson	2010	$1,012,644	—	$3,249,970	$2,650,346	$1,855,000	$1,494,043	$70,539	$10,332,542
Chairman and Chief	2009	1,025,000	—	2,445,629	2,445,383	1,435,000	1,934,613	74,386	9,360,011
Executive Officer	2008	1,025,000	—	3,534,599	2,545,316	4,354,359	889,986	70,908	12,420,168

Kenneth M. Fisher(7)	2010	495,192	$500,000	826,516	674,014	790,000	—	83,771	3,369,493
Senior Vice President and Chief Financial Officer	2009	62,500	500,000	2,399,957	899,508	70,000	—	505,970	3,937,935

David L. Stover	2010	593,461	—	1,716,032	1,399,375	1,200,000	527,382	24,023	5,460,274
President and Chief	2009	600,000	—	1,662,774	1,668,488	756,000	456,033	26,199	5,169,494
Operating Officer	2008	556,250	—	1,686,810	1,214,697	1,362,707	199,415	22,687	5,042,566

Susan M. Cunningham	2010	437,769	—	825,014	672,786	675,000	386,614	16,847	3,014,030
Senior Vice President	2009	440,000	—	1,138,344	1,148,115	489,720	402,430	22,644	3,641,253
— Exploration	2008	428,333	—	836,257	602,215	1,092,242	156,030	16,106	3,131,183

Rodney D. Cook	2010	384,490	—	639,091	521,173	700,000	747,129	23,670	3,015,553
Senior Vice President	2009	385,000	—	763,339	765,728	428,505	708,675	34,282	3,085,529
— International	2008	350,000	—	749,021	381,797	697,510	243,559	29,105	2,450,992

(1)	Certain of our named executive officers deferred a portion of their base salaries under our Deferred Compensation Plan:

		Percentage of	Amount
Name	Year	Salary Deferred	Deferred
Charles D. Davidson	2010	45%	$455,690
	2009	45%	461,250
	2008	45%	461,250

Rodney D. Cook	2010	0%	—
	2009	10%	38,500
	2008	10%	35,000

(2)	Reflects the aggregate grant date fair value of restricted stock granted under our 1992 Plan, which was computed in accordance with FASB ASC Topic 718. Shares granted in 2009 and 2010 will vest according to the following schedule: 20% on the first anniversary of the grant date; an additional 30% on the second anniversary of the grant date; and the remaining 50% on the third anniversary of the grant date. Shares granted in 2008 will vest 100% on the third anniversary of the grant date. The vesting of these shares is not contingent upon the satisfaction of any performance goals. See the Grants of Plan-Based Awards table for information on restricted stock granted in 2010.

(3)	Reflects the aggregate grant date fair value of nonqualified stock options granted under our 1992 Plan. Options represent the right to purchase shares of common stock at a price per share equal to fair market value on the date of grant. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant. Vesting of these options is not contingent upon the satisfaction of any performance goals, although none of the options may be exercised before the first anniversary (absent a change of control of the Company) or after the tenth anniversary of the date of grant. See the Grants of Plan-Based Awards table for information on stock options granted in 2010.

(4)	Reflects payments under our STIP based on the achievement of certain performance goals during the year indicated and payout of performance units previously awarded under our LTIP. STIP awards earned during the year indicated were paid or deferred in February of the following year, and performance unit awards under the LTIP cover the three-year performance period ending on December 31st of the year indicated, as follows:

			Performance
Name	Year	STIP Payout	Units Payout(a)
Charles D. Davidson	2010	$1,855,000	—
	2009	1,435,000	—
	2008	1,435,000	$2,919,359

Kenneth M. Fisher	2010	790,000	—
	2009	70,000	—

David L. Stover	2010	1,200,000	—
	2009	756,000	—
	2008	764,296	598,411

Susan M. Cunningham	2010	675,000	—
	2009	489,720	—
	2008	493,831	598,411

Rodney D. Cook	2010	700,000	—
	2009	428,505	—
	2008	432,437	265,073

(a)	Performance units were not awarded after 2006; therefore, the final payment of performance units was made in May 2009 for the three-year period ended on December 31, 2008.

(5)	Reflects during the year indicated: (a) the aggregate increase in actuarial present value of the named executive officer’s benefits under our Retirement Plan and our Restoration Plan; and (b) the above-market Deferred Compensation Plan earnings, as follows:

			Deferred
		Increase in	Compensation
		Retirement and	Above-Market
Name	Year	Restoration Plans(a)	Earnings(b)
Charles D. Davidson	2010	$1,324,713	$169,330
	2009	1,757,599	177,014
	2008	795,515	94,471

David L. Stover	2010	513,313	14,069
	2009	441,239	14,794
	2008	191,411	8,004

Susan M. Cunningham	2010	386,614	—
	2009	402,430	—
	2008	156,030	—

Rodney D. Cook	2010	743,818	3,311
	2009	705,759	2,916
	2008	242,326	1,233

(a)	Beginning of year values for calculating the aggregate increase in actuarial present value reflect a 6.00% discount rate; end of year values reflect a 5.50% discount rate for the Retirement Plan and a 5.25% discount rate for the Restoration Plan. Present values are based on the same actuarial assumptions and measurement dates disclosed in Note 14 to our financial statements in the Form 10-K for the year ended December 31, 2010, except that for purposes of the present value calculations participants are assumed to work until age 65 and commence their benefits at that time.

(b)	Above-market earnings in 2010 are based on the difference between the plan crediting rate of 6.11% and 120% of the annual long-term Applicable Federal Rate as of September 2009 (5.27%); earnings in 2009 are based on the difference between the plan crediting rate of 6.55% and 120% of the annual long-term Applicable Federal Rate as of September 2008 (5.51%); earnings in 2008 are based on the difference between the plan crediting rate of 6.81% and 120% of the annual long-term Applicable Federal Rate as of September 2007 (6.13%).

(6)	All other compensation includes:

			Deferred
			Compensation
		Thrift Plan	Plan					Profit Sharing
		Matching	Matching	Club	Insurance	Holiday	Physical	Plan
Name	Year	Contributions	Contributions	Memberships	Premiums	Bonus	Examinations	Contributions(a)
Charles D. Davidson	2010	$14,700	$46,059	$7,391	$2,232	$157	$—	—
	2009	14,700	46,800	7,391	2,508	157	2,580	—
	2008	13,800	47,700	6,743	2,508	157	—

Kenneth M. Fisher	2010	14,700	—	10,463	2,232	157	—	$56,219
	2009	—	—	—	209	136	—	5,625

David L. Stover	2010	14,700	—	6,934	2,232	157	—	—
	2009	14,700	—	6,934	2,508	157	1,900	—
	2008	13,800	—	6,222	2,508	157	—	—

Susan M. Cunningham	2010	14,700	—	—	1,990	157	—	—
	2009	14,700	—	—	2,207	157	5,580	—
	2008	13,800	—	—	2,149	157	—	—

Rodney D. Cook	2010	14,700	—	7,065	1,748	157	—	—
	2009	14,700	8,400	7,065	1,931	136	2,050	—
	2008	13,800	7,200	6,192	1,756	157	—	—

(a)	Mr. Fisher received Profit Sharing Plan contributions for 2010 and 2009 as of the last day of each calendar year. A portion of Mr. Fisher’s 2010 Profit Sharing contribution ($17,800) was deposited into Mr. Fisher’s Profit Sharing Plan contribution account in our Thrift Plan. The remaining portion of Mr. Fisher’s 2010 Profit Sharing Plan contribution ($38,419) was credited to Mr. Fisher’s account in our nonqualified Deferred Compensation Plan. Mr. Fisher’s 2009 Profit Sharing Plan contribution ($5,625) was deposited into Mr. Fisher’s Profit Sharing Plan account in our Thrift Plan.

As reflected in the table above, the salary received by each of our named executive officers as a percentage of their respective total compensation during the year indicated was as follows:

		Percentage
		of Total
Name	Year	Compensation
Charles D. Davidson	2010	9.8%
	2009	11.0%
	2008	9.3%

Kenneth M. Fisher	2010	14.7%
	2009	1.6%

David L. Stover	2010	10.9%
	2009	11.6%
	2008	14.7%

Susan M. Cunningham	2010	14.5%
	2009	12.1%
	2008	15.7%

Rodney D. Cook	2010	12.8%
	2009	12.5%
	2008	16.0%

(7)	Mr. Fisher was appointed Senior Vice President and CFO of the Company effective November 16, 2009 and received two cash payments in the amount of $500,000 each pursuant to the terms of his compensation arrangement with the Company. The first payment was made on December 16, 2009 and the second payment was made on May 21, 2010.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2010.

										All Other	All Other
										Stock	Option
			Estimated Future Payouts				Estimated Future Payouts			Awards:	Awards:	Exercise
			Under Non-Equity Incentive				Under Equity Incentive			Number of	Number of	or Base	Grant Date
			Plan Awards				Plan Awards			Shares of	Securities	Price of	Fair Value
										Stock or	Underlying	Option	of Stock and
	Approval	Grant	Units	Threshold	Target	Max	Threshold	Target	Max	Units (#)	Options (#)	Awards	Option
Name	Date(1)	Date(1)	Granted	($)	($)	($)	(#)	(#)	(#)	(2)	(3)	($/Sh)(4)	Awards(5)
Charles D. Davidson	01/29/10	02/01/10	—	—	—	—	—	—	—	43,281	105,760	$75.09	$5,900,316

Kenneth M. Fisher	01/29/10	02/01/10	—	—	—	—	—	—	—	11,007	26,896	75.09	1,500,529

David L. Stover	01/29/10	02/01/10	—	—	—	—	—	—	—	22,853	55,841	75.09	3,115,407

Susan M. Cunningham	01/29/10	02/01/10	—	—	—	—	—	—	—	10,987	26,847	75.09	1,497,800

Rodney D. Cook	01/29/10	02/01/10	—	—	—	—	—	—	—	8,511	20,797	75.09	1,160,264

(1)	All grants were approved by our Compensation Committee, and were effective and priced on the date of grant.

(2)	Represents the shares of restricted stock granted under our 1992 Plan in 2010. The shares will vest according to the following schedule: 20% of the award will vest on the first anniversary of the grant date; an additional 30% of the award will vest on the second anniversary of the grant date; and the remaining 50% of the award will vest on the third anniversary of the grant date.

Dividends declared on shares of restricted stock are accrued during the three-year restricted period. Accrued dividends will be paid upon vesting of restricted shares. Dividends accrued during 2010 as follows: Mr. Davidson — $31,162; Mr. Fisher — $7,925; Mr. Stover — $16,454; Ms. Cunningham — $7,911; and Mr. Cook — $6,128.

(3)	Represents grants of nonqualified stock options under our 1992 Plan. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest ratably over three years in equal installments on the first, second and third anniversaries of the date of grant.

(4)	Exercise price at “fair market value” is defined in our 1992 Plan as the average of the reported high and low trading price of our common stock on the NYSE on the date of grant. The closing price of our common stock on February 1, 2010 was $75.82.

(5)	Reflects aggregate grant date fair value of restricted stock and nonqualified stock options granted to our named executive officers on February 1, 2010 computed in accordance with FASB ASC Topic 718. Grant date fair value of stock options reported above is as follows: Mr. Davidson — $2,650,346; Mr. Fisher — $674,013; Mr. Stover — $1,399,375; Ms. Cunningham — $672,786; and Mr. Cook — $521,173. Grant date fair value of restricted stock reported above is as follows: Mr. Davidson — $3,249,970; Mr. Fisher — $826,516; Mr. Stover — $1,716,032; Ms. Cunningham — $825,014; and Mr. Cook — $639,091.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to restricted stock and stock options held by our named executive officers as of December 31, 2010.

				Equity						Equity
				Incentive						Incentive
				Plan Awards:					Market	Plan	Equity Incentive
				Number of			Number of		Value	Awards:	Plan Awards:
	Number of	Number of		Securities			Shares or		of Shares	Number of	Market or Payout
	Securities	Securities		Underlying			Units of		or Units of	Unearned	Value of Unearned
	Underlying	Underlying		Unexercised			Stock		Stock	Shares, Units or	Shares, Units or
	Unexercised	Unexercised		Unearned	Option	Option	Held That		Held That	Other Rights	Other Rights That
	Options (#	Options (#		Options	Exercise	Expiration	Have Not		Have Not	That Have Not	Have Not Vested
Name	Exercisable)	Unexercisable)		(#)	Price ($)	Date	Vested (#)		Vested ($)(7)	Vested (#)	($)
Charles D. Davidson	150,000				17.6825	2/1/2013	48,459	(6)	4,171,351
	86,580				22.2325	2/1/2014	38,967	(8)	3,354,279
	58,852				29.8700	2/1/2015	43,281	(9)	3,725,628
	21,550				32.7925	5/16/2015
	12,000				41.4650	8/1/2015
	77,957				45.9400	2/1/2016
	164,118				53.4150	2/1/2017
	83,467	41,733	(1)		72.9400	2/1/2018
	43,497	86,993	(2)		50.2050	1/30/2019
		105,760	(3)		75.0900	2/01/2020

Kenneth M. Fisher	10,983	21,966	(4)	—	67.4600	11/16/2019	28,461	(10)	2,449,923
		26,896	(3)		75.0900	2/01/2020	11,007	(9)	947,483

David L. Stover	5,000			—	20.0350	12/16/2012	23,126	(6)	1,990,686
	40,000				17.6825	2/1/2013	21,713	(8)	1,869,055
	12,872				22.2325	2/1/2014	4,725	(11)	406,728
	15,580				29.8700	2/1/2015	22,853	(9)	1,967,186
	8,000				41.4650	8/1/2015
	15,980				45.9400	2/1/2016
	48,610				53.4150	2/1/2017
	39,833	19,916	(1)		72.9400	2/1/2018
	24,237	48,473	(2)		50.2050	1/30/2019
	5,325	10,649	(5)		50.8000	3/18/2019
		55,841	(3)		75.0900	2/01/2020

Susan M. Cunningham	13,000			—	20.9250	4/23/2011	11,465	(6)	986,907
	54,000				16.2700	2/1/2012	10,171	(8)	875,520
	50,000				17.6825	2/1/2013	7,875	(11)	677,880
	17,094				22.2325	2/1/2014	10,987	(9)	945,761
	15,580				29.8700	2/1/2015
	8,000				41.4650	8/1/2015
	15,980				45.9400	2/1/2016
	34,455				53.4150	2/1/2017
	19,748	9,874	(1)		72.9400	2/1/2018
	11,353	22,706	(2)		50.2050	1/30/2019
	8,875	17,749	(5)		50.8000	3/18/2019
		26,847	(3)		75.0900	2/01/2020

Rodney D. Cook	432				22.2325	2/1/2014	10,269	(6)	883,956
	4,224				29.8700	2/1/2015	10,171	(8)	875,520
	7,078				45.9400	2/1/2016	1,969	(11)	169,492
	25,000				38.3400	6/16/2016	8,511	(9)	732,627
	20,268				53.4150	2/1/2017
	12,520	6,260	(1)		72.9400	2/1/2018
	11,353	22,706	(2)		50.2050	1/30/2019
	2,219	4,437	(5)		50.8000	3/18/2019
		20,797	(3)		75.0900	2/01/2020

(1)	Stock options vested February 1, 2011.

(2)	50% of stock options vested January 30, 2011; and 50% of stock options vest January 30, 2012.

(3)	33 1/3% of stock options vested February 1, 2011; 33 1/3% of stock options vest February 1, 2012; and 33 1/3% of stock options vest February 1, 2013.

(4)	50% of stock options vest November 16, 2011; and 50% of stock options vest November 16, 2012.

(5)	50% of stock options vested March 18, 2011; and 50% of stock options vest March 18, 2012.

(6)	Restricted stock vested February 1, 2011.

(7)	Market value based on December 31, 2010 closing price of $86.08.

(8)	37.5% of restricted stock vested January 30, 2011; and 62.5% of restricted stock vests January 30, 2012.

(9)	20% of restricted stock vested February 1, 2011; 30% of restricted stock vests February 1, 2012; and 50% of restricted stock vests February 1, 2013.

(10)	37.5% of restricted stock vests November 16, 2011; and 62.5% of restricted stock vests November 16, 2012.

(11)	37.5% of restricted stock vested March 18, 2011; and 62.5% of restricted stock vests March 18, 2012.

Stock Option Exercises and Stock Vesting

The following table sets forth certain information with respect to vesting of restricted stock and the exercise of stock options held by our named executive officers during fiscal year 2010.

	Option Awards
	Number of Shares			Stock Awards
	Acquired on	Value Realized on	Number of Shares	Value Realized on
Name	Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)(1)
Charles D. Davidson	434,000	$25,394,705	68,003	$5,105,225

Kenneth M. Fisher	—	—	7,115	575,034

David L. Stover	10,000	624,650	23,866	1,791,745

Susan M. Cunningham	7,000	449,995	16,741	1,257,242

Rodney D. Cook	—	—	13,229	993,186

(1)	Shares of restricted stock granted to our named executive officers on February 1, 2007, January 30, 2009, March 18, 2009 and November 16, 2009 vested on February 1, 2010, January 30, 2010, March 18, 2010 and November 16, 2010, respectively. Income was recognized on vesting based on the average of the high and low trading price of our common stock on those dates ($75.09 on February 1, 2010, $74.975 January 30, 2010, $75.32 on March 18, 2010 and $80.82 on November 16, 2010). Dividends that accrued on the shares of restricted stock that vested on those dates during the restricted period were paid in 2010 as follows: Mr. Davidson — $112,759; Mr. Fisher — $5,123; Mr. Stover — $36,080; Ms. Cunningham — $25,446; and Mr. Cook — $20,688.

Pension Benefits

The amounts reported in the table below reflect the present value of accumulated benefits as of December 31, 2010 for the named executive officers under our Retirement Plan and Restoration Plan. The estimates assume that benefits are received in the form of a ten-year certain and life annuity.

		Number of
		Years of	Present Value of	Payments During
		Credited	Accumulated	Last Fiscal Year
Name	Plan Name	Service(1)	Benefit ($)(2)	($)
Charles D. Davidson	Retirement Plan	10	$481,271	—
	Restoration Plan	10	5,515,226	—

David L. Stover	Retirement Plan	8	251,309	—
	Restoration Plan	8	1,211,060	—

Susan M. Cunningham	Retirement Plan	10	338,849	—
	Restoration Plan	10	1,060,971	—

Rodney D. Cook	Retirement Plan	30	751,092	—
	Restoration Plan	30	1,707,189	—

(1)	The above named executive officers are fully vested in their retirement benefits. Each is eligible for immediate commencement and can elect an unlimited lump sum option for his or her Retirement Plan benefit. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and specified the timing for receipt of benefits. Each of the above named executive officers elected to receive a lump sum from the Restoration Plan. Mr. Davidson and Ms. Cunningham elected to receive their Restoration Plan benefits upon separation of service and Messrs. Stover and Cook elected to receive their Restoration Plan benefits at the later of age 55 or separation of service. The following amounts would be payable to our named executive officers from our Retirement Plan and Restoration Plan effective January 1, 2011:

		Retirement	Retirement	Restoration
	Age at	Plan Monthly	Plan	Plan
Name	12/31/2010	Annuity	Lump Sum	Lump Sum
Charles D. Davidson	60.83	$3,725	$611,825	$6,948,038

David L. Stover	53.17	960	226,771	1,133,395(a)

Susan M. Cunningham	55.00	2,520	449,330	1,421,245

Rodney D. Cook	53.58	6,826	1,278,632	1,875,880(a)

(a)	Not payable until the later of separation of service or attainment of age 55. An actuarially equivalent amount will be payable at that time.

(2)	Represents the actuarial present value of the accumulated pension benefits as of December 31, 2010 under our Retirement Plan and Restoration Plan. Present values are based on the same actuarial assumptions and measurement dates described in Note 14 to our consolidated financial statements, included in our 2010 Annual Report on Form 10-K.

Nonqualified Deferred Compensation Table

The following table sets forth certain information with respect to contributions made to our Deferred Compensation Plan by our named executive officers during fiscal year 2010.

				Aggregate
	Executive	Registrant	Aggregate	Withdrawals/
	Contributions in	Contributions in	Earnings	Distributions in	Aggregate Balance at
Name	Last FY ($)(1)	Last FY ($)(2)	in Last FY ($)(4)	Last FY	Last FYE ($)(5)
Charles D. Davidson	$1,890,690	$46,059 (2)	$1,204,934	$—	$20,814,193

Kenneth M. Fisher	—	38,419 (3)	—	—	38,419

David L. Stover	151,200	—	100,100	—	1,708,343

Susan M. Cunningham	—	—	—	—	—

Rodney D. Cook	64,276	—	23,589	—	405,483

(1)	Mr. Davidson deferred 100% ($1,435,000) of the STIP payment he earned in 2009 (otherwise paid in 2010) and 45% ($455,690) of base salary in 2010. Mr. Stover deferred 20% ($151,200) of the STIP payment he earned in 2009 (otherwise paid in 2010). Mr. Cook deferred 15% ($64,276) of the STIP payment he earned in 2009 (otherwise paid in 2010).

(2)	Represents matching contributions of 100% of the first 6% of base salary deferred, to the extent not matched in our Thrift Plan.

(3)	Represents the portion of Mr. Fisher’s 2010 Profit Sharing Plan contribution that could not be made into our Thrift Plan as a result of Internal Revenue Code limitations.

(4)	Interest is paid at the greater of 125% of the 120-month rolling average of the 10-year Treasury Note, or the 120-month rolling average of the Prime Rate. Interest paid in 2010 is based on Prime Rate average of 6.11%, compounded monthly.

(5)	All named executive officers, except Mr. Fisher, are 100% vested in these balances. Mr. Fisher will vest in his account on the third anniversary of his hire date (November 16, 2012).

The matching contributions and a portion of the interest earnings credited to the Deferred Compensation Plan accounts of our named executive officers are reflected in the “All Other Compensation” and the “Change in Pension Value” columns of the Summary Compensation Table above, respectively.

Potential Payments and Benefits Upon Termination of Employment

The tables below estimate the amount of compensation payable to each of our named executive officers upon voluntary and involuntary termination of employment, termination following a change of control and in the event of disability or death, in each case effective as of December 31, 2010. The actual amount of compensation payable to each of our named executive officers can only be determined at the time of his or her separation from the Company. For purposes of this discussion with respect to the payment of compensation that is deferred compensation subject to Section 409A of the Internal Revenue Code, an individual’s termination of employment should be interpreted to mean the date as of which the individual has a “separation from service” for the purposes of Section 409A.

Payments Made Upon Termination

Upon termination of employment for reasons other than disability, death or in connection with a change of control, each named executive officer is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	amounts credited under our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested under our Retirement Plan and Restoration Plan.

Payments Made Upon Retirement

In the event of the retirement of a named executive officer, in addition to the items identified above, the named executive officer:

•	will have until the earlier of (1) the fifth anniversary of his or her retirement date or (2) the expiration of the remainder of the outstanding ten-year option term, to exercise all stock options that are vested as of his or her retirement date;

•	may elect to continue to participate in our medical and dental plans at subsidized retiree rates until he or she reaches age 65 (continued coverage for medical and dental benefits for the named executive officer’s dependents may also be elected at subsidized retiree rates); and

•	may continue to receive life insurance coverage until the attainment of age 65 at subsidized premium rates.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the named executive officer or his or her named beneficiary will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change of Control

We have entered into change of control arrangements with each of our named executive officers. If a named executive officer’s employment is terminated within two years after a change of control of the Company, he or she may be entitled to receive certain severance benefits pursuant to the terms of his or her change of control arrangement. These benefits are described above more fully in this Proxy Statement under the heading “Change of Control Arrangements.”

Charles D. Davidson

The following table shows the potential payments to Mr. Davidson, Chairman and CEO, in the event of his termination of employment as of December 31, 2010.

					Involuntary Termination or
					Termination Without Cause
	Voluntary		Involuntary		in Connection With a
Executive Benefits and	Termination on		Termination on		Change of Control on		Disability on
Payments Upon Separation	12/31/2010(1)		12/31/2010(1)		12/31/2010		12/31/2010(1)		Death on 12/31/2010
Compensation:
Severance	—		—	(8)	$7,878,650	(9)	—		—
STIP Payments	—	(2)	—	(2)	1,060,000	(9)	—	(2)	—	(2)
Stock Options	—		—		4,831,564	(10)	—		—
Restricted Stock	—	(3)	—	(3)	11,251,259	(11)	$11,251,259	(3)	$11,251,259	(3)

Benefits and Perquisites:
Retirement Plans	$7,559,863	(4)	$7,559,863	(4)	7,559,863	(4)	6,333,685	(15)	3,910,331	(17)
Deferred Compensation Plan	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Health & Welfare Benefits	20,252	(6)	20,252	(6)	32,778	(12)	20,252	(6)	—
Disability Income	—		—		—		—	(16)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(18)
Excise Tax & Gross-Up	—		—		3,700,000	(13)	—		—
Accrued Vacation Pay	—	(7)	—	(7)	—	(7)	—	(7)	—	(7)
Employment Services	—		—		15,000	(14)	—		—

TOTAL	$7,580,115		$7,580,115		$36,329,114		$17,605,196		$16,161,590

(1)	Mr. Davidson was eligible for early retirement as of December 31, 2010. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)	Mr. Davidson would not be entitled to a STIP payment for 2010 in the event of his termination of employment on December 31, 2010, other than in the event of a change of control. Employees must be employed on the STIP payment date, which occurred in February 2011, in order to receive payment.

(3)	All unvested shares of restricted stock will be forfeited as a result of Mr. Davidson’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2008 award — 48,459 shares; 2009 award — 38,967 shares; and 2010 award — 43,281 shares. Value is based on the closing price of our common stock on December 31, 2010 ($86.08).

(4)	Reflects the total lump sum payable to Mr. Davidson under our Retirement Plan and Restoration Plan as of January 1, 2011. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2010 termination date, Mr. Davidson’s monthly age 65 benefit from our Retirement Plan would be $4,776. If Mr. Davidson commences his retirement benefit immediately following termination on December 31, 2010, his monthly Retirement Plan benefit, reduced for early commencement, would be $3,725. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Davidson elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Mr. Davidson from our Restoration Plan based on a December 31, 2010 termination date is $6,948,038.

(5)	Mr. Davidson would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 18.

(6)	Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Mr. Davidson’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions disclosed in Note 14 to our financial statements in the Form 10-K for the year ended December 31, 2010, for post-retirement calculations.

(7)	Mr. Davidson is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Davidson used all of his vacation during 2010 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2010. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Davidson’s salary.

(8)	Mr. Davidson is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Davidson is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (100%) for a total payment of $1,467,692.

(9)	We entered into a Change of Control Agreement with Mr. Davidson that provides for severance benefits in the event that Mr. Davidson’s employment terminates within two years after a change of control of the Company. Under Mr. Davidson’s Change of Control Agreement, if Mr. Davidson is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.99 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Davidson is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(10)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2010 ($86.08) on all unvested stock options held by Mr. Davidson as of December 31, 2010.

(11)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Davidson on December 31, 2010 based on the closing price of our common stock on December 31, 2010 ($86.08).

(12)	Mr. Davidson’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 36 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Mr. Davidson is also entitled to continue his medical and dental coverage following this 36-month period as a participant in our retiree medical plan at subsidized premium rates as discussed above. The value reflected also includes the present value of the expected future medical and dental benefits that will be paid by us in connection with Mr. Davidson’s participation in the retiree medical plan following the 36-month period.

(13)	Mr. Davidson was entitled to a gross-up payment for any excise tax due in connection with a change of control pursuant to Internal Revenue Code Sections 280G and 4099. The estimated gross-up payment for Mr. Davidson based on a December 31, 2010 change of control and the closing price of our common stock on December 31, 2010 of $86.08 is approximately $3,700,000. Effective February 1, 2011, the tax gross-up provision was eliminated.

(14)	Mr. Davidson’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(15)	In the event of Mr. Davidson’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Davidson’s age 65 benefits based on a disability date of December 31, 2010. The calculation is based on Mr. Davidson’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Davidson’s monthly benefit from our Retirement Plan and Restoration Plan would be $68,673. In the event that Mr. Davidson elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 4 above.

(16)	Our LTD benefits are fully insured through CIGNA. Eligibility for benefits is determined by CIGNA only after the employee’s termination of employment because of a medical condition. Benefits pay at 60% of monthly income, capped at $15,000 per month.

(17)	In the event of Mr. Davidson’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of his death on December 31, 2010 is $3,910,331. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2010 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plan. The accrued death benefit was reduced for early commencement.

(18)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Davidson may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Davidson also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Davidson has accumulated as of December 31, 2010 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

			Involuntary Termination or
			Termination Without Cause
	Voluntary	Involuntary	in Connection With a
	Termination on	Termination on	Change of Control on	Disability on	Death on
	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Vested Benefits as of December 31, 2010:
Stock Options(1)	$31,926,642	$31,926,642	$31,926,642	$31,926,642	$31,926,642
Deferred Compensation Plan	20,814,193	20,814,193	20,814,193	20,814,193	20,814,193

Total Vested Benefits	$52,740,835	$52,740,835	$52,740,835	$52,740,835	$52,740,835

Benefits and Payments Upon Separation:	7,580,115	7,580,115	36,329,114	17,605,196	16,161,590

Total “Walk-Away” Value	$60,320,950	$60,320,950	$89,069,949	$70,346,031	$68,024,425

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2010 ($86.08) on all stock options vested and exercisable as of December 31, 2010.

Kenneth M. Fisher

The following table shows the potential payments to Mr. Fisher, Senior Vice President and CFO, in the event of his termination of employment as of December 31, 2010.

					Involuntary Termination or
					Termination Without Cause
	Voluntary		Involuntary		in Connection With a
Executive Benefits and	Termination on		Termination on		Change of Control on		Disability on		Death on
Payments Upon Separation	12/31/2010		12/31/2010		12/31/2010		12/31/2010		12/31/2010
Compensation:
Severance	—		—	(7)	$2,387,500	(8)	—		—
STIP Payments	—	(1)	—	(1)	420,000	(8)	—	(1)	—	(1)
Stock Options	—		—		704,594	(9)	—		—
Restricted Stock	—	(2)	$918,732	(2)	3,397,405	(10)	$3,397,405	(2)	$3,397,405	(2)

Benefits and Perquisites:
Retirement Plans	—	(3)	—	(3)	—	(3)	61,844	(3)	61,844	(3)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—	(5)	—	(5)	46,818	(11)	—	(5)	—
Disability Income	—		—		—		—	(14)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(15)
Excise Tax & Gross-Up	—		—		1,200,000	(12)	—		—
Accrued Vacation Pay	—	(6)	—	(6)	—	(6)	—	(6)	—	(6)
Employment Services	—		—		15,000	(13)	—		—

TOTAL	$—		$918,732		$8,171,317		$3,459,249		$4,459,249

(1)	Mr. Fisher would not be entitled to a STIP payment for 2010 in the event of his termination of employment on December 31, 2010, other than in the event of a change of control. Employees must be employed on the STIP payment date, which occurred in February 2011, in order to receive payment.

(2)	All unvested shares of restricted stock will be forfeited as a result of Mr. Fisher’s voluntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. In the event of Mr. Fisher’s involuntary termination of employment without cause on December 31, 2010, 37.5% of his remaining unvested restricted shares awarded in 2009 will vest and the remaining 62.5% of the restricted shares will be forfeited. All other unvested shares of restricted stock (11,007 shares awarded in 2010) will vest in the event of termination of employment as a result of death or disability. Value is based on the closing price of our common stock on December 31, 2010 ($86.08).

(3)	Mr. Fisher is a participant in our Profit Sharing Plan. In the event of his termination of employment for any reason other than death or disability on December 31, 2010, all profit sharing contributions made on behalf of Mr. Fisher will be forfeited. In the event of termination of employment due to death or disability, Mr. Fisher will vest in all profit sharing contributions made on his behalf ($5,625 in 2009 and $56,219 in 2010).

(4)	Mr. Fisher would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment.

(5)	Mr. Fisher would not be eligible to participate in our retiree medical and dental plans in the event of his termination of employment on December 31, 2010.

(6)	Mr. Fisher is entitled to five weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Fisher used all of his vacation during 2010 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2010. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Fisher’s salary.

(7)	Mr. Fisher is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Fisher is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (80%) for a total payment of $541,154.

(8)	Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Fisher’s employment terminates within two years after a change of control of the Company. Under the plan, if Mr. Fisher is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Fisher is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(9)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2010 ($86.08) on all unvested stock options held by Mr. Fisher as of December 31, 2010.

(10)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Fisher on December 31, 2010 based on the closing price of our common stock on December 31, 2010 ($86.08).

(11)	Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(12)	Mr. Fisher was entitled to a gross-up payment for any excise tax due in connection with a change of control pursuant to Internal Revenue Code Sections 280G and 4099. The estimated gross-up payment for Mr. Fisher based on a December 31, 2010 change of control and the closing price of our common stock on December 31, 2010 of $86.08 is approximately $1,200,000. This tax gross-up provision was eliminated from our Executive Change of Control Plan (subject to a pre-existing delay provision in the plan if a change of control occurs before January 26, 2012).

(13)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(14)	Our LTD benefits are fully insured through CIGNA. Eligibility for benefits is determined by CIGNA only after the employee’s termination of employment because of a medical condition. Benefits pay at 60% of monthly income, capped at $15,000 per month.

(15)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Fisher may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. The table below shows the vested benefits that Mr. Fisher has accumulated as of December 31, 2010 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

			Involuntary Termination or
			Termination Without Cause
	Voluntary	Involuntary	in Connection With a
	Termination on	Termination on	Change of Control on	Disability on	Death on
	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Vested Benefits as of December 31, 2010:
Stock Options(1)	$204,503	$204,503	$204,503	$204,503	$204,503
Deferred Compensation Plan	—	—	—	—	—

Total Vested Benefits	$204,503	$204,503	$204,503	$204,503	$204,503

Benefits and Payments Upon Separation:	—	918,732	8,171,317	3,459,249	4,459,249

Total “Walk-Away” Value	$204,503	$1,123,235	$8,375,820	$3,663,752	$4,663,752

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2010 ($86.08) on all stock options vested and exercisable as of December 31, 2010.

David L. Stover

The following table shows the potential payments to Mr. Stover, President and COO, in the event of his termination of employment as of December 31, 2010.

					Involuntary Termination or
					Termination Without Cause
	Voluntary		Involuntary		in Connection With a
Executive Benefits and	Termination on		Termination on		Change of Control on		Disability on		Death on
Payments Upon Separation	12/31/2010		12/31/2010		12/31/2010		12/31/2010		12/31/2010
Compensation:
Severance	—		—	(7)	$3,829,413	(8)	—		—
STIP Payments	—	(1)	—	(1)	562,500	(8)	—	(1)	—	(1)
Stock Options	—		—		2,990,083	(9)	—		—
Restricted Stock	—	(2)	—	(2)	6,233,655	(10)	$6,233,655	(2)	$6,233,655	(2)

Benefits and Perquisites:
Retirement Plans	$1,360,106	(3)	$1,360,106	(3)	1,360,106	(3)	2,695,418	(14)	476,215	(16)
Deferred Compensation Plan	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
Health & Welfare Benefits	—	(5)	—	(5)	33,748	(11)	—	(5)	—
Disability Income	—		—		—		—	(15)	—
Life Insurance Benefits	—		—		—		—		1,000,000	(17)
Excise Tax & Gross-Up	—		—		1,800,000	(12)	—		—
Accrued Vacation Pay	—	(6)	—	(6)	—	(6)	—	(6)	—	(6)
Employment Services	—		—		15,000	(13)	—		—

TOTAL	$1,360,106		$1,360,106		$16,824,505		$8,929,073		$7,709,870

(1)	Mr. Stover would not be entitled to a STIP payment for 2010 in the event of his termination of employment on December 31, 2010, other than in the event of a change of control. Employees must be employed on the STIP payment date, which occurred in February 2011, in order to receive payment.

(2)	All unvested shares of restricted stock will be forfeited as a result of Mr. Stover’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2008 award — 23,126 shares; 2009 awards — 26,438 shares; and 2010 award — 22,853 shares. Value is based on the closing price of our common stock on December 31, 2010 ($86.08).

(3)	Reflects the total lump sum payable to Mr. Stover under our Retirement Plan and Restoration Plan as of January 1, 2011. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2010 termination date, Mr. Stover’s monthly age 65 benefit from our Retirement Plan would be $3,107. If Mr. Stover commences his retirement benefit immediately following termination of employment on December 31, 2010, his monthly Retirement Plan benefit, reduced for early commencement, would be $960. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Stover elected to receive a lump sum from the Restoration Plan at the later of attainment of age 55 or separation of service. Mr. Stover’s Restoration Plan lump sum amount as of December 31, 2010 is $1,133,395. An actuarially equivalent amount will be payable to Mr. Stover at the time he attains age 55 (in 2012) based on the interest rates in effect at that time.

(4)	Mr. Stover would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 17.

(5)	Mr. Stover would not be eligible to participate in our retiree medical and dental plans in the event of his termination of employment on December 31, 2010.

(6)	Mr. Stover is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Stover used all of his vacation during 2010 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2010. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Stover’s salary.

(7)	Mr. Stover is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Stover is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (90%) for a total payment of $754,808.

(8)	We entered into a Change of Control Agreement with Mr. Stover that provides for severance benefits in the event that Mr. Stover’s employment terminates within two years after a change of control of the Company. Under Mr. Stover’s Change of Control Agreement, if Mr. Stover is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Mr. Stover is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(9)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2010 ($86.08) on all unvested stock options held by Mr. Stover as of December 31, 2010.

(10)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Stover on December 31, 2010 based on the closing price of our common stock on December 31, 2010 ($86.08).

(11)	Mr. Stover’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits.

(12)	Mr. Stover was entitled to a gross-up payment for any excise tax due in connection with a change of control pursuant to Internal Revenue Code Sections 280G and 4099. The estimated gross-up payment for Mr. Stover based on a December 31, 2010 change of control and the closing price of our common stock on December 31, 2010 of $86.08 is approximately $1,800,000. Effective February 1, 2011, the tax gross-up provision was eliminated.

(13)	Mr. Stover’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(14)	In the event of Mr. Stover’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Stover’s age 65 benefits based on a disability date of December 31, 2010. The calculation is based on Mr. Stover’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Stover’s monthly benefit from our Retirement Plan and Restoration Plan would be $43,501.

(15)	Our LTD benefits are fully insured through CIGNA. Eligibility for benefits is determined by CIGNA only after the employee’s termination of employment because of a medical condition. Benefits pay at 60% of monthly income, capped at $15,000 per month.

(16)	In the event of Mr. Stover’s death while an active employee, his named beneficiary is entitled to a death benefit under the Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Stover’s death on December 31, 2010 is $476,215. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2010 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plan. The accrued death benefit was reduced for early commencement.

(17)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Stover may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Stover also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Stover has accumulated as of December 31, 2010 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

			Involuntary Termination or
			Termination Without Cause
	Voluntary	Involuntary	in Connection With a
	Termination on	Termination on	Change of Control on	Disability on	Death on
	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Vested Benefits as of December 31, 2010:
Stock Options(1)	$7,981,559	$7,981,559	$7,981,559	$7,981,559	$7,981,559
Deferred Compensation Plan	1,708,343	1,708,343	1,708,343	1,708,343	1,708,343

Total Vested Benefits	$9,689,902	$9,689,902	$9,689,902	$9,689,902	$9,689,902

Benefits and Payments Upon Separation:	1,360,106	1,360,106	16,824,505	8,929,073	7,709,870

Total “Walk-Away” Value	$11,050,008	$11,050,008	$26,514,407	$18,618,975	$17,399,772

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2010 ($86.08) on all stock options vested and exercisable as of December 31, 2010.

Susan M. Cunningham

The following table shows the potential payments to Ms. Cunningham, Senior Vice President — Exploration, in the event of her termination of employment as of December 31, 2010.

					Involuntary Termination or
					Termination Without Cause
	Voluntary		Involuntary		in Connection With a
Executive Benefits and	Termination on		Termination on		Change of Control on		Disability on		Death on
Payments Upon Separation	12/31/2010(1)		12/31/2010		12/31/2010		12/31/2010		12/31/2010
Compensation:
Severance	—		—	(8)	$2,569,626	(9)	—		—
STIP Payments	—	(2)	—	(2)	356,250	(9)	—	(2)	—	(2)
Stock Options	—		—		1,865,567	(10)	—		—
Restricted Stock	—	(3)	—	(3)	3,486,068	(11)	$3,486,068	(3)	$3,486,068	(3)
Benefits and Perquisites:
Retirement Plans	$1,870,575	(4)	$1,870,575	(4)	1,870,575	(4)	2,283,401	(15)	880,816	(17)

Deferred Compensation Plan	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Health & Welfare Benefits	108,573	(6)	108,573	(6)	167,397	(12)	108,573	(6)	—
Disability Income	—		—		—		—	(16)	—
Life Insurance Benefits	—		—		—		—		950,000	(18)
Excise Tax & Gross-Up	—		—		—	(13)	—		—
Accrued Vacation Pay	—	(7)	—	(7)	—	(7)	—	(7)	—	(7)
Employment Services	—		—		15,000	(14)	—		—

TOTAL	$1,979,148		$1,979,148		$10,330,483		$5,878,042		$5,316,884

(1)	Ms. Cunningham was eligible for early retirement as of December 31, 2010. Upon her termination of employment she will be entitled to retiree benefits under all of our benefit plans.

(2)	Ms. Cunningham would not be entitled to a STIP payment for 2010 in the event of her termination of employment on December 31, 2010, other than in the event of a change of control. Employees must be employed on the STIP payment date, which occurred in February 2011, in order to receive payment.

(3)	All unvested shares of restricted stock will be forfeited as a result of Ms. Cunningham’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2008 award — 11,465 shares; 2009 awards — 18,046 shares; and 2010 award — 10,987 shares. Value is based on the closing price of our common stock on December 31, 2010 ($86.08).

(4)	Reflects the total lump sum payable to Ms. Cunningham under our Retirement Plan and Restoration Plan as of January 1, 2011. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2010 termination date, Ms. Cunningham’s monthly age 65 benefit from our Retirement Plan would be $4,891. If Ms. Cunningham commences her retirement benefit immediately following termination of employment on December 31, 2010, her monthly Retirement Plan benefit, reduced for early commencement, would be $2,520. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Ms. Cunningham elected to receive a lump sum from the Restoration Plan upon separation of service. The lump sum payable to Ms. Cunningham from our Restoration Plan based on a December 31, 2010 termination date is $1,421,245.

(5)	Ms. Cunningham would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of her termination of employment.

(6)	Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Ms. Cunningham’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions disclosed in Note 14 to our financial statements in the Form 10-K for the year ended December 31, 2010, for post-retirement calculations.

(7)	Ms. Cunningham is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Ms. Cunningham used all of her vacation during 2010 and would therefore not be entitled to payment for any unused vacation in the event of her termination on December 31, 2010. In the event of termination during the year, all amounts of unused vacation would be paid based on Ms. Cunningham’s salary.

(8)	Ms. Cunningham is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Ms. Cunningham is entitled to a severance payment under the plan, she would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on her STIP target percentage (75%) for a total payment of $520,673.

(9)	We entered into a Change of Control Agreement with Ms. Cunningham that provides for severance benefits in the event that Ms. Cunningham’s employment terminates within two years after a change of control of the Company. Under Ms. Cunningham’s Change of Control Agreement, if Ms. Cunningham is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), she is entitled to receive a lump sum severance payment equal to 2.5 times her annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid or payable for the three years prior to the change of control. Ms. Cunningham is also entitled to a prorated STIP payment based on her termination date in the year of the change of control.

(10)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2010 ($86.08) on all unvested stock options held by Ms. Cunningham as of December 31, 2010.

(11)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Ms. Cunningham on December 31, 2010 based on the closing price of our common stock on December 31, 2010 ($86.08).

(12)	Ms. Cunningham’s Change of Control Agreement provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Ms. Cunningham is also entitled to continue her medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as discussed above. The value reflected also includes the present value of the expected future medical and dental benefits that will be paid by us in connection with Ms Cunningham’s participation in the retiree medical plan following the 30-month period.

(13)	Ms. Cunningham was entitled to a gross-up payment for any excise tax due in connection with a change of control pursuant to Internal Revenue Code Sections 280G and 4099. We estimate that no gross-up payment would have been made to Ms. Cunningham based on a December 31, 2010 change of control and the $86.08 closing price of our common stock on December 31, 2010. Effective February 1, 2011, the tax gross-up provision was eliminated.

(14)	Ms. Cunningham’s Change of Control Agreement provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(15)	In the event of Ms. Cunningham’s termination of employment due to permanent and total disability, her age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if she had continued to work until age 65. The value reflected represents the actuarial present value of Ms. Cunningham’s age 65 benefits based on a disability date of December 31, 2010. The calculation is based on Ms. Cunningham’s final average compensation as of her date of disability. Upon commencement of her benefits at age 65, Ms. Cunningham’s monthly benefit from our Retirement Plan and Restoration Plan would be $31,032. In the event that Ms. Cunningham elects to immediately commence her retirement benefits, the amounts payable will be as described in Note 4 above.

(16)	Our LTD benefits are fully insured through CIGNA. Eligibility for benefits is determined by CIGNA only after the employee’s termination of employment because of a medical condition. Benefits pay at 60% of monthly income, capped at $15,000 per month.

(17)	In the event of Ms. Cunningham’s death while an active employee, her named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of her death on December 31, 2010 is $880,816. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2010 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plan. The accrued death benefit was reduced for early commencement.

(18)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Ms. Cunningham may receive upon the termination of her employment, she will continue to hold stock options that were vested immediately prior to her termination. Ms. Cunningham also will be entitled to receive the vested balance of her contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Ms. Cunningham has accumulated as of December 31, 2010 and the benefits she will receive as a result of her termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

			Involuntary Termination or
			Termination Without Cause
	Voluntary	Involuntary	in Connection With a
	Termination on	Termination on	Change of Control on	Disability on	Death on
	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Vested Benefits as of December 31, 2010:
Stock Options(1)	$12,434,763	$12,434,763	$12,434,763	$12,434,763	$12,434,763
Deferred Compensation Plan	—	—	—	—	—

Total Vested Benefits	$12,434,763	$12,434,763	$12,434,763	$12,434,763	$12,434,763

Benefits and Payments Upon Separation:	1,979,148	1,979,148	10,330,483	5,878,042	5,316,884

Total “Walk-Away” Value	$14,413,911	$14,413,911	$22,765,246	$18,312,805	$17,751,647

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2010 ($86.08) on all stock options vested and exercisable as of December 31, 2010.

Rodney D. Cook

The following table shows the potential payments to Mr. Cook, Senior Vice President — International, in the event of his termination of employment as of December 31, 2010.

					Involuntary Termination or
					Termination Without Cause
	Voluntary		Involuntary		in Connection With a
Executive Benefits and	Termination on		Termination on		Change of Control on		Disability on		Death on
Payments Upon Separation	12/31/2010(1)		12/31/2010(1)		12/31/2010		12/31/2010(1)		12/31/2010
Compensation:
Severance	—		—	(8)	$2,363,285	(9)	—		—
STIP Payments	—	(2)	—	(2)	318,750	(9)	—	(2)	—	(2)
Stock Options	—		—		1,053,383	(10)	—		—
Restricted Stock	—	(3)	—	(3)	2,661,594	(11)	$2,661,594	(3)	$2,661,594	(3)

Benefits and Perquisites:
Retirement Plans	$3,154,512	(4)	$3,154,512	(4)	3,154,512	(4)	1,825,961	(15)	1,319,930	(17)
Deferred Compensation Plan	—	(5)	—	(5)	—	(5)	—	(5)	—	(5)
Health & Welfare Benefits	153,337	(6)	153,337	(6)	194,875	(12)	153,337	(6)	—
Disability Income	—		—		—		—	(16)	—
Life Insurance Benefits	—		—		—		—		850,000	(18)
Excise Tax & Gross-Up	—		—		1,000,000	(13)	—		—
Accrued Vacation Pay	—	(7)	—	(7)	—	(7)	—	(7)	—	(7)
Employment Services	—		—		15,000	(14)	—		—

TOTAL	$3,307,849		$3,307,849		$10,761,399		$4,640,892		$4,831,524

(1)	Mr. Cook was eligible for early retirement as of December 31, 2010. Upon his termination of employment he will be entitled to retiree benefits under all of our benefit plans.

(2)	Mr. Cook would not be entitled to a STIP payment for 2010 in the event of his termination of employment on December 31, 2010, other than in the event of a change of control. Employees must be employed on the STIP payment date, which occurred in February 2011, in order to receive payment.

(3)	All unvested shares of restricted stock will be forfeited as a result of Mr. Cook’s voluntary or involuntary termination of employment, unless the Board, in its discretion, takes action to accelerate the vesting of these shares. All unvested shares of restricted stock will vest in the event of termination of employment as a result of death or disability as follows: 2008 award — 10,269 shares; 2009 awards — 12,140 shares; and 2010 award — 8,511 shares. Value is based on the closing price of our common stock on December 31, 2010 ($86.08).

(4)	Reflects the total lump sum payable to Mr. Cook under our Retirement Plan and Restoration Plan as of January 1, 2011. Due to plan changes made effective January 1, 2008, all employees are eligible for immediate commencement of benefits upon separation from service and can elect a lump sum payment of their accrued Retirement Plan benefits. Based on a December 31, 2010 termination date, Mr. Cook’s monthly age 65 benefit from our Retirement Plan would be $21,282. If Mr. Cook commences his retirement benefits immediately following termination on December 31, 2010, his monthly Retirement Plan benefit, reduced for early commencement, would be $6,826. For the Restoration Plan benefit, participants previously elected to receive their benefit as either an annuity or lump sum, and elected specific timing of receiving their benefits. Mr. Cook elected to receive a lump sum payment from the Restoration Plan at the later of attainment of age 55 or separation of service. Mr. Cook’s Restoration Plan lump sum amount as of December 31, 2010 is $1,875,880. An actuarially equivalent amount will be payable to Mr. Cook at the time he attains age 55 (in 2012) based on the interest rates in effect at that time.

(5)	Mr. Cook would not be entitled to any additional benefit under our Deferred Compensation Plan in the event of his termination of employment other than the vested amount included in the table following Note 18.

(6)	Reflects the present value of expected future medical and dental benefits that will be paid by the Company in connection with Mr. Cook’s participation in the medical and dental plans as a retiree. Assumptions used for this calculation are the same assumptions disclosed in Note 14 to our financial statements in the Form 10-K for the year ended December 31, 2010, for post-retirement calculations.

(7)	Mr. Cook is entitled to six weeks of paid vacation each calendar year. Unused vacation does not carry over from year to year. We have assumed for purposes of this table that Mr. Cook used all of his vacation during 2010 and would therefore not be entitled to payment for any unused vacation in the event of his termination on December 31, 2010. In the event of termination during the year, all amounts of unused vacation would be paid based on Mr. Cook’s salary.

(8)	Mr. Cook is not a party to any agreement that provides for a severance payment absent termination of employment following a change of control. However, our Severance Benefit Plan provides for a severance payment in certain instances based upon years of completed service. If Mr. Cook is entitled to a severance payment under the plan, he would receive two weeks of pay for every year of completed service, plus a prorated STIP payment based on his STIP target percentage (75%) for a total payment of $743,750.

(9)	Our Executive Change of Control Plan provides for severance benefits in the event that Mr. Cook’s employment terminates within two years after a change of control of the Company. Under the plan, if Mr. Cook is terminated following a change of control (other than termination by the Company for cause or by reason of death or disability), he is entitled to receive a lump sum severance payment equal to 2.5 times his annual cash compensation. Cash compensation for purposes of calculating severance is the sum of annual base salary and the greater of target bonus for the current year and the average STIP paid for the three years prior to the change of control. Mr. Cook is also entitled to a prorated STIP payment based on his termination date in the year of the change of control.

(10)	Vesting of stock options accelerates in the event of a change of control. Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2010 ($86.08) on all unvested stock options held by Mr. Cook as of December 31, 2010.

(11)	Vesting of restricted stock accelerates in the event of a change of control. Represents the value of all restricted stock held by Mr. Cook on December 31, 2010 based on the closing price of our common stock on December 31, 2010 ($86.08).

(12)	Our Executive Change of Control Plan provides for continued medical, dental, life, AD&D, and LTD benefits for a period of 30 months following a change of control. The value reflected is the total estimated cost to us to provide these benefits. Mr. Cook is also entitled to continue his medical and dental coverage following this 30-month period as a participant in our retiree medical plan at subsidized premium rates as discussed above. The value reflected also includes the present value of the expected future medical and dental benefits that will be paid by us in connection with Mr. Cook’s participation in the retiree medical plan following the 30-month period.

(13)	Mr. Cook was entitled to a gross-up payment for any excise tax due in connection with a change of control pursuant to Internal Revenue Code Sections 280G and 4099. The estimated gross-up payment for Mr. Cook based on a December 31, 2010 change of control and the closing price of our common stock on December 31, 2010 of $86.08 is approximately $1,000,000. This tax gross-up provision was eliminated from our Executive Change of Control Plan (subject to a pre-existing delay provision in the plan if a change of control occurs before January 26, 2012).

(14)	Our Executive Change of Control Plan provides for reimbursement for reasonable fees up to $15,000 for out-placement employment services.

(15)	In the event of Mr. Cook’s termination of employment due to permanent and total disability, his age 65 retirement benefits from our Retirement Plan and Restoration Plan will be calculated as if he had continued to work until age 65. The value reflected represents the actuarial present value of Mr. Cook’s age 65 benefits based on a disability date of December 31, 2010. The calculation is based on Mr. Cook’s final average compensation as of his date of disability. Upon commencement of his benefits at age 65, Mr. Cook’s monthly benefit from our Retirement Plan and Restoration Plan would be $29,008. In the event that Mr. Cook elects to immediately commence his retirement benefits, the amounts payable will be as described in Note 4 above.

(16)	Our LTD benefits are fully insured through CIGNA. Eligibility for benefits is determined by CIGNA only after the employee’s termination of employment because of a medical condition. Benefits pay at 60% of monthly income, capped at $15,000 per month.

(17)	In the event of Mr. Cook’s death while an active employee, his named beneficiary is entitled to a death benefit under our Retirement Plan and Restoration Plan. The death benefit payable in the event of Mr. Cook’s death on December 31, 2010 is $1,319,930. This lump sum payment was calculated based on the same actuarial assumptions utilized in our Form 10-K filing for the year ended December 31, 2010 and the GAR 1994 mortality tables as required by our Retirement Plan and Restoration Plan. The accrued death benefit was reduced for early commencement.

(18)	We provide group term life insurance coverage equal to two times base salary, capped at $1,000,000.

In addition to the payments Mr. Cook may receive upon the termination of his employment, he will continue to hold stock options that were vested immediately prior to his termination. Mr. Cook also will be entitled to receive the vested balance of his contributions to our Deferred Compensation Plan. The table below shows the vested benefits that Mr. Cook has accumulated as of December 31, 2010 and the benefits he will receive as a result of his termination of employment on that date. We refer to the combined amounts as the total “walk-away” value:

			Involuntary Termination or
			Termination Without Cause
	Voluntary	Involuntary	in Connection With a
	Termination on	Termination on	Change of Control on	Disability on	Death on
	12/31/2010	12/31/2010	12/31/2010	12/31/2010	12/31/2010
Vested Benefits as of December 31, 2010:
Stock Options(1)	$2,659,023	$2,659,023	$2,659,023	$2,659,023	$2,659,023
Deferred Compensation Plan	405,483	405,483	405,483	405,483	405,483

Total Vested Benefits	$3,064,506	$3,064,506	$3,064,506	$3,064,506	$3,064,506

Benefits and Payments Upon Separation:	3,307,849	3,307,849	10,761,399	4,640,892	4,831,524

Total “Walk-Away” Value	$6,372,355	$6,372,355	$13,825,905	$7,705,398	$7,896,030

(1)	Represents the difference between the exercise price of each stock option and the closing price of our common stock on December 31, 2010 ($86.08) on all stock options vested and exercisable as of December 31, 2010.

Director Compensation

Our director compensation program consists of two principal elements: (1) annual retainer and committee fees and (2) equity grants of stock options and restricted stock. Our Governance Committee reviews our director compensation program annually. Our compensation consultant provided services to our Governance Committee in 2010 in reviewing our non-employee director fees and equity compensation awards.

Annual Retainer and Committee Fees:  Non-employee directors received an annual retainer of $50,000 in 2010, and a fee of $2,000 for each Board or committee meeting attended. With the exception of our Audit Committee and Compensation Committee, the chair of each committee, if not also an employee or officer of the Company, receives an additional annual fee of $7,500. The chair of the Audit Committee receives an additional annual fee of $15,000 and the chair of the Compensation Committee receives an additional annual fee of $10,000, which was increased to $15,000 effective November 1, 2010. The position of Lead Independent Director, which is filled by a non-employee director, receives an additional annual fee of $20,000. All annual fees are paid pro rata on a monthly basis. Non-employee directors are entitled to participate in our Non-Employee Director Fee Deferral Plan. Under the terms of this plan, non-employee directors may, during a specified period of time each year, elect to have all or any portion of their director fees deferred for future payment by the Company. We also reimburse directors for travel, lodging and related expenses they incur in attending Board and committee meetings and director continuing education programs relevant to their service on our Board.

Equity Grants:  The 2005 Stock Plan for Non-Employee Directors of Noble Energy, Inc. (the “2005 Plan”) provides for grants of stock options and awards of restricted stock to our non-employee directors. For 2010, this included up to a maximum of 11,200 stock options on the date of initial election to our Board, an annual grant of 2,800 options per non-employee director on February 1, and a discretionary grant by our Board (with the February 1 annual and the discretionary grants made to a non-employee director being limited to a combined maximum of 11,200 options). Options are issued with an exercise price equal to the market price of our common stock on the date of grant and may be exercised one year after the date of grant. The options expire ten years from the date of grant.

For 2010, the 2005 Plan also provided for the awarding to a non-employee director of up to a maximum of 4,800 shares of restricted stock on the date of initial election to our Board, annual awards of 1,200 shares of restricted stock per non-employee director on February 1, and a discretionary award by our Board (with the February 1 annual and the discretionary awards made to a non-employee director being limited to a combined maximum of 4,800 shares of restricted stock). Restricted stock is restricted for a period of at least one year from the date of award.

The initial stock option grants and restricted stock awards described above are to have a fixed grant value of $250,000 to be allocated one-half to stock options and one-half to restricted stock.

On March 17, 2011, our Board amended the 2005 Plan to eliminate the automatic equity grants and allow for discretionary annual grants of up to a maximum of 11,200 stock options and 4,800 shares of restricted stock for each non-employee director. This amendment allows our Board to more consistently determine total annual non-employee director compensation that is comprised of annual retainer and committee fees and a value of equity grants, without being subject to an automatic equity grant each year.

Director Compensation for 2010:  The table below sets forth certain information concerning the compensation earned in 2010 by our non-employee directors who served in 2010.

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned	Stock	Option	Incentive Plan	Compensation	All Other
	or Paid in	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	Cash ($)(1)	($)(2)	($)(3)	($)	($)	($)	($)
Jeffrey L. Berenson	$92,000	$90,984	$70,840	—	—	—	$253,824
Michael A. Cawley	109,500	90,984	70,840	—	—	—	271,324
Edward F. Cox	107,500	90,984	70,840	—	—	—	269,324
Thomas J. Edelman	90,000	90,984	70,840	—	—	—	251,824
Eric P. Grubman	88,000	90,984	70,840	—	—	—	249,824
Kirby L. Hedrick	112,833	90,984	70,840	—	—	—	274,657
Scott D. Urban	94,000	90,984	70,840	—	—	—	255,824
William T. Van Kleef	103,000	90,984	70,840	—	—	—	264,824

(1)	Reflects fees paid or earned by our non-employee directors in 2010. Each non-employee director earned the following: an annual retainer of $50,000 and $2,000 for each Board or committee meeting attended. Mr. Cawley received an additional $20,000 for serving as our Lead Independent Director. Mr. Van Kleef received an additional $15,000 for serving as Chair of our Audit Committee. Mr. Hedrick received an additional $10,000 (which was increased to $15,000 effective November 1, 2010) for serving as Chair of our Compensation Committee. Messrs. Cox and Cawley each received an additional $7,500 for serving as Chair of our Environment, Health and Safety Committee and our Governance Committee, respectively.

(2)	Reflects the aggregate grant date fair value for restricted stock awards to our non-employee directors in 2010 under our 2005 Plan, computed in accordance with FASB ASC Topic 718. Restricted stock awarded to our non-employee directors in 2010 will vest on the one-year anniversary of the grant date. The vesting of the restricted shares will accelerate in the event of a change of control of the Company. Each non-employee director received an award of 1,200 shares of restricted stock on February 1, 2010 that was unvested as of December 31, 2010.

(3)	Reflects the aggregate grant date fair value for nonqualified stock options granted to our non-employee directors in 2010 under our 2005 Plan, computed in accordance with FASB ASC Topic 718. Options represent the right to purchase shares of common stock at a fixed price per share equal to fair market value on the date of grant. Our 2005 Plan defines “fair market value” as the closing price of our common stock on the NYSE on the date of grant. Options granted to our non-employee directors in 2010 will vest on the one-year anniversary of the grant date. The vesting of the options will accelerate in the event of a change of control of the Company. Vesting of these options is not contingent upon the satisfaction of any performance criteria, although none of the options may be exercised until the first anniversary (absent a change of control of the Company) or after the tenth anniversary of the date of grant. Each non-employee director received 2,800 nonqualified stock options on February 1, 2010 that were unvested as of December 31, 2010. The following directors have option awards outstanding as of December 31, 2010: Mr. Berenson — 21,412; Mr. Cawley — 48,212; Mr. Cox — 18,212; Mr. Edelman — 29,412; Mr. Grubman — 13,336; Mr. Hedrick — 68,212; Mr. Urban — 20,729; and Mr. Van Kleef — 29,412.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Directors, executive officers and more than 10% stockholders are required by SEC regulations to provide us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% beneficial owners were complied with during the year ended December 31, 2010, with the exception that shares relinquished by Ted D. Brown, Frederick B. Bruning, Rodney D. Cook, Susan M. Cunningham, Charles D. Davidson, Arnold J. Johnson, Andrea Lee Robison and David L. Stover on January 30, 2010 were reported in Forms 4 filed February 3, 2010.

CERTAIN TRANSACTIONS

In the ordinary course of our business, we purchase products or services from, or engage in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in our annual proxy statement. In addition, our Governance Committee or Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Related Party Transactions

Since the beginning of fiscal year 2010, there have been no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

REPORT OF THE
AUDIT COMMITTEE

To the Stockholders of
Noble Energy, Inc.:

The primary purpose of the Audit Committee of the Company’s Board of Directors is to: (1) assist the Board of Directors in fulfilling its responsibility to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor and (2) prepare a committee report as required by the SEC to be included in the Company’s annual proxy statement. The Audit Committee’s function is more fully described in its charter, which was adopted by the Audit Committee and the Board of Directors on March 4, 2004 and most recently amended on January 27, 2009 in connection with the Audit Committee’s annual review of its charter. A copy of the charter is available on our website at www.nobleenergyinc.com under the “Corporate Governance” section and is also available in print to any stockholder who requests it. The Audit Committee held five (5) meetings during 2010, including regular meetings and a special meeting addressing the Form 10-K filing, earnings release and related matters.

Throughout 2010 and continuing to-date, the Audit Committee has been comprised entirely of independent directors, as defined and required by current NYSE listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and as so determined by our Board of Directors. The Board of Directors also determined that Mr. Van Kleef is an “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K.

Review and Discussion

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. It has also discussed with KPMG LLP, the Company’s independent auditor, the matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by SAS No. 90 (Audit Committee Communications). Additionally, KPMG LLP has provided to the Audit Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the committee discussed the auditors’ independence with management and the auditors.

The Audit Committee also has considered whether KPMG LLP’s rendering of non-audit services to the Company is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of the non-audit services by KPMG LLP has not impaired its independence.

Based on the Audit Committee’s discussions with management and the independent auditor, and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

March 22, 2011

Audit Committee

William T. Van Kleef, Chair
Michael A. Cawley
Eric P. Grubman
Scott D. Urban

MATTERS RELATING TO THE INDEPENDENT AUDITOR

Accounting Fees and Services for Fiscal Years 2010 and 2009

	2010	%	2009	%

Audit Fees(1)	$1,714,100	90.2	$1,707,500	81.6
Audit — Related Fees(2)	186,250	9.8	382,000	18.3
Tax Fees	—	—	—	—
All Other Fees(3)	—	—	1,500	0.1

	$1,900,350	100.0	$2,091,000	100.0

(1)	Services rendered in 2010 and 2009 include auditing our financial statements included in the Company’s annual report filed on Form 10-K and our internal controls over financial reporting. Services also include quarterly reviews of our interim financial statements filed on Form 10-Q and audit consultation.

(2)	Includes fees paid for foreign statutory and domestic retirement and thrift plan audits and other audit-related work.

(3)	Includes fees paid for online accounting research subscription.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit services to be provided by our independent auditor prior to the receipt of such services. The Audit Committee Chair has the authority to pre-approve services of up to $25,000 rendered by our independent auditor. Any pre-approval of services by the Audit Committee Chair shall be reported to the Audit Committee at its next scheduled meeting.

All audit-related services, tax services and other services for 2010 set forth in the table above were pre-approved by the Audit Committee Chair or the Audit Committee, as provided above, which in either case determined that such services would not impair the independence of our auditor and are consistent with the SEC’s rules on auditor independence.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

Stockholder proposals intended to be brought before the annual meeting of stockholders as an agenda item or to be included in our proxy statement relating to our 2012 annual meeting of stockholders, which is currently scheduled to be held on April 24, 2012, must be received by us at our office in Houston, Texas, addressed to our Secretary, no later than December 28, 2011.

We will bear the cost of solicitation of proxies. Solicitation may be made by mail, personal interview, telephone or telegraph by our officers, agents or employees, who will receive no additional compensation for these efforts. To aid in the solicitation of proxies, we have employed the firm of Georgeson, Inc., which will receive a fee of approximately $9,500 plus out-of-pocket expenses. We will bear the reasonable expenses incurred by banks, brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.

Our Board does not intend to present any other matter at the meeting and knows of no other matters that will be presented. However, if any other matter comes before the meeting, the persons named in the enclosed proxy intend to vote thereon in accordance with their best judgment.

Houston, Texas
March 22, 2011

By Order of the Board of Directors of
Noble Energy, Inc.

Arnold J. Johnson
Senior Vice President, General Counsel and Secretary

Appendix A

NOBLE ENERGY, INC.

1992 STOCK OPTION AND RESTRICTED STOCK PLAN
(As Amended and Restated Effective April 26, 2011)

Section 1. Purpose

The purpose of this Plan is to assist Noble Energy, Inc., a Delaware corporation, in attracting and retaining, as officers and key employees of the Company and its Affiliates, persons of training, experience and ability and to furnish additional incentive to such persons by encouraging them to become owners of Shares of the Company’s capital stock, by granting to such persons Incentive Options, Nonqualified Options, Restricted Stock, or any combination of the foregoing.

Section 2. Definitions

Unless the context otherwise requires, the following words as used herein shall have the following meanings:

(a) “Affiliate” means any corporation or other type of entity in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, starting with the Company and ending with the corporation or other entity that has a controlling interest in the corporation or other entity for which the Employee provides direct services. For purposes of this Affiliate definition, the term “controlling interest” has the same meaning as provided in Treasury Regulation section 1.414(c)-2(b)(2)(i), except that the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent” in each place the phrase “at least 80 percent” appears in Treasury Regulation section 1.414(c)-2(b)(2)(i).

(b) “Agreement” means the written agreement (i) between the Company and the Optionee evidencing the Option and any SARs that relate to such Option granted by the Company and the understanding of the parties with respect thereto or (ii) between the Company and a recipient of a Restricted Stock award, a Cash Award or a Performance Award evidencing the restrictions, terms and conditions applicable to such award and the understanding of the parties with respect thereto. In the event of any inconsistency between the Plan and an Agreement, the Plan shall govern.

(c) “Board” means the Board of Directors of the Company as the same may be constituted from time to time.

(d) “Cash Award” means an award for the payment of a cash bonus that has been awarded pursuant to Section 16 of the Plan.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Committee” means the Committee provided for in Section 3 of the Plan as the same may be constituted from time to time.

(g) “Company” means Noble Energy, Inc., a Delaware corporation.

(h) “Corporate Transaction” shall have the meaning as defined in Section 8 of the Plan.

(i) “Disability” means the termination of an employee’s employment with the Company or an Affiliate because of a medically determinable physical or mental impairment (i) that prevents the employee from performing his or her employment duties in a satisfactory manner and is expected either to result in death or to last for a continuous period of not less than twelve months as determined by the Committee, or (ii) for which the employee is eligible to receive disability income benefits under a long-term disability insurance plan maintained by the Company or an Affiliate.

(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k) “Fair Market Value” means, except as provided in the next sentence with respect to grants and awards made prior to April 26, 2011, the closing sales price per Share on the New York Stock Exchange on the date in question (or if there was no reported sale on the New York Stock Exchange on such date, then on the last preceding day on which any reported sale occurred on the New York Stock Exchange). With respect to an Option or SAR that relates to such Option that was granted prior to April 26, 2011, or Shares of Restricted Stock that were awarded prior to April 26, 2011, the following shall apply: “Fair Market Value” means the fair market value per Share as determined by the Committee in good faith; provided, however, that if a Share is listed or admitted to trading on a securities exchange registered under the Exchange Act, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on the principal securities exchange on which such Share is listed or admitted to trading, or if a Share is not listed or admitted to trading on any such exchange but is listed as a national market security on the National Association of Securities Dealers, Inc. Automated Quotations System (“NASDAQ”) or any similar system then in use, the Fair Market Value per Share shall be the average of the reported high and low sales price on the date in question (or if there was no reported sale on such date, on the last preceding date on which any reported sale occurred) on such system, or if a Share is not listed or admitted to trading on any such exchange and is not listed as a national market security on NASDAQ but is quoted on NASDAQ or any similar system then in use, the Fair Market Value per Share shall be the average of the closing high bid and low asked quotations on such system for such Share on the date in question; and, provided further, that for purposes of valuing Shares to be made subject to Incentive Options, the Fair Market Value per Share shall be determined without regard to any restriction other than one which, by its terms, will never lapse.

(l) “Incentive Option” means an Option that is intended to satisfy the requirements of Section 422(b) of the Code.

(m) “Nonqualified Option” means an Option that does not qualify as a statutory stock option under Section 422 or 423 of the Code.

(n) “Non-Employee Director” means a director of the Company who satisfies the definition thereof under Rule 16b-3 promulgated under the Exchange Act.

(o) “Option” means an option to purchase one or more Shares granted under and pursuant to the Plan. Such Option may be either an Incentive Option or a Nonqualified Option.

(p) “Optionee” means a person who has been granted an Option and who has executed an Agreement with the Company.

(q) “Outside Director” means a director of the Company who is an outside director within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

(r) “Performance Award” means any Restricted Stock award or Cash Award that has been designated at the time of award as a Performance Award in accordance with the provisions of Section 15 of the Plan.

(s) “Plan” means this Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan, as amended from time to time.

(t) “Restricted Stock” means Shares issued or transferred pursuant to Section 14 of the Plan.

(u) “Retirement” means a termination of employment with the Company or an Affiliate either (i) on a voluntary basis by a person who (A) is at least 55 years of age with five years of credited service with the Company or one or more Affiliates or (B) has at least 20 years of credited service with the Company or one or more Affiliates, immediately prior to such termination of employment or (ii) otherwise with the written consent of the Committee in its sole discretion.

(v) “SARs” means stock appreciation rights granted pursuant to Section 7 of the Plan.

(w) “Securities Act” means the Securities Act of 1933, as amended.

(x) “Share” means a share of the Company’s present common stock, par value $3.33 1/3 per share, and any share or shares of capital stock or other securities of the Company hereafter issued or issuable in respect of or in substitution or exchange for each such present share. Such Shares may be unissued or reacquired Shares, as the Board, in its sole and absolute discretion, shall from time to time determine.

Section 3. Administration

The Plan shall be administered by, and the decisions concerning the Plan shall be made solely by, a Committee of two or more directors of the Company, all of whom are both Non-Employee Directors and Outside Directors. Each member of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Board shall have the sole continuing authority to appoint members of the Committee. In making grants or awards, the Committee shall take into consideration the contribution the person has made or may make to the success of the Company or its Affiliates and such other considerations as the Board may from time to time specify.

Except to the extent already appointed by the Board, the Committee shall elect one of its members as its chairman, and shall hold its meetings at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum. All decisions and determinations of the Committee shall be made by the majority vote or decision of the members present at any meeting at which a quorum is present; provided, however, that any decision or determination reduced to writing and signed by all members of the Committee shall be as fully effective as if it had been made by a majority vote or decision at a meeting duly called and held. The Committee may appoint a secretary (who need not be a member of the Committee) who shall keep minutes of its meetings. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the express provisions of the Plan, the bylaws or certificate of incorporation of the Company or any resolutions of the Board.

All questions of interpretation or application of the Plan, or of a grant of an Option and any SARs that relate to such Option or of a Restricted Stock award, Cash Award or Performance Award, including questions of interpretation or application of an Agreement, shall be subject to the determination of the Committee, which determination shall be final and binding upon all parties.

Subject to the express provisions of the Plan, the Committee shall have the authority, in its sole and absolute discretion:

(a) to adopt, amend or rescind administrative and interpretive rules and regulations relating to the Plan;

(b) to construe the Plan;

(c) to make all other determinations necessary or advisable for administering the Plan;

(d) to determine the terms and provisions of the respective Agreements (which need not be identical), including provisions defining or otherwise relating to (i) the term and the period or periods and extent of exercisability of Options, (ii) the extent to which transfer restrictions shall apply to Shares issued upon exercise of Options or any SARs that relate to such Options, (iii) the effect of termination of employment upon the exercisability of Options, and (iv) the effect of approved leaves of absence upon the exercisability of Options;

(e) to accelerate, regardless of whether the Agreement so provides, (i) the time of exercisability of any Option and SAR that relates to such Option, (ii) the time of the lapsing of restrictions on any Restricted Stock award that is not a Performance Award, or (iii) the time of the lapsing of restrictions on or for the vesting or payment of any Cash Award that is not a Performance Award (provided that such acceleration does not subject the benefits payable under such Cash Award to the tax imposed by Section 409A of the Code);

(f) subject to Section 13 of the Plan, to amend any Agreement provided that such amendment does not (i) adversely affect the Optionee or awardee under such Agreement in a material way without the consent of such Optionee or awardee, or (ii) cause any benefit provided or payable under such Agreement that is intended to comply with or be exempt from Section 409A of the Code, or intended to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e), to fail to comply with or be exempt from Section 409A of the Code or to fail to be qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e), respectively;

(g) to construe the respective Agreements; and

(h) to exercise the powers conferred on the Committee under the Plan.

The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The determinations of the Committee on the matters referred to in this Section 3 shall be final and conclusive.

Section 4. Shares Subject to the Plan

(a) The total number of Shares available for grants or awards made under the Plan shall not exceed a maximum of 31,000,000 Shares in the aggregate (the “Plan Share Limit”). The total number of Shares that may be issued on or after April 26, 2011, pursuant to Incentive Options shall not exceed a maximum of 7,000,000 Shares in the aggregate. The total number of Shares for which Options and SARs may be granted, and which may be awarded as Restricted Stock, to any one person during any calendar year shall not exceed a maximum of 400,000 Shares in the aggregate. Each such maximum number of Shares shall be increased or decreased as provided in Section 17 of the Plan.

(b) At any time and from time to time after the Plan takes effect, the Committee, pursuant to the provisions herein set forth, may grant Options and any SARs that relate to such Options and award Restricted Stock until the maximum number of Shares shall be exhausted or the Plan shall be sooner terminated.

(c) For the purpose of determining the number of Shares available for grants or awards made under the Plan:

(i) with respect to grants or awards made under the Plan prior to April 26, 2011, each Share subject to an Option (whether with or without a related SAR), and each Share awarded as Restricted Stock, shall count against the Plan Share Limit as one (1) Share,

(ii) with respect to grants or awards made under the Plan on or after April 26, 2011, each Share subject to an Option (whether with or without a related SAR) shall count against the Plan Share Limit as one (1) Share, and each Share awarded as Restricted Stock shall count against the Plan Share Limit as 2.39 Shares,

(iii) Shares subject to Options (whether with or without related SARs) that expire or are terminated or forfeited prior to exercise, and Shares awarded as Restricted Stock that are forfeited, shall remain available for grants or awards made under the Plan and shall be added back to the number of Shares available for such grants or awards on the same numerical basis as previously counted against the Plan Share Limit, and

(iv) Shares tendered or withheld to satisfy an exercise price or tax withholding obligation pertaining to an Option, SAR or Restricted Stock shall not be available for grants or awards made under the Plan and shall not be added to the number of Shares available for such grants or awards.

Section 5. Eligibility

The persons who shall be eligible to receive grants of Options and any SARs that relate to such Options, and to receive Restricted Stock awards, Cash Awards or Performance Awards, shall be regular salaried officers or other employees of the Company or one or more of its Affiliates.

Section 6. Grant of Options

(a) From time to time while the Plan is in effect, the Committee may, in its sole and absolute discretion, select from among the persons eligible to receive a grant of Options under the Plan (including persons who have already received such grants of Options) such one or more of them as in the opinion of the Committee should be granted Options. The Committee shall thereupon, likewise in its sole and absolute discretion, determine the number of Shares to be allotted for option to each person so selected.

(b) Each person so selected shall be granted an Option to purchase the number of Shares so allotted to him, upon such terms and conditions, consistent with the provisions of the Plan, as the Committee may specify. Each such person shall have a reasonable period of time, to be fixed by the Committee, within which to accept or reject the granted Option. Failure to accept within the period so fixed may be treated as a rejection.

(c) Each person who accepts an Option offered to him shall enter into an Agreement with the Company, in such form as the Committee may prescribe, setting forth the terms and conditions of the Option. Each Option Agreement shall contain such provisions (including, without limitation, restrictions or the removal of restrictions upon the exercise of the Option and any SARs that relate to such Option and the transfer of Shares thereby acquired) as the Committee shall deem advisable. In the event a person is granted both one or more Incentive Options and one or more Nonqualified Options, such grants shall be evidenced by separate Agreements, one for each Incentive Option grant and one for each Nonqualified Option grant. Unless a subsequent effective date of grant is specified by the Committee, the date on which the Committee approves the grant of an Option to a person, including the specification of the number of Shares to be subject to the Option, shall constitute the date on which the Option covered by such Agreement is granted. Such person shall be notified of his or her grant as soon as practicable following the Committee’s approval of such grant, but in no event shall an Optionee gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Option and the actual signing of the Agreement by the Company and the Optionee.

(d) At the time an Option is granted, the Committee may, in its sole and absolute discretion, designate such Option as an Incentive Option intended to qualify under Section 422(b) of the Code; provided, however, that Incentive Options may be granted only to employees of the Company or a “parent corporation” or a “subsidiary corporation” of the Company (which terms, for the purposes of this Section and any Incentive Option granted under the Plan, shall have the meanings set forth in Section 424(e) and (f) of the Code, respectively), and that Incentive Options may not be granted more than 10 years after March 17, 2011, the date this Plan restatement was adopted by the Board. Each Agreement relating to an Incentive Option shall contain such limitations and restrictions upon the exercise of the Incentive Option as shall be necessary for the Incentive Option to which such Agreement relates to constitute an incentive stock option, as defined in Section 422(b) of the Code. Any provision of the Plan to the contrary notwithstanding:

(i) no Incentive Option shall be granted to any person who, at the time such Incentive Option is granted, owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or of its parent or subsidiary corporation (within the meaning of Section 422(b)(6) of the Code) unless the option price under such Incentive Option is at least 110 percent of the Fair Market Value of the Shares subject to the Incentive Option at the date of its grant and such Incentive Option is not exercisable after the expiration of five years from the date of its grant; and

(ii) to the extent that the aggregate Fair Market Value (determined as of the date the Incentive Option is granted) of the Shares subject to an Incentive Option granted to an Optionee and the aggregate Fair Market Value (determined as of the date the option is granted) of the shares of the Company and its parent and subsidiary corporations (or a predecessor corporation of the Company or any such parent or subsidiary corporation) subject to any other incentive stock option (within the meaning of Section 422(b) of the Code) of the Company and its parent and subsidiary corporations (or a predecessor corporation of the Company or any such parent or subsidiary corporation) granted to such Optionee, that may become exercisable for the first time during any calendar year, exceeds $100,000, such excess portion of the Option shall be treated as a Nonqualified Option.

(e) Each Agreement that includes SARs in addition to an Option shall comply with the provisions of Section 7 of the Plan.

Section 7. Grant of SARs

The Committee may from time to time grant SARs in conjunction with all or any portion of any Option either (i) at the time of the initial Option grant (not including any subsequent modification that may be treated as a new grant of an Incentive Option for purposes of Section 424(h) of the Code) or (ii) with respect to Nonqualified Options, at any time after the initial Option grant while the Nonqualified Option is still outstanding. SARs shall not be granted other than in conjunction with an Option granted hereunder.

SARs granted hereunder shall comply with the following conditions and also with the terms of the Agreement governing the Option in conjunction with which they are granted:

(a) The SAR shall expire no later than the expiration of the underlying Option.

(b) Upon the exercise of an SAR, the Optionee shall be entitled to receive payment equal to the excess of the aggregate Fair Market Value of the Shares with respect to which the SAR is then being exercised (determined as of the date of such exercise) over the aggregate purchase price of such Shares as provided in the related Option. Payment may be made in Shares, valued at their Fair Market Value on the date of exercise, or in cash, or partly in Shares and partly in cash, as determined by the Committee in its sole and absolute discretion.

(c) SARs shall be exercisable (i) only at such time or times and only to the extent that the Option to which they relate shall be exercisable, (ii) only when the Fair Market Value of the Shares subject to the related Option exceeds the purchase price of the Shares as provided in the related Option, and (iii) only upon surrender of the related Option or any portion thereof with respect to the Shares for which the SARs are then being exercised.

(d) Upon exercise of an SAR, a corresponding number of Shares subject to option under the related Option shall be canceled. Such canceled Shares shall be charged against the Shares reserved for the Plan, as provided in Section 4 of the Plan, as if the Option had been exercised to such extent and shall not be available for future Option grants or Restricted Stock awards hereunder.

Section 8. Option Price

The option price for each Share covered by an Option shall not be less than the greater of (a) the par value of such Share or (b) the Fair Market Value of such Share at the time such Option is granted. Notwithstanding the preceding sentence, if the Company or an Affiliate agrees to substitute a new Option under the Plan for an old option, or to assume an old option, by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization, or liquidation (any of such events being referred to herein as a “Corporate Transaction”), the option price of the Shares covered by each such new Option or assumed Option may be other than the Fair Market Value of the Shares at the time the Option is granted as determined by reference to a formula, established at the time of the Corporate Transaction, which will give effect to such substitution or assumption; provided, however, in no event shall:

(a) the excess of the aggregate Fair Market Value of the Shares subject to the Option immediately after the substitution or assumption over the aggregate option price of such Shares be more than the excess of the aggregate Fair Market Value of all Shares subject to the option immediately prior to the substitution or assumption over the aggregate option price of such Shares;

(b) in the case of an Incentive Option, the new Option or the assumption of the old option give the Optionee additional benefits that he would not have under the old option; or

(c) the ratio of the option price to the Fair Market Value of the stock subject to the Option immediately after the substitution or assumption be more favorable to the Optionee than the ratio of the option price to the Fair Market Value of the stock subject to the old option immediately prior to such substitution or assumption, on a Share by Share basis.

Notwithstanding the above, the provisions of this Section 8 with respect to the option price in the event of a Corporate Transaction shall, in the case of an Incentive Option, be subject to the requirements of Section 424(a) of the Code and the Treasury regulations and other applicable guidance promulgated thereunder, and in the case of a Nonqualified Option, be subject to the requirements for stock rights exempt from the application of Section 409A of the Code. In the event of a conflict between the terms of this Section 8 and the above cited statutes, regulations and rulings, or in the event of an omission in this Section 8 of a provision required by said laws, the latter shall control in all respects and are hereby incorporated herein by reference as if set out at length.

Section 9. Option Period and Terms of Exercise

(a) Each Option shall be exercisable during such period of time as the Committee may specify, but in no event for longer than 10 years from the date when the Option is granted; provided, however, that, unless provided otherwise in an Agreement:

(i) All rights to exercise an Option and any SARs that relate to such Option shall, subject to the provisions of subsection (c) of this Section 9, terminate one year after the date the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason other than death, Disability or Retirement, except that, in the event of the termination of employment of the Optionee on account of (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or its Affiliates, the Option and any SARs that relate to such Option shall thereafter be null and void for all purposes. Employment shall not be deemed to have ceased by reason of the transfer of employment, without interruption of service, between or among the Company and any of its Affiliates.

(ii) If the Optionee ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, by reason of his death, Disability or Retirement, all rights to exercise such Option and any SARs that relate to such Option shall, subject to the provisions of subsection (c) of this Section 9, terminate five years thereafter.

(b) If an Option is granted with a term shorter than 10 years, the Committee may extend the term of the Option and any SARs that relate to such Option, but for not more than 10 years from the date when the Option was originally granted.

(c) In no event may an Option or any SARs that relate to such Option be exercised after the expiration of the term thereof.

Section 10. Transferability of Options and SARs

Except as provided in this Section 10, no Option or any SARs that relate to an Option shall be (i) transferable otherwise than by will or the laws of descent and distribution, or (ii) exercisable during the lifetime of the Optionee by anyone other than the Optionee. A Nonqualified Option granted to an Optionee, and any SARs that relate to such Nonqualified Option, may be transferred by such Optionee to a permitted transferee (as defined below), provided that (i) there is no consideration for such transfer (other than receipt by the Optionee of interests in an entity that is a permitted transferee); (ii) the Optionee (or such Optionee’s estate or representative) shall remain obligated to satisfy all income or other tax withholding obligations associated with the exercise of such Nonqualified Option or SARs; (iii) the Optionee shall notify the Company in writing that such transfer has occurred and disclose to the Company the name and address of the permitted transferee and the relationship of the permitted transferee to the Optionee; and (iv) such transfer shall be effected pursuant to transfer documents in a form approved by the Committee. A permitted transferee may not further assign or transfer any such transferred Nonqualified Option or any SARs that relate to such Nonqualified Option otherwise than by will or the laws of descent and distribution. Following the transfer of an Nonqualified Option and any SARs that relate to such Nonqualified Option to a permitted transferee, such Nonqualified Option and SARs shall continue to be subject to the same terms and conditions that applied to them prior to their transfer by the Optionee, except that they shall be exercisable by the permitted transferee to whom such transfer was made rather than by the transferring Optionee. For the purposes of the Plan, the term “permitted transferee” means, with respect to an Optionee, (I) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Optionee, including adoptive relationships, (II) any person sharing the Optionee’s household (other than a tenant or an employee), (III) a trust in which the Optionee and/or persons described in clauses (I) and (II) above have more than fifty percent of the beneficial interest, (IV) a foundation in which the Optionee and/or persons described in clauses (I) and (II) above control the management of assets, and (V) any other entity in which the Optionee and/or persons described in clauses (I) and (II) above own more than fifty percent of the voting interests.

Section 11. Exercise of Options and SARs

(a) In the event of an Optionee’s death, any then exercisable portion of an Option that has been granted to such Optionee, and any SARs that relate to such Option, may be exercised, within the period ending with the earlier of the fifth anniversary of the date of the Optionee’s death or the date of the termination of such Option, by the duly authorized representative of the deceased Optionee’s estate or the permitted transferee to whom such Option and SARs have been transferred.

(b) At any time, and from time to time, during the period when any Option and any SARs that relate to such Option, or a portion thereof, are exercisable, such Option or SARs, or portion thereof, may be exercised in whole or in part; provided, however, that in an Agreement the Committee may require any Option or SAR that is partially exercised to be so exercised with respect to at least a stated minimum number of Shares.

(c) Each exercise of an Option, or a portion thereof, shall be evidenced by a notice in writing to the Company accompanied by payment in full of the option price of the Shares then being purchased. Payment in full shall mean payment of the full amount due: (i) in cash, (ii) by certified check or cashier’s check, (iii) with Shares owned by the exercising Optionee or permitted transferee having a Fair Market Value at least equal to the aggregate option price payable in connection with such exercise, or (iv) by any combination of clauses (i) through (iii). If the exercising Optionee or permitted transferee chooses to remit Shares in payment of all or any portion of the option price, then (for purposes of payment of the option price) those Shares shall be deemed to have a cash value equal to their aggregate Fair Market Value determined as of the date the exercising Optionee or permitted transferee exercises such Option.

Notwithstanding anything contained herein to the contrary, at the request of an exercising Optionee or permitted transferee and to the extent permitted by applicable law, the Committee shall approve arrangements with a brokerage firm or firms under which any such brokerage firm shall, on behalf of the exercising Optionee or permitted transferee, make payment in full to the Company of the option price of the Shares then being purchased, and the Company, pursuant to an irrevocable notice in writing from the exercising Optionee or permitted transferee, shall make prompt delivery of one or more certificates for the appropriate number of Shares to such brokerage firm. Payment in full for purposes of the immediately preceding sentence shall mean payment of the full amount due, either in cash or by certified check or cashier’s check.

(d) Each exercise of SARs, or a portion thereof, shall be evidenced by a notice in writing to the Company.

(e) Each Optionee must take whatever affirmative actions are required, in the opinion of the Committee, to enable the Company or appropriate Affiliate to satisfy its Federal income tax and FICA and any applicable state and local withholding obligations incurred as a result of such Optionee’s (or his or her permitted transferee’s) exercise of an Option granted to such Optionee or any SARs that relate to such Option. Upon the exercise of an Option or SARs requiring tax withholding, an exercising Optionee or permitted transferee may (i) direct the Company to withhold from the Shares to be issued to the exercising Optionee or permitted transferee the number of Shares (based upon the aggregate Fair Market Value of the Shares at the date of exercise) necessary to satisfy the Company’s obligation to withhold taxes, (ii) deliver to the Company sufficient Shares (based upon the aggregate Fair Market Value of the Shares at the date of exercise) to satisfy the Company’s tax withholding obligations, (iii) deliver sufficient cash to the Company to satisfy the Company’s tax withholding obligations, or (iv) any combination of clauses (i) through (iii). In the event the Committee subsequently determines that the aggregate Fair Market Value (as determined above) of any Shares withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Optionee to whom the Option and SARs in question were granted shall pay (or cause the permitted transferee to whom such Option and SARs were transferred to pay) to the Company, immediately upon the Committee’s request, the amount of that deficiency.

(f) No Shares shall be issued upon exercise of an Option until full payment therefor has been made, and an exercising Optionee or permitted transferee shall have none of the rights of a shareholder until Shares are issued to him.

(g) Nothing herein or in any Agreement shall require the Company to issue any Shares upon exercise of an Option or SAR if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act or any similar or superseding statute or statutes, or any other applicable statute or regulation, as then in effect. Upon the exercise of an Option or SAR (as a result of which the exercising Optionee or permitted transferee receives Shares), or portion thereof, the exercising Optionee or permitted transferee shall give to the Company satisfactory evidence that he is acquiring such Shares for the purposes of investment only and not with a view to their distribution; provided, however, if or to the extent that the Shares delivered to the exercising Optionee or permitted transferee shall be included in a registration statement filed by the Company under the Securities Act, such investment representation shall be abrogated.

(h) An Optionee shall immediately notify the Company in writing of any disqualifying disposition (within the meaning of Section 421(b) of the Code) of Shares received upon the exercise of an Incentive Option.

Section 12. Delivery of Stock Certificates

As promptly as may be practicable after an Option or SAR (as a result of the exercise of which the exercising Optionee or permitted transferee is entitled to receive Shares), or a portion thereof, has been exercised as hereinabove provided, the Company shall make delivery of the appropriate number of Shares. In the event that an Optionee exercises both (i) an Incentive Option or SARs that relate to such Option (as a result of which the Optionee receives Shares), or a portion thereof, and (ii) a Nonqualified Option or SARs that relate to such Option (as a result of which the Optionee receives Shares), or a portion thereof, separately identifiable Shares shall be issued in certificate or book-entry form for the Shares subject to the Incentive Option and for the Shares subject to the Nonqualified Option.

Section 13. Modification of Options and SARs

Subject to the terms and conditions of and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Options and any SARs that relate to such Options granted under the Plan. The Committee shall not have authority to accept the surrender or cancellation of any Options and any SARs that relate to such Options outstanding hereunder (to the extent not theretofore exercised) and grant new Options and any SARs that relate to such new Options hereunder in substitution therefor (to the extent not theretofore exercised) at an Option Price that is less than the Option Price of the Options surrendered or canceled. Nor shall the Committee have authority to accept the surrender or cancellation of any Option and any SARs that relate to such Option outstanding hereunder (to the extent not theretofore exercised) at a time at which the Fair Market Value of the Shares subject to the Option is less than the option price, in return for any cash or other consideration. Notwithstanding the foregoing provisions of this Section 13, no modification of an outstanding Option and any SARs that relate to such Option granted hereunder shall, without the consent of the Optionee, adversely affect the holder thereof in a material way, except as may be necessary, with respect to Incentive Options, to satisfy the requirements of Section 422(b) of the Code, or with respect to Nonqualified Options to satisfy the requirements for stock rights exempt from Section 409A of the Code.

Section 14. Restricted Stock

(a) The Committee may from time to time, in its sole and absolute discretion, award Shares of Restricted Stock to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive awards of Restricted Stock. Any award of Restricted Stock shall be made from Shares subject hereto as provided in Section 4 of the Plan.

(b) A Share of Restricted Stock shall be subject to such restrictions, terms and conditions, including forfeitures, if any, as may be determined by the Committee, which may include, without limitation, the rendition of services to the Company or its Affiliates for a specified time or the achievement of specific goals, and to the further restriction that no such Share may be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of until the terms and conditions set by the Committee at the time of the award of the Restricted Stock have been satisfied. A Restricted Stock award may be a Performance Award or an award that is not a Performance Award. Each recipient of an award of Restricted Stock shall enter into an Agreement with the Company, in such form as the Committee shall prescribe, setting forth the restrictions, terms and conditions of such award.

If a person is awarded Shares of Restricted Stock, whether or not escrowed as provided below, the person shall be the record owner of such Shares and shall have all the rights of a shareholder with respect to such Shares (except to the extent that the escrow agreement, if any, or the Agreement specifically provides otherwise), including the right to vote and the right to receive dividends or other distributions made or paid with respect to such Shares. Any certificate or certificates representing Shares of Restricted Stock shall bear a legend similar to the following:

The shares represented by this certificate have been issued pursuant to the terms of the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan and may not be sold, assigned, transferred, discounted, exchanged, pledged or otherwise encumbered or disposed of in any manner except as set forth in the terms of the agreement embodying the award of such shares dated          ,          .

In order to enforce the restrictions, terms and conditions that may be applicable to a person’s Shares of Restricted Stock, the Committee may require the person, upon the receipt of a certificate or certificates representing such Shares or the issuance of such Shares in book-entry form, or at any time thereafter, to deposit such certificate or certificates, together with stock powers and other instruments of transfer, appropriately endorsed in blank, with the Company or an escrow agent designated by the Company under an escrow agreement, or to enter into an escrow agreement pertaining to Shares issued in book-entry form, in such form as by the Committee shall prescribe.

After the satisfaction of the restrictions, terms and conditions set by the Committee at the time of an award of Restricted Stock to a person, the Share certificate legend set forth above and any similar evidence of a transfer restriction applicable to a Share issued in book-entry form shall be removed with respect to the number of Shares that are no longer subject to such restrictions, terms and conditions.

The Committee shall have the authority (and the Agreement evidencing an award of Restricted Stock may so provide) to cancel all or any portion of any outstanding restrictions prior to the expiration of such restrictions with respect to any or all of the Shares of Restricted Stock awarded to a person hereunder on such terms and conditions as the Committee may deem appropriate, provided that such cancellation does not cause any Shares of Restricted Stock that were awarded as a Performance Award to fail to be qualified performance-based compensation within the meaning of Treasury Regulation Section 1.162-27(e).

(c) Unless otherwise provided by the Committee in the Agreement pertaining to an award of Restricted Stock, if the a person to whom such Restricted Stock has been awarded ceases to be employed by at least one of the employers in the group of employers consisting of the Company and its Affiliates, for any reason, prior to the satisfaction of any terms and conditions of an award, any Restricted Stock remaining subject to restrictions shall thereupon be forfeited by the person and transferred to, and reacquired by, the Company or an Affiliate at no cost to the Company or the Affiliate; provided, however, if the cessation is due to the person’s death, Disability or Retirement, the Committee may, in its sole and absolute discretion, deem that the terms and conditions have been met for all or part of such remaining portion (except such discretionary authority shall not extend to any Shares of Restricted Stock that were awarded as a Performance Award if such discretion would cause the award to fail to be qualified performance-based compensation within the meaning of Treasury Regulation Section 1.162-27(e)). In the event of such forfeiture, the person, or in the event of his death, his personal representative, shall forthwith deliver to the Secretary of the Company the certificates for the Shares of Restricted Stock remaining subject to such restrictions, accompanied by such instruments of transfer, if any, as may reasonably be required by the Secretary of the Company.

(d) In case of any consolidation or merger of another corporation into the Company in which the Company is the surviving corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Shares (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination, but including any change in such shares into two or more classes or series of shares), to the extent the Committee determines that such is necessary to reflect such corporate action, the Committee shall take such further actions, if any, as it determines to be appropriate to provide that Restricted Stock shall take the form of the kind and amount of shares of stock and other securities (including those of any new direct or indirect parent of the Company), property, cash or any combination thereof receivable upon such consolidation or merger.

Section 15. Performance Awards

(a) The Options and SARs granted pursuant to the Plan are granted under terms that are designed to provide for the payment of qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e). In addition, at the time of awarding any Restricted Stock award or Cash Award the Committee may, in its sole and absolute discretion, and subject to the limitations on Shares and amounts applicable thereto, designate such award to be a Performance Award that is intended to satisfy the requirements for the payment of qualified performance-based compensation within the meaning of Treasury Regulation section 1.162-27(e) (such requirements the “162(m) Requirements”). The compensation payable under Performance Awards shall be provided or paid solely on account of the attainment of one or more preestablished, objective performance goals during a specified performance period that shall not be shorter than one year, and shall comply with the 162(m) Requirements.

(b) Each Agreement embodying a Performance Award shall set forth (i) the maximum amount that may be earned thereunder in the form of cash or Shares, as applicable, (ii) the performance goal or goals and level of achievement applicable to such Performance Award, (iii) the performance period over which performance is to be measured, and (iv) such other terms and conditions as the Committee may determine that are not inconsistent with the Plan or the 162(m) Requirements.

(c) The performance goal or goals for a Performance Award shall be established in writing by the Committee based on one or more performance goals as set forth in this Section 15 not later than 90 days after commencement of the performance period with respect to such award, provided that the outcome of the performance in respect of the goal or goals remains substantially uncertain as of such time. At the time of the award of a Performance Award, and to the extent permitted under Section 162(m) of the Code and the Treasury regulations and other guidance promulgated thereunder, the Committee may provide for the manner in which the performance goals will be measured in light of specified corporate transactions, extraordinary events, accounting changes and other similar occurrences.

(d) The performance goal or goals to be used for the purposes of Performance Awards may be described in terms of objectives that are related to the particular eligible employee to whom the award is being made, or objectives that are Company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which such person is employed or with respect to which such person performs services, and may consist of one or more or any combination of the following criteria: (a) an amount or level of earnings or cash flow, (b) earnings or cash flow per share (whether on a pre-tax, after-tax, operational or other basis), (c) return on equity or assets, (d) return on capital or invested capital and other related financial measures, (e) cash flow or EBITDA, (f) revenues, (g) income, net income or operating income, (h) expenses or costs or expense levels or cost levels (absolute or per unit), (i) proceeds of sale or other disposition, (j) share price, (k) total shareholder return, (l) operating profit, (m) profit margin, (n) capital expenditures, (o) net borrowing, debt leverage levels, credit quality or debt ratings, (p) the accomplishment of mergers, acquisitions, dispositions, or similar business transactions, (q) net asset value per share, (r) economic value added, (s) individual business objectives, (t) growth in reserves or production, (u) finding and development costs, and/or (v) safety results. The performance goals based on these performance measures may be made relative to the performance of peers or other business entities.

(e) Prior to the payment of any compensation pursuant to a Performance Award, the Committee shall certify in writing that the applicable performance goal or goals and other material terms of the Award have been satisfied. The Committee in its sole and absolute discretion shall have the authority to reduce, but not to increase, the amount payable in cash and the number of Shares to be issued, retained or vested pursuant to a Performance Award.

Section 16. Cash Awards

The Committee may, in its sole and absolute discretion, award Cash Awards to such persons as it shall select from among those persons who are eligible under Section 5 of the Plan to receive Cash Awards. A Cash Award shall provide for the payment of a cash bonus upon the achievement of specified performance goals. A Cash Award may be a Performance Award or an award that is not a Performance Award. The Committee shall specify the terms, conditions, restrictions and limitations that apply to a Cash Award (which need not be identical among the persons to whom such awards are made). Any provision of this Plan to the contrary notwithstanding, the maximum amount that may be paid under all Cash Awards awarded to any one person pursuant to this Plan during any one calendar year shall not exceed $4,000,000. The Committee’s authority and discretion to grant Cash Awards pursuant to this Plan is not intended to and does not replace, modify, limit or otherwise affect the ability of the Company and its Affiliates to pay or make grants of compensation under other programs and arrangements of the Company and its affiliates, including without limitation the Company’s annual short-term incentive plans.

Section 17. Changes in Company’s Shares and Certain Corporate Transactions

If at any time while the Plan is in effect there shall be any increase or decrease in the number of issued and outstanding Shares of the Company effected without receipt of consideration therefor by the Company, through the declaration of a stock dividend or through any recapitalization or merger or otherwise in which the Company is the surviving corporation, resulting in a stock split-up, combination or exchange of Shares of the Company, then and in each such event:

(a) An appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned or awarded as Restricted Stock under the Plan, to the end that the same proportion of the Company’s issued and outstanding Shares shall continue to be subject to being so optioned and awarded;

(b) Appropriate adjustment shall be made in the number of Shares and the option price per Share thereof then subject to purchase pursuant to each Option previously granted and then outstanding, to the end that the same proportion of the Company’s issued and outstanding Shares in each such instance shall remain subject to purchase at the same aggregate option price; and

(c) In the case of Incentive Options, any such adjustments shall in all respects satisfy the requirements of Section 424(a) of the Code and the Treasury regulations and other guidance promulgated thereunder. In the case of Nonqualified Options, any such adjustments shall in all respects satisfy the requirements applicable to stock rights that are exempt from the application of Section 409A of the Code.

Except as is otherwise expressly provided herein, the issue by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with a direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of or option price of Shares then subject to outstanding Options granted under the Plan. Furthermore, the presence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities or preferred stock that would rank above the Shares subject to outstanding Options granted under the Plan; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise. All adjustments made pursuant to this Section 17 or any other provision of this Plan shall be made in a manner that satisfies the requirements for such adjustments under Sections 409A and 424 of the Code, as applicable, and the Treasury regulations and other guidance promulgated thereunder.

Section 18. Effective Date

The Plan was originally adopted by the Board on January 28, 1992, and has been amended by the Board and approved by the shareholders of the Company at various times thereafter. This amendment and restatement of the Plan was adopted by the Board on March 17, 2011, and will become effective as of April 26, 2011, if this amendment and restatement of the Plan is approved by the shareholders of the Company by at least a majority of votes cast (including abstentions to the extent abstentions are counted as voting under applicable State law) at a duly held meeting of the shareholders of the Company to be held on April 26, 2011 at which a quorum representing a majority of outstanding Shares entitled to vote is, either in person or by proxy, present and voting on the Plan. If this amendment and restatement of the Plan is not so approved at such meeting, then the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan as in effect immediately prior to such meeting shall remain in effect.

Section 19. Amendment, Suspension or Termination

The Board may at any time amend, suspend or terminate the Plan; provided, however, that after the shareholders have approved and ratified the Plan in accordance with Section 18 of the Plan, the Board may not, without approval of the shareholders of the Company, amend the Plan so as to (a) increase the maximum number of Shares subject thereto, as specified in Sections 4(a) and 17 of the Plan, (b) reduce the option price for Shares covered by Options granted hereunder below the price specified in Section 8 of the Plan, or (c) permit the “repricing” of Options and any SARs that relate to such new Options, or permit the cancellation of “underwater” Options and any SARs that relate to such Options in return for cash or other consideration, in contravention of Section 13 of the Plan; and provided further, that the Board may not, without the consent of the holder thereof, amend or cancel any outstanding Agreement in a manner that adversely affects the holder thereof in a material way.

Section 20. Requirements of Law

Notwithstanding anything contained herein or in any Agreement to the contrary, the Company shall not be required to sell or issue Shares under any Option or SAR if the issuance thereof would constitute a violation by the Optionee or the Company of any provision of any law or regulation of any governmental authority or any national securities exchange; and as a condition of any sale or issuance of Shares upon exercise of an Option or SAR, the Company may require such agreements or undertakings, if any, as the Company may deem necessary or advisable to assure compliance with any such law or regulation.

Section 21. General

(a) The proceeds received by the Company from the sale of Shares pursuant to Options shall be used for general corporate purposes.

(b) Nothing contained in the Plan or in any Agreement shall confer upon any Optionee or recipient of Restricted Stock the right to continue in the employ of the Company or any Affiliate, or interfere in any way with the rights of the Company or any Affiliate to terminate his employment at any time, with or without cause.

(c) Neither the members of the Board nor any member of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan or any Option and any SARs that relate to such Option granted hereunder or any Restricted Stock, Cash Award or Performance Award awarded hereunder; and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expenses (including counsel fees) arising therefrom to the full extent permitted by law and under any directors’ and officers’ liability or similar insurance coverage that may be in effect from time to time.

(d) Any payment of cash or any issuance or transfer of Shares to an exercising Optionee or permitted transferee, or to his legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require an exercising Optionee or permitted transferee, legal representative, heir, legatee or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

(e) Neither the Committee, the Board nor the Company guarantees the Shares from loss or depreciation.

(f) All expenses incident to the administration, termination or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company or its Affiliates.

(g) Records of the Company and its Affiliates regarding a person’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

(h) Any action required of the Company shall be by resolution of its Board or by a person authorized to act by resolution of the Board. Any action required of the Committee shall be by resolution of the Committee or by a person authorized to act by resolution of the Committee.

(i) If any provision of the Plan or any Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or such Agreement, as the case may be, but such provision shall be fully severable and the Plan or such Agreement, as the case may be, shall be construed and enforced as if the illegal or invalid provision had never been included herein or therein.

(j) Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company, an Optionee or a recipient of Restricted Stock may change, at any time and from time to time, by written notice to the other, the address that it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Company and each Optionee and recipient of Restricted Stock shall specify as its and his address for receiving notices the address set forth in the Agreement pertaining to the Shares to which such notice relates.

(k) Any person entitled to notice hereunder may waive such notice.

(l) The Plan shall be binding upon the Optionee or the recipient of Restricted Stock or a Cash Award, his or her heirs, legatees, distributees, legal representatives and permitted transferees, upon the Company, its successors and assigns, and upon the Committee, and its successors.

(m) The titles and headings of Sections and paragraphs are included for convenience of reference only and are not to be considered in the construction of the provisions hereof.

(n) All questions arising with respect to the provisions of the Plan shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by Federal law.

(o) Words used in the masculine shall apply to the feminine where applicable, and wherever the context of the Plan dictates, the plural shall be read as the singular and the singular as the plural.

(p) The compensation payable by the Company to or with respect to an Optionee or awardee pursuant to this Plan is intended to be compensation that is not subject to the tax imposed by Section 409A of the Code, and the Plan and Agreements shall be administered and construed to the fullest extent possible to reflect and implement such intent; provided, however, that any provision of this Plan or an Agreement to the contrary notwithstanding, the Committee, the Company and its Affiliates and their respective directors, officers, employees and agents do not guarantee any particular tax treatment with respect to the compensation payable pursuant to the Plan or an Agreement, and shall not be responsible or liable for any such treatment.

(q) Except as provided in Section 10, no right or interest of an Optionee or an awardee under any Restricted Stock award, Cash Award or Performance Award may be assigned, transferred or alienated, in whole or in part, either directly or by operation of law (except, with respect to awards other than Incentive Options, pursuant to a qualified domestic relations order within the meaning of Section 414(p) of the Code or a similar domestic relations order under applicable foreign law), and no such right or interest shall be liable for or subject to any debt, obligation or liability of such Optionee or awardee.

(r) Any provision of this Plan to the contrary notwithstanding, any provision in this Plan setting forth a requirement for delivery of a written notice, agreement, consent, acknowledgement, or other documentation in writing, including a written signature, may be satisfied by electronic delivery of such notice, agreement, consent, acknowledgment, or other documentation, in a manner that the Committee has prescribed or that is otherwise acceptable to the Committee, provided that evidence of the intended recipient’s receipt of the electronic delivery is available to the Committee and that such delivery is not prohibited by applicable laws and regulations.

Section 22. UK Sub-Plan

Any provision of this Plan to the contrary notwithstanding, the Committee may grant to the employees of the Company or one of its Affiliates whose compensation from the Company or such Affiliate is subject to taxation under the laws of the United Kingdom Options which (i) will terminate one year after the Optionee’s death, (ii) cannot be transferred to a permitted transferee pursuant to the provisions of Section 10, (iii) cannot be exercised using a means of payment other than cash or a certified check or cashier’s check, and (iv) will not be adjusted pursuant to Section 17 without the approval of the Board of Inland Revenue of the United Kingdom.

IN WITNESS WHEREOF, this amendment and restatement of the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan has been executed by the Company on this   day of          , 2011, to be effective as provided in Section 18 above.

NOBLE ENERGY, INC.

By:
Title:

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote “FOR” Items 1 (all nominees), 2, 3 and 5, and ONE YEAR with respect to Item 4. 1. Election of directors: FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 01 Jeffrey L. Berenson 06 Eric P. Grubman 02 Michael A. Cawley 07 Kirby L. Hedrick Please fold here — Do not separate 03 Edward F. Cox 08 Scott D. Urban 04 Charles D. Davidson 09 William T. Van Kleef 05 Thomas J. Edelman 2. To ratify the appointment of KPMG LLP as the Company’s independent auditor. ?For ?Against ?Abstain 3. To approve the compensation of the Company’s named executive officers. ?For ?Against ?Abstain 4. To determine whether a stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two ?1YR ?2YR ?3YR ?Abstain or three years. 5. To approve the amendment and restatement of the Company’s 1992 Stock Option and Restricted Stock Plan to increase the number of shares of ?For ?Against ?Abstain common stock authorized for issuance under the plan from 24,000,000 to 31,000,000 and modify certain plan provisions. 6. In their discretion, the proxies are authorized to vote upon such other business or matters as may properly come before the meeting and any adjournment or postponement thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 (ALL NOMINEES), 2, 3 AND 5, AND ONE YEAR WITH RESPECT TO ITEM 4. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

NOBLE ENERGY, INC. ANNUAL MEETING OF STOCKHOLDERS April 26, 2011 9:30 a.m. Central Time The Woodlands Waterway Marriott Hotel & Convention Center 1601 Lake Robbins Drive The Woodlands, Texas 77380 Noble Energy, Inc. 100 Glenborough Drive, Suite 100 Houston, Texas 77067-3610 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 26, 2011. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1 (all nominees), 2, 3 and 5, and ONE YEAR with respect to Item 4. By signing the proxy, you revoke all prior proxies and appoint Charles D. Davidson and Kenneth M. Fisher, and each of them, with full power of substitution to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment or postponement thereof. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET PHONE MAIL www.eproxy.com/nbl 1-800-560-1965 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 12:00 noon (CT) on vote your proxy until 12:00 noon (CT) postage-paid envelope provided. April 25, 2011. on April 25, 2011. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. 111391